UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.__)
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
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☐	Soliciting Material under 240.14a-12
LIGAND PHARMACEUTICALS INCORPORATED
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MEETING DATE	Friday, June 10, 2022
TIME	8:30 a.m. (Pacific Time)
VIRTUAL MEETING LINK	www.meetnow.global/MZWGY79
RECORD DATE	April 11, 2022

Dear Stockholder:

The annual meeting of stockholders of Ligand Pharmaceuticals Incorporated (“Ligand” or the “Company”) will be held on June 10, 2022 at 8:30 a.m. Pacific time. You will be able to attend and participate in the annual meeting online, vote your shares electronically and submit your questions during the meeting by visiting: www.meetnow.global/MZWGY79 on the meeting date and at the time described in the accompanying proxy statement. There is no physical location for the annual meeting. The annual meeting will be held for the following purposes:

1.    To elect a board of directors for the forthcoming year. Our board of directors has nominated the following ten persons, each to serve for a one year term to expire at the 2023 annual meeting of stockholders: Jason Aryeh, Sarah Boyce, Jennifer Cochran, Todd Davis, Nancy Gray, John Higgins, John Kozarich, John LaMattina, Sunil Patel and Stephen Sabba.
2.    To ratify the selection of Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending December 31, 2022.
3.    To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (the “SEC”).
4.    To approve an amendment and restatement of the Company’s 2002 Stock Incentive Plan.
5.    To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

Stockholders of record at the close of business on April 11, 2022 will be entitled to vote at the annual meeting. We have elected to use the internet as our primary means of providing our proxy materials to stockholders. Most stockholders will receive only a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and annual report, and for voting via the internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose.

Our stock transfer books will remain open between the record date, April 11, 2022, and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at our offices and at the meeting. Whether or not you plan to participate in the virtual annual meeting via live webcast, please vote by internet or telephone as described in the enclosed proxy materials or, if you request that the proxy materials be mailed to you, by signing, dating and returning the proxy card enclosed with those materials. If you attend the virtual annual meeting and vote at the meeting through the virtual annual meeting portal, your proxy will be revoked automatically and only your vote at the annual meeting will be counted. The prompt return of your proxy will assist us in preparing for the annual meeting.

This proxy statement and our annual report are available electronically at www.envisionreports.com/LGND.

By Order of the Board of Directors,

/s/ CHARLES S. BERKMAN
Charles S. Berkman Senior Vice President, General Counsel & Secretary
San Diego, California
April 22, 2022

PROXY STATEMENT SUMMARY
BUSINESS HIGHLIGHTS
2021 was our best year ever in terms of top line performance. Revenues of $277 million were driven by robust Captisol sales, along with strong growth in both royalties and contract payments. Record revenues produced significant earnings and cash flow and we are pleased to see a substantial number of late-stage and commercial events highlighting the progress by our partners. As a life science technology company, we are built upon several diverse technology platforms to serve our large portfolio of partners and customers. Our focus is to develop or acquire technologies that help pharmaceutical companies discover and develop medicines. The business today is at a special inflection point. We have more partners, more programs under development and more diversity to our business than ever before, as well as tremendous financial momentum. It is from this position of strength and knowing the needs of the business and how to keep driving success that motivates us to split the company into two businesses as we initially announced in November 2021.

We have a very talented leadership team, a highly engaged, experienced board of directors, and a dedicated team of scientists driving the business. In parallel with our business success, we are a team that cares about our communities and the environment. We are dedicated to social equality and have implemented measures to help elevate our voice on this important topic. And we are implementing measures to reduce our carbon footprint and minimize consumables and other factors of production in running our technology. What we do matters. We are contributing to the advancement of some vitally important medicines to advance human health.

Our core business model at Ligand is built around technology licensing, coupled with a sharing in the success of our partners through royalties. We are now at the point where we anticipate significant top line growth by existing and new royalty streams that should fuel superior bottom line results and cash flow, as we manage a lean operating structure. At the same time, progress and success with our OmniAb antibody platform has far exceeded our expectations. OmniAb is now a substantial established technology leader in antibody discovery, with a strong and well-earned reputation within the industry.

On March 23, 2022, we announced the signing of a definitive merger agreement with Avista Public Acquisition Corp. II (“APAC”), a publicly traded special purpose acquisition company, providing for the spin-off of our OmniAb antibody discovery business, immediately followed by a merger with a newly formed subsidiary of APAC. Immediately prior to the closing of the transaction, Ligand intends to distribute 100% of its ownership of OmniAb to Ligand shareholders in a tax-free distribution. The transaction is expected to close in the second half of 2022.

While we are pursuing the spin out of the OmniAb antibody business from a position of strength it's equally clear the remaining company has never been better positioned to thrive, given our product roster, revenue diversity and portfolio. We had a well-timed major acquisition of Pfenex and we have seen a steady flow of partner data readouts and product approvals. The culmination of these developments positions post-spin Ligand to have a highly diverse set of assets and programs to drive financial growth. We look forward to serving our partners customers and investors under two separate companies.

PARTNERED PIPELINE

BROAD PORTFOLIO WITH OVER 140 DIFFERENT PARTNERS

PELICAN™
P. fluorescens expression technology
PROPRIETARY COMPOUNDS
CAPTISOL®
OmniAb®
Discovery
Preclinical
Phase 1
Phase 2
Phase 3
Registration
Approved
Approved
Registration
Phase 3
Phase 2
Phase 1
Preclinical
Discovery

The summary below highlights certain information that may be found elsewhere in this proxy statement. We encourage you to read the entire proxy statement before casting your vote.

OUR BOARD’S VOTING RECOMMENDATIONS

Item	Description of Proposal	Recommendation	Page
1	Election of directors	FOR	14
2	Ratification of independent registered public accounting firm	FOR	22
3	Approval of compensation of named executive officers	FOR	26
4	Approval of the amended and restated Ligand Pharmaceuticals Incorporated 2002 Stock Incentive Plan	FOR	27

DIRECTOR NOMINEES

Please find a list of director nominees to our Board of Directors (the “Board”) below. We maintain a diverse Board, which represents a wide range of experience and perspectives important to enhance the Board's effectiveness in fulfilling its oversight role. Additional information for each nominee can be found under “Proposal 1: Election of Directors”.

Name	Age*	Director Since	Professional Background
John W. Kozarich, Ph.D. (N)	72	2003	Interim CEO of Curza Global, LLC Former Vice President for Merck Research Laboratories
John L. Higgins	52	2007	Chief Executive Officer of Ligand Pharmaceuticals Incorporated
Jason M. Aryeh (HC)(N)	53	2006	Founder and Managing General Partner of JALAA Equities, LP
Sarah Boyce(HC)	50	2019	President and CEO of Avidity Biosciences, Inc.
Jennifer Cochran, Ph.D	50	2021	Shriram Chair of the Department of Bioengineering at Stanford University
Todd C. Davis(HC)	61	2007	Founder and Managing Partner of RoyaltyRx Capital
Nancy R. Gray, Ph.D.(A)(N)	62	2017	President and CEO of Gordon Research Conferences
John L. LaMattina, Ph.D.(HC)	72	2011	Senior Partner at PureTech Ventures Former President for Pfizer Global R&D
Sunil Patel(A)	50	2010	Former Executive Vice President and Chief Financial Officer for OncoMed Pharmaceuticals
Stephen L. Sabba, M.D.(A)(N)	62	2008	Leading Health Care Analyst and Portfolio Manager for Knott Partners, L.P.
*      As of April 11, 2022
(A) Member of the audit committee
(HC) Member of the human capital management and compensation committee
(N) Member of the nominating and corporate governance committee

CURRENT BOARD COMPOSITION

The following Board Diversity Matrix presents our Board diversity statistics in accordance with Nasdaq Rule 5606, as self-disclosed by our directors.

Board Diversity Matrix (As of April 22, 2022)
Total Number of Directors	10
	Female	Male
Part I: Gender Identity
Directors	3	7
Part II: Demographic Background
Asian	0	2
White	3	5

2021 ESG HIGHLIGHTS

We aim to deliver long-term sustainable value to our stakeholders by promoting a diverse, inclusive and supportive culture; inspiring innovation; and fostering trust throughout our organization and within the communities we serve. Our corporate sustainability program continually identifies, assesses and manages the environmental, social and governance (ESG) factors that are relevant to our long-term performance. Our sustainability program takes into account the interests of our key stakeholders including employees, partners, our communities and our shareholders.

Our ESG priorities include energy and resource efficiency, employee and board diversity, workplace health and safety, waste management, human capital management, leadership with vendors and partners on environmental goals, business ethics and compliance, and data privacy and protection.

Our board of directors reviews and assesses our ESG programs to ensure we are meeting our commitments to all of our stakeholders.  In addition, our directors have committed themselves to various environmental and social diversity initiatives such as founding a non-profit conservation company, volunteering on boards of multiple non-profit organizations dedicated to social equality and meeting the needs of members of underrepresented groups, as well as sponsoring programs focused on identifying and providing high-value R&D jobs for women and people in underrepresented communities. See www.ligand.com for information about our ESG initiatives. Selected aspects of our program are discussed below.

Focus Areas	Description
Environmental
During 2021, we finalized our Environmental Health and Safety (EHS) policy, initiated a major analysis to fund a solar energy investment at one of our R&D sites, implemented other green initiatives that reduce our overall carbon footprint, reduce water requirements in our contractor’s manufacturing processes, minimized packaging to reduce waste and fuel for shipping, implemented employee programs to educate and provide incentives for conservation, established recycling and disposal programs for corporate and laboratory materials and electronic waste, and began a program installing low-voltage lighting. We also donated surplus equipment and materials obtained through our acquisitions to institutions of higher education and finalized safety programs. In addition, we hold regular safety meetings and inspections to minimize risks associated with our R&D work. Under the leadership of the Ligand Environmental Action Force (LEAF), a committee of employee volunteers with representatives at all of operating sites that manages corporate conservation initiatives and promotes awareness and involvement in environmental and conservation programs, we have made donations to nonprofit organizations focused on environmental protection.

Social
As a growing organization, we have active employee recruiting and our priority is to hire the best and pursue a racially and gender diverse organization built on inclusion and trust. We work with minority organizations for outreach to identify qualified candidates. Our recent efforts include:
•finalizing our Global Labor and Human Rights policy;
•adding three female directors to our board over the past few years;
•providing our employees work equipment in a safe and ergonomic manner;
•providing our laboratory workers all necessary personal protective equipment;
•encouraging our employees to be charitable and to support local, national, and international 501(c)(3) organizations by providing a company match to employee charitable cash contributions; and
•supporting employee involvement in local community service, conservation, and social justice programs by offering paid time off.

Under the leadership of the Alliance for Social Equality (ASE), a committee of employee volunteers with representatives at all of operating sites to promote education, awareness and involvement in social equality and diversity, we have made donations to nonprofit organizations that protect underserved communities in the United States.

Governance	ESG matters are managed and monitored by senior management throughout the year and our board of directors exercise oversight over ESG matters. We have an Extended Leadership Team that periodically discusses and review workforce diversity and inclusion. We have also reviewed and provided additional employee training on cybersecurity policies, and conducted risk assessment of the COVID-19 pandemic and of the changes as a result of working remotely due to the COVID-19 pandemic. We updated the charter and mission of our board of directors’ compensation committee to meet a broader mandate to oversee human capital management. We created a new privacy incidence hotline to allow anyone to anonymously report concerns or report to the board of directors any violations of laws, the code of conduct or other company policies. We also engaged ESG consultants to assist with policy review.

2021 EXECUTIVE COMPENSATION HIGHLIGHTS

We endeavor to maintain sound executive compensation policies and practices consistent with our executive compensation philosophy. The following table highlights some of our executive compensation policies and practices, which are structured to drive performance and align our executives’ interests with our shareholders’ long-term interests. For more detailed information, please see the discussion under “Compensation Discussion and Analysis—Our Executive Compensation Practices.”

What We Do
Pay for Performance	✓	A substantial portion of our executives’ total direct compensation is performance-based or “at risk.”
Balanced Mix of Pay Components	✓	Target compensation is not overly weighted toward annual cash compensation and balances cash and long-term equity awards to align with our short- and long-term goals.
Annual Say-on-Pay Vote	✓	We seek an annual non-binding advisory vote from our stockholders to approve our executive compensation programs.
Independent Compensation Consultant	✓	The human capital management and compensation committee retains an independent compensation consultant.
Annual Peer Group Analysis	✓	The human capital management and compensation committee reviews external market data when making compensation decisions and annually reviews our peer group with its independent compensation consultant.
Annual Compensation Risk Assessment	✓	Each year we perform an assessment of any risks that could result from our compensation plans and programs.
Double-Trigger Change in Control Benefits	✓	We require a double-trigger (or both a change in control and termination of an executive’s employment) before vesting of equity awards is accelerated.
Limited Perquisites	✓	We provide our named executive officers with perquisites on a limited basis.
What We Do Not Do
No Employment Agreements	✗	We do not provide our executive officers with employment agreements
No Tax Gross-Ups	✗	We do not provide tax gross ups to our executives for “excess parachute payments.”
No Stock Option Repricing	✗	We prohibit option repricing without stockholder approval.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?
At our annual meeting, stockholders will act on the items outlined in the notice of meeting that is attached to this proxy statement. These include the election of directors, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm and the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement and the approval of an amendment and restatement of the Company’s 2002 Stock Incentive Plan.

How can I attend the annual meeting?
The annual meeting will be conducted virtually via live webcast. You are entitled to participate in the annual meeting only if you were a stockholder of the Company as of the close of business on April 11, 2022, or if you hold a valid proxy for the annual meeting. No physical meeting will be held.

You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetnow.global/MZWGY79. You also will be able to vote your shares online by attending the annual meeting by webcast. Questions and answers may be grouped by topic and substantially similar questions may be grouped and answered once. In order to promote fairness, efficient use of time and in order to ensure all stockholders are responded to, we will respond to up to two questions from a single stockholder.

To participate in the Annual Meeting, you will need to review the information included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.

If you hold your shares through an intermediary, such as a bank or broker, and wish to attend the annual meeting, you must register in advance using the instructions below.

The online meeting will begin promptly at 8:30 a.m., Pacific time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

How do I register to attend the annual meeting virtually on the internet?
If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the virtual annual meeting. Please follow the instructions on the Notice of Internet Availability of Proxy Materials or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, commonly known as holding shares in “street name,” you must register in advance to attend the virtual annual meeting. To register to attend the annual meeting you must submit proof of your proxy power (legal proxy) reflecting your ownership of shares of Ligand common stock along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 2:00 p.m., Pacific time, on June 7, 2022. Contact your bank or broker to obtain the legal proxy to provide to Computershare.

You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Requests for registration should be directed to our transfer agent Computershare at the following:
•By email - Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com
•By mail – Computershare
 Ligand Pharmaceuticals Incorporated Legal Proxy
 P.O. Box 43001
 Providence, RI 02940-3001

What if I have trouble accessing the Annual Meeting virtually?	The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it or you may call 1-888-724-2416.

Who can vote at the meeting?	Only stockholders of record as of the close of business on the Record Date are entitled to vote the shares of stock they held on that date. Stockholders may vote by attending the annual meeting or by proxy (see “How can I attend the annual meeting” above and “How do I vote by proxy?” below). Each holder of shares of common stock is entitled to one vote for each share of stock held on the proposals presented in this proxy statement. Our amended and restated bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person (including as a participant in the virtual annual meeting) or represented by proxy, will be a quorum for the transaction of business at the meeting.

How many votes do I have?	Each share of our common stock that you own as of April 11, 2022 entitles you to one vote. The Notice of Internet Availability of Proxy Materials that is sent to you, or the proxy card or voting instruction form that is included in the proxy materials mailed to you if you have requested delivery by mail, will show the number of shares that you are entitled to vote.

What is a “broker non-vote”?	A broker non-vote occurs when a broker holding shares for a beneficial owner, commonly known as holding shares in “street name,” does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

How are votes counted?
Directors will be elected by a favorable vote of a plurality of the aggregate votes present, as an attendee to the live webcast or by proxy, at the annual meeting. Accordingly, abstentions will not affect the outcome of the election of candidates for director. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items, such as the election of directors, the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement and any stockholder proposals. Thus, if the beneficial owner does not give a broker specific instructions, the beneficially owned shares may not be voted on this proposal and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

The proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 requires the affirmative vote of a majority of the aggregate votes present, as an attendee to the live webcast or by proxy, and entitled to vote at the annual meeting. Abstentions will have the same effect as a vote against this proposal. However, ratification of the selection of Ernst & Young LLP is considered a routine matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal.

Approval of the non-binding advisory resolution on our executive compensation requires the affirmative vote of a majority of the aggregate votes present, as an attendee to the live webcast or by proxy, and entitled to vote at the annual meeting. Abstentions will have the same effect as a vote against this proposal. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on the resolution to approve the compensation of our named executive officers. As a result, broker non-votes will have no effect on the outcome of the vote.

The proposal to approve the amendment and restatement of our 2002 Stock Incentive Plan requires the affirmative vote of a majority of the aggregate votes present, as an attendee to the live webcast or by proxy, and entitled to vote at the annual meeting. Abstentions will have the same effect as a vote against this proposal. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on the resolution to approve the compensation of our named executive officers. As a result, broker non votes will have no effect on the outcome of the vote.

All votes will be counted by an inspector of elections appointed for the meeting. The inspector will count separately “yes” votes, “no” votes, abstentions and broker non-votes. Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Voting results will be tabulated and certified by our mailing and tabulating agent, Computershare.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?	Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders who have not previously requested the receipt of paper proxy materials advising them that they can access this proxy statement, the 2021 annual report and voting instructions over the internet at http://www.envisionreports.com/LGND, by calling toll-free (866) 641-4276, or by sending an e-mail to investorvote@computershare.com with “Proxy Materials Ligand Pharmaceuticals Incorporated” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. There is no charge for you requesting a copy. Please make your request for a copy on or before May 31, 2022 to facilitate timely delivery. In addition, stockholders may request to receive proxy materials electronically by email or in printed form by mail on an ongoing basis. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Our proxy statement and related materials are first being made available to our shareholders on or about April 22, 2022. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact of the annual meeting.

How do I vote by proxy?	Record Holders
If you are a stockholder of record on the Record Date, you may vote in one of the following four ways:
:
By the internet. You may go to www.envisionreports.com/LGND 24 hours a day, 7 days a week, and follow the instructions. You will need the 15-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. The internet voting system allows you to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT, on June 9, 2022.

'
By telephone. On a touch-tone telephone, you may call toll-free 1-800-652-8683, 24 hours a day, 7 days a week, and follow the instructions. You will need the 15 digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. As with internet voting, you will be able to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT, on June 9, 2022.

.
By mail. If you are a stockholder of record, and you elect to receive your proxy materials by mail, you may vote by proxy by marking, dating, and signing your proxy card exactly as your name appears on the card and returning it by mail in the postage-paid envelope that will be provided to you. You should mail the proxy card form in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card or voting instruction form if you are voting over the internet or by telephone.

:
At the annual meeting. You may vote your shares at the virtual annual meeting by the internet if you attend via live webcast. See “How can I attend the annual meeting?” and “How do I register to attend the annual meeting virtually on the internet?” above for additional details.

Even if you plan to attend the annual meeting, we encourage you to vote over the internet or by telephone prior to the meeting. It is fast and convenient, and votes are recorded and confirmed immediately.
Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote during the annual meeting, you must obtain a valid proxy from your broker, bank or other agent and register with Computershare no later than 2:00 p.m., Pacific time, on June 7, 2022. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form. See “How do I register to attend the annual meeting virtually on the internet” above for additional details on how to register with Computershare.

May I revoke my proxy?	If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy by sending in another signed proxy with a later date, by notifying our corporate secretary, Charles S. Berkman, in writing before the annual meeting that you have revoked your proxy, or by attending the annual meeting and voting during the meeting.
What is the quorum requirement?	A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued, outstanding and entitled to vote are present via live webcast or represented by proxy at the annual meeting. On the Record Date, there were 16,861,339 shares outstanding and entitled to vote. Accordingly, 8,430,670 shares must be represented by stockholders present at the annual meeting or by proxy to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the annual meeting or a majority in voting power of the stockholders entitled to vote at the annual meeting, present in person (as an attendee to the live webcast) or represented by proxy, may adjourn the annual meeting to another time or place.
I share an address with another stockholder, and we received only one paper copy of the proxy materials and annual report. How may I obtain an additional copy of these materials?
The rules of the SEC permit us, under certain circumstances, to send a single set of the Notice of Internet Availability of Proxy Materials, proxy materials, and annual reports to any household at which two or more stockholders reside. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses.

In order to take advantage of this opportunity, we have delivered only one Notice of Internet Availability of Proxy Materials or, if you previously requested to receive paper proxy materials by mail, one proxy statement and annual report to stockholders who share an address (unless we received contrary instructions from the affected stockholders prior to the mailing date). We will mail a separate copy of any of these documents, if requested. Requests for separate copies of any of these documents, either now or in the future, as well as requests for single copies in the future by stockholders who share an address and are currently receiving multiple copies, can be made by stockholders of record by contacting our corporate secretary at Ligand Pharmaceuticals Incorporated, 5980 Horton Street, Suite 405, Emeryville, CA 94608, or by telephone at (858) 550-7500. Such requests by street name holders should be made through their bank, broker or other holder of record.

How can I find out the results of the voting at the annual meeting?	Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

Proposal no. 1
ELECTION OF DIRECTORS

The persons named below have been nominated by our board of directors to serve as directors of our company until the next annual meeting of stockholders and until their successors have been elected and qualified. The ten candidates receiving the highest number of affirmative votes of the shares entitled to vote at the annual meeting will be elected directors of our company. As of the date of this proxy statement, our board of directors is not aware of any nominee who is unable to or will decline to serve as a director. If, however, any of those named are unable to serve at the time of the annual meeting, the proxyholders may exercise discretionary authority to vote for substitutes.

BUSINESS EXPERIENCE OF DIRECTOR NOMINEES

Jason M. Aryeh has served as a member of our board of directors since September 2006. Mr. Aryeh has more than twenty years of equity investment experience focused on the life sciences industry. He is the Founder and Managing General Partner of JALAA Equities, LP, a private investment fund focused on the biotechnology and medical device sectors. He has served in such capacity since 1997. Mr. Aryeh currently serves on the board of directors of Anebulo Pharmaceuticals, a publicly-traded biotechnology company as well as on the boards of directors of Orchestra BioMed, and Cytovia Therapeutics, privately-held life sciences companies. Since 2006, Mr. Aryeh has served as chairman of the board, on the board of directors or as a consultant to many public and private life sciences companies and charitable foundations, including the Cystic Fibrosis Foundation’s Therapeutics Board. Mr. Aryeh also serves as chairman of the board of directors of Rio Grande Renewables, LLC, a renewable energy company he co-founded in 2009. Mr. Aryeh earned a B.A. in economics, with honors, from Colgate University, and is a member of the Omnicron Delta Epsilon Honor Society in economics. Mr. Aryeh’s experience in capital markets, including his service as managing general partner of a hedge fund focused on the life sciences sector, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Sarah Boyce has served as a member of our board of directors since October 2019. Since October 2019, Ms. Boyce has served as President and Chief Executive Officer of Avidity Biosciences, Inc., a publicly-traded biotechnology company. Prior to joining Avidity, she served as a Director and President of Akcea Therapeutics, a publicly-traded biopharmaceutical company focused on serious and rare diseases, from April 2018 through September 2019. Ms. Boyce served as Chief Business Officer at Ionis Pharmaceuticals from January 2015 to April 2018, where she was responsible for business development, alliance management, patient advocacy and investor relations. Prior to Ionis, she served as Vice President, Head of International Business Strategy and Operations at Forest Laboratories, Inc. Ms. Boyce held various positions with Alexion Pharmaceuticals Inc., Novartis Group AG, Bayer AG and F. Hoffmann-La Roche AG. Ms. Boyce also currently serves on the Board of Directors of Berkeley Lights Inc., a publicly-held biopharmaceutical company. Ms. Boyce received a B.S. degree in microbiology from the University of Manchester, England. Ms. Boyce’s executive experience in the biopharmaceutical industry and knowledge of our business contributed to our board of directors’ conclusion that she should serve as a director of our company.

Jennifer Cochran, Ph.D. has served on our board of directors of since July 2021. Dr. Cochran has served in numerous roles at Stanford University since 2005, where she is currently a Professor of Bioengineering and (by courtesy) of Chemical Engineering (appointed to the faculty as an Assistant Professor in January 2005, promoted to Professor in 2018), and the Shriram Chair of Bioengineering, a position she has held since September 2017. Dr. Cochran also serves as the Chief Scientific Advisor to Red Tree Venture Capital, a life-sciences-focused investment fund, since she co-founded it in August 2020. Dr. Cochran was also the Chief Scientist of Lagunita Biosciences, a healthcare investment company and incubator, from October 2015 to April 2020. Prior to Stanford, she held several research positions at the Massachusetts Institute of Technology, most recently as a Postdoctoral Fellow. Dr. Cochran currently serves on the Boards of Directors of privately-held biotechnology companies Virsti Therapeutics, Inc., Revel Pharmaceuticals, Trapeze Therapeutics, Inc. and Syndeo Therapeutics. She has also served on the Boards of Directors of privately-held biotechnology companies Nodus Therapeutics, Inc. and Combangio, Inc., as well as xCella Biosciences until its acquisition by Ligand in 2020. Dr. Cochran received a B.S. degree in biochemistry from the University of Delaware and a Ph.D. in biological chemistry from the Massachusetts Institute of Technology. Dr. Cochran’s extensive bioengineering background and knowledge of the biopharmaceutical industry contributed to our board of directors’ conclusion that she should serve as a director of our company.

Todd C. Davis has served as a member of our board of directors since March 2007. He is the Founder and Managing Partner of RoyaltyRx Capital, a special opportunities investment firm founded in 2018. From 2006 until 2018, Mr. Davis was a Founder & Managing Partner of Cowen/HealthCare Royalty Partners, a global healthcare investment firm. He has almost thirty years of experience in both operations and investing in the biopharmaceutical and life science industries. Mr. Davis has been involved in over $3 billion in healthcare financings including growth equity, public equity turnarounds, structured debt and royalty acquisitions. He has also led, structured and closed over 40 additional intellectual property licenses, as well as hybrid royalty-debt deals. Previously, Mr. Davis was a partner at Paul Capital Partners, where he co-managed that firm’s royalty investments as a member of the Royalty Management Committee. He also served as a partner responsible for biopharmaceutical growth equity investments at Apax Partners. Mr. Davis began his business career in sales at Abbott Laboratories where he held several commercial roles of increasing responsibility. He subsequently held general management, business development, and licensing roles at Elan Pharmaceuticals. Mr. Davis is a navy veteran and holds a B.S. from the U.S. Naval Academy and an M.B.A. from Harvard University. He currently serves on the board of Palvella Therapeutics Inc., a privately-held biopharmaceutical company, ViroCell Biologics, a privately-held contract development and manufacturing organization, and Vaxart, Inc., a publicly-traded specialty pharmaceutical company. He is also a former board member of the Harvard Business School Healthcare Alumni Association. Mr. Davis’ financial and accounting expertise and his service as a director of public and private companies contributed to our board of directors’ conclusion that he should serve as a director of our company.

Nancy R. Gray, Ph.D. has served as a member of our board of directors since of August 2017. Dr. Gray has acted as the President and CEO of Gordon Research Conferences (GRC), a non-profit organization focused on organizing international scientific conferences, since 2003. In her capacity as CEO of the GRC, she is dedicated to social equality initiatives such as managing a diversity initiative that supports the attendance of over 250 U.S. underrepresented minority scientists at GRC each year and working with HBCUs (historically black colleges and universities) to recruit minority undergraduate students for summer internships at GRC. Dr. Gray currently serves on the board of Slater Technology Fund, an evergreen not-for-profit fund dedicated to supporting new venture development in Rhode Island. From December 1997 until August 2003 she served as the Director of Membership for the American Chemical Society. Prior to that, Dr. Gray worked as a Senior Research Scientist at Exxon/Mobil Research and Engineering, a subsidiary of Exxon Mobil Corporation focused on researching oil and gas. Dr. Gray is a Fellow of the Royal Society of Chemistry, a Fellow of the American Association for the Advancement of Science and a member of the American Chemical Society. She was a Research Fellow at the Foundation on Matter Institute for Atomic and Molecular Physics in Amsterdam, and completed the Harvard Executive Education Finance for Senior Executives program. She also has authored or co-authored numerous scientific articles. Dr. Gray received her B.S. in Chemistry from the University of Notre Dame in 1981 and her Ph.D. in Fuel Science from The Pennsylvania State University in 1985. Dr. Gray’s scientific background and knowledge of the biotechnology industry contributed to our board of directors’ conclusion that she should serve as a director of our company.

John L. Higgins is our Chief Executive Officer, a position he has held since January 2007 and he has been a member of our board of directors since March 2007. Prior to joining our company, Mr. Higgins served as Chief Financial Officer at Connetics Corporation, a specialty pharmaceutical company, since 1997, and also served as Executive Vice President, Finance and Administration and Corporate Development at Connetics until its acquisition by Stiefel Laboratories, Inc. in December 2006. Before joining Connetics, he was a member of the executive management team at BioCryst Pharmaceuticals. Prior to BioCryst, Mr. Higgins was a member of the healthcare banking team of Dillon, Read & Co. Inc., an investment banking firm. Mr. Higgins serves on the board, audit committee and nominations & governance committee of Bio-Techne Corporation, a publicly-traded life sciences services. Mr. Higgins has served as a director on numerous public and private companies. He also serves as the chairperson of the board of trustees of Academy of Whole Learning, a non-profit organization dedicated to providing educational and therapy services to children of underrepresented communities. He graduated Magna Cum Laude from Colgate University with an A.B. in economics. Mr. Higgins’ executive experience operating and managing public biotechnology companies, his prior service on other company boards and his financial transaction experience as an investment banker in the biopharmaceutical industry contributed to our board of directors’ conclusion that he should serve as a director of our company.

John W. Kozarich, Ph.D., has served as a member of our board since March 2003. Since November 2021, Dr. Kozarich has served as interim Chief Executive Officer of Nucorion Pharmaceuticals, a biopharmaceutical company that Ligand co-founded. Since November 2019, Dr. Kozarich has served as interim Chief Executive Officer of Curza Global, LLC, a biopharmaceutical company, where he has served as a member of the board of directors since February 2019. Dr. Kozarich also serves as Distinguished Scientist Emeritus of ActivX Biosciences, Inc., and previously served as ActivX’s Chairman and President from 2004 through March 2017. From 1992 to 2001, Dr. Kozarich was vice president at Merck Research

Laboratories and previously held professorships at the University of Maryland and Yale University School of Medicine. Dr. Kozarich is also an adjunct professor of Chemical Biology and Medicinal Chemistry at the University of Texas, Austin and serves on the board of Intec Pharma Ltd., a publicly-traded biotechnology company. Previously, Dr. Kozarich served as a director of ActivX Biosciences Inc., Corium Intl, Novelion Therapeutics and Retrophin, Inc. He is also a recipient of the Distinguished Scientist Award from the San Diego Section of the American Chemical Society. Dr. Kozarich earned his B.S. in chemistry, summa cum laude, from Boston College, his Ph.D. in biological chemistry from the Massachusetts Institute of Technology, and was an NIH Postdoctoral Fellow at Harvard. In selecting Dr. Kozarich to serve as a director, the board considered, among other things, his valuable pharmaceutical and international experience, including his service at Merck Research Laboratories, which is part of one of the world’s largest pharmaceutical companies, and his service with ActivX Biosciences, Inc., Novelion Therapeutics Inc. and Corium Intl. Our company also benefits from Dr. Kozarich’s financial and accounting experience in the pharmaceutical and biotechnology industries.

John L. LaMattina, Ph.D., has served as a member of our board since February 2011. He spent 30 years at Pfizer Inc. with his last position starting in 2004 as President, Pfizer Global R&D. Dr. LaMattina began his career at Pfizer as a medicinal chemist in 1977. During his career, he was appointed to various positions of increasing responsibility for Pfizer Central Research, including Vice President of U.S. Discovery Operations in 1993, Senior Vice President of Worldwide Discovery Operations in 1998, Senior Vice President of Worldwide Development in 1999. Dr. LaMattina graduated with cum laude honors from Boston College with a B.S. in Chemistry. He received a Ph.D. from the University of New Hampshire in Organic Chemistry and subsequently was at Princeton University in the National Institutes of Health Postdoctoral Fellowship program. Dr. LaMattina is currently a senior advisor and board member at PureTech Health and serves on the boards of directors of Immunome, Inc., a publicly-traded biopharmaceutical company, and several privately-held biopharmaceutical companies. From 2013 until May 2020, Dr. LaMattina served on the board of directors of Zafgen, Inc., a publicly-traded biotechnology company, until its acquisition by Chondrial Therapeutics, Inc. and subsequent name change to Larimar Therapeutics, Inc. Dr. LaMattina also serves on the scientific advisory board of Frequency Therapeutics, a publicly-trade biotechnology company. Dr. LaMattina is a contributing writer to Forbes magazine. Dr. LaMattina’s scientific and strategic knowledge of the biopharmaceutical industry and his directorship of public and private biopharmaceutical companies contributed to our board of directors’ conclusion that he should serve as a director of our company.

Sunil Patel has served as a member of our board of directors since October 2010. He has more than 20 years of senior management and R&D experience in the biotechnology industry. Mr. Patel has worked as an independent consultant to biotechnology companies advising on strategy and corporate development initiatives since March 2018. From 2009 to March 2018, Mr. Patel served in executive roles of increasing responsibility at OncoMed Pharmaceuticals, a publicly-traded biotechnology company, most recently as Executive Vice President and Chief Financial Officer. Mr. Patel has held senior management positions in corporate development, marketing, and strategy with BiPar Sciences, Allos Therapeutics, Connetics, Abgenix and Gilead Sciences. Mr. Patel also worked at McKinsey & Company serving biotechnology and pharmaceutical clients and has held scientific research positions at ZymoGenetics and ProCyte. Mr. Patel received his undergraduate degree in Chemistry at the University of California, Berkeley, and master’s degree in Molecular Bioengineering/Biotechnology at the University of Washington. Mr. Patel executive and corporate development experience in the biopharmaceutical industry, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Stephen L. Sabba, M.D., has served as a member of our board of directors since August 2008. Dr. Sabba has been a leading Bio/Pharma Analyst and Fund Manager for Knott Partners, L.P., an investment fund company, since November 2006. Previously he was a Partner and Director of Research with Kilkenny Capital Management, a Chicago-based Health Care hedge fund. Prior to that, Dr. Sabba was Director of Research at Sturza’s Medical Research, and previously was a gastroenterologist and internist in private practice at Phelps Hospital in North Tarrytown, New York. He received his M.D. from the New York University School of Medicine, and completed a residency in internal medicine and a fellowship in gastroenterology at the Veterans Administration Medical Center in New York City. He earned a B.S. with honors at Cornell University. Dr. Sabba served as a member of the board of the directors for Novelion Therapeutics Inc., a leading Canadian biotech company from June 2012 to January 2020. Dr. Sabba’s experience in accounting and capital markets and deep knowledge of the biopharmaceutical industry, including his background as a medical doctor, contributed to our board of directors’ conclusion that he should serve as a director of our company.

DIRECTOR INDEPENDENCE

Our board of directors has determined that, with the exception of Mr. Higgins, each of the directors is an independent director under the Nasdaq Global Market listing standards. The independent directors have two or more regularly scheduled executive sessions per year at which only the independent directors are present.

BOARD MEETINGS AND COMMITTEES

Our board of directors held one in-person meeting and nine telephonic meetings, and acted by unanimous written consent two times during the year ended December 31, 2021. During such year, each incumbent director attended all of the meetings of our board of directors and of each the committees on which he or she served which were held during the periods in which he or she served. We do not have a policy regarding attendance of the directors at the annual meeting. At our 2021 annual meeting of stockholders, one of our then-current directors was in attendance.

Our board of directors has an audit committee, a nominating and corporate governance committee and a human capital management and compensation committee. Each committee is described below. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found in the “Investors—Governance” section of our website at www.ligand.com. Our board of directors has determined that each member of these committees meets the applicable rules and regulations regarding independence and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to our company.

Audit Committee

The audit committee is primarily responsible for overseeing our accounting and financial reporting processes, auditing of financial statements, systems of internal control, and financial compliance programs. The audit committee currently consists of Dr. Gray, Mr. Patel and Dr. Sabba (chair). The audit committee held six meetings, all by telephone, during 2021. After reviewing the qualifications of all current committee members and any relationship they may have that might affect their independence from the Company, our board of directors has determined that (i) all current committee members are “independent” as defined under Section 10A of the Securities Exchange Act of 1934, as amended, (ii) all current committee members are “independent” as defined under the applicable Nasdaq Global Market listing standards, (iii) all current committee members have the ability to read and understand financial statements and (iv) Dr. Sabba qualifies as an “audit committee financial expert.” The latter determination is based on a qualitative assessment of his level of knowledge and experience based on a number of factors, including his formal education and experience.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for identifying and recommending candidates for director of our company. The nominating and corporate governance committee currently consists of Mr. Aryeh (chair) and Drs. Kozarich and Gray. Each member of the nominating and corporate governance committee is an independent director under the Nasdaq Global Market listing standards. The nominating and corporate governance committee held four meetings, all by telephone, during 2021.

The nominating and corporate governance committee considers nominees recommended by stockholders, if submitted in writing to the Secretary at our principal executive offices and accompanied by the author’s full name, current address and telephone number. The nominating and corporate governance committee has set no specific minimum qualifications for candidates it recommends, but considers each individual’s qualifications, such as high personal integrity and ethics, relevant expertise and professional experience, as a whole. The nominating and corporate governance committee and the board as a whole consider it beneficial to us to have directors with a diversity of backgrounds and skills. The nominating and corporate governance committee and the board as a whole have no formal policy with regard to the consideration of diversity in identifying director nominees. The nominating and corporate governance committee considers candidates throughout the year and makes recommendations as vacancies occur or the size of our board of directors expands. Candidates are identified from a variety of sources including recommendations by stockholders, current directors, management, and other parties. The nominating and corporate governance committee considers all such candidates in the same manner, regardless of source.

Under its charter, the nominating and corporate governance committee may retain a search firm to identify and recommend candidates but has not done so to date.

Human Capital Management and Compensation Committee

The human capital management and compensation committee has the authority to review, monitor and discuss with management the Company’s strategies, policies and practices related to human capital management within the Company’s workforce, including with respect to diversity and inclusion initiatives and programs, employee development, retention and engagement, workplace safety, corporate culture and succession planning. The committee also has the authority to review and monitor the appropriateness, effectiveness, risk mitigation effects and value creation of such strategies, policies and practices. The committee reviews and approves our compensation policies, sets executive officers’ compensation and administers our incentive plans. The human capital management and compensation committee consists of Mr. Davis (chair), Dr. LaMattina and Ms. Boyce. Each member is an independent director under the Nasdaq Global Market listing standards. The human capital management and compensation committee held four meetings, all by telephone, during 2021.

BOARD LEADERSHIP STRUCTURE

Our board of directors has nominated ten persons to serve as directors of our company until the next annual meeting of stockholders, nine of whom are independent. We separate the roles of chief executive officer and chairman of our board of directors in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for our company and the day-to-day leadership and performance of our company, while the chairman of our board of directors provides guidance to the chief executive officer and presides over meetings of the full board of directors. We believe that this separation of responsibilities provides a balanced approach to managing the board of directors and overseeing the Company.

BOARD’S ROLE IN RISK OVERSIGHT

Our board of directors is actively involved in oversight of risks that could affect our company. The board’s role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to our company, including risks associated with our operational, financial, legal and regulatory functions. The full board (or the appropriate board committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a board committee engages in a discussion related to areas of material risk to our company, the chairperson of the relevant committee reports on the discussion to the full board during the committee reports portion of the next board meeting. This enables the board and its committees to coordinate the risk oversight role.

POLICY REGARDING TRANSACTIONS IN COMPANY SECURITIES

Our insider trading policy provides that officers, directors and employees and their respective family members (including spouses, minor children or any other family members living in the same household), should ordinarily not directly or indirectly participate in transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety. Such activities would include the purchase of put or call options, or the writing of such options. In addition, put and call options and other hedging transactions are not permitted under a 10b5-1 trading plan implemented by any officer, director or employee. Aside from such prohibitions, we do not maintain any other policies regarding hedging transactions by our directors, officers and employees.

CORPORATE AND GOVERNANCE HIGHLIGHTS

Our board of directors is highly committed to policies and practices focused on environmental sustainability, positively impacting our social community and maintaining and cultivating good corporate governance. By focusing on such environmental, social and governance (ESG) policies and practices, we believe we can affect a meaningful and positive change in our community and maintain our open, collaborative corporate culture. We create a workplace where all employees are treated with dignity and respect, and individual differences are valued, all with the goal of securing the trust and satisfaction of our employees. We foster this culture through our robust learning and development program and our competitive compensation and health and benefit programs. Our culture supports inclusion, individuality and respect within the workplace. We will continue our proactive shareholder and employee engagement in 2022. See www.ligand.com for information about our ESG policies and practices.

ENVIRONMENTAL, HEALTH AND SAFETY (EHS)

We are committed to providing a safe and healthy workplace, promoting environmental excellence in our communities, and complying with all relevant regulations and industry standards. We establish and monitor programs to prevent injuries and maintain compliance with applicable regulations. By focusing on such practices, we believe we can affect a meaningful, positive change in our community and maintain a healthy and safe environment. Our animal health facility in Emeryville, California, has accreditation from Association for Assessment and Accreditation of Laboratory Animal Care International (AAALAC), a non-profit organization that promotes the humane treatment of animals in science through voluntary accreditation and assessment programs. We expect to continue our commitment to high quality standard in 2022.

COMMUNICATING WITH THE BOARD OF DIRECTORS

Stockholders may communicate with our board of directors or individual directors by mail, in care of the Secretary, at our principal executive offices. Letters are distributed to the board of directors, or to any individual director or directors as appropriate, depending on the content of the letter. However, items that are unrelated to the duties and responsibilities of the board of directors will be excluded. In addition, material that is illegal, inappropriate or similarly unsuitable will be excluded. Any letter that is filtered out under these standards, however, will be made available to any director upon request.

COMPENSATION OF DIRECTORS

Cash Compensation

Under our non-employee director compensation policy in effect during 2021, each director is eligible to receive an annual retainer of $50,000. No meeting fees are paid. In addition, the chairperson of the board will receive an additional annual retainer of $30,000. Non-employee directors also receive additional annual retainers for service on committees of the board, as provided in the table below. Directors may elect to receive their retainers in cash or vested shares of our common stock, which shares are issued under our 2002 Stock Incentive Plan, or the 2002 Plan, although none of our directors elected to do so during 2021.

Non-employee members of our board of directors are also reimbursed for expenses incurred in connection with such service.

Service	Annual Retainer (Chair)	Annual Retainer (Member)
Audit Committee	$20,000	$10,000
Human Capital Management and Compensation Committee	15,000	7,500
Nominating and Corporate Governance Committee	10,000	5,000

Equity Compensation

Pursuant to our non-employee director compensation policy, each new non-employee director receives an initial grant of stock options and restricted stock units, or RSUs, under our 2002 Plan. These initial awards are granted effective on the date on which a recipient first becomes a non-employee director of our company. In addition, effective on the date of each annual meeting of stockholders, each non-employee director receives an annual grant of stock options and RSUs under the 2002 Plan. The target values of the initial and annual awards granted pursuant to our non-employee director compensation policy are as follows:.

	Target Value of RSU Award(1)	Target Value of Option Award(2)	Total Target Value of Award
Initial Grant	$145,000	$280,000	$425,000
Annual Grant	85,000	175,000	260,000

(1) The actual number of RSUs to be awarded is calculated by dividing (a) the target grant value of the RSU award, by (b) the average closing price per share of our common stock on the Nasdaq Global Market (or such other established stock exchange or national quotation system on which the stock is quoted) for the 30-calendar day period prior to the date of grant.
(2) The actual number of options to be awarded is calculated using the Black-Scholes option pricing model (utilizing the same assumptions that we utilize in the preparation of our financial statements).

The exercise price of options granted to our directors is equal to the fair market value of our common stock on the Nasdaq Global Select Market on the effective date of grant. The initial awards vest in three equal annual installments on each of the first three anniversaries following the date of grant. The annual awards vest in full on the earlier of (1) the date of the annual meeting of our stockholders following the grant date, and (2) on the first anniversary of the date of grant. In addition, all awards will vest in full in the event of a change in control or a hostile take-over, each as defined under our 2002 Stock Incentive Plan, or the 2002 Plan. A non-employee director is able to exercise his or her stock options that were vested at the time of his or her cessation of board service until the first to occur of (1) the third anniversary of the date of his or her cessation of board service, or (2) the original expiration date of the term of such stock options.

Non-Employee Director Ownership Guidelines

Our non-employee director compensation policy contains ownership guidelines so that members of the board are required to own shares with a value of at least three times the then-current annual retainer after they have completed three years of board service. As of the date of this proxy statement, all non-employee directors were in compliance with these guidelines.

DIRECTOR COMPENSATION TABLE

The following table provides information related to the compensation of each of our non-employee directors for fiscal 2021. John Higgins, our only employee director, receives no compensation for his service as a member of the board. Mr. Higgins’ compensation is described under “Executive Compensation and Other Information” below.

Name	Cash Fees	Stock Awards(1)	Option Awards(1)	Total
Jason M. Aryeh	$60,051	$72,696	$190,060	$322,807
Sarah Boyce	57,551	72,696	190,060	320,307
Jennifer Cochran(2)	45,865	146,704	267,910	460,479
Todd Davis	65,051	72,696	190,060	327,807
Nancy Gray	65,051	72,696	190,060	327,807
John W. Kozarich	85,051	72,696	190,060	347,807
Sunil Patel	60,051	72,696	190,060	322,807
Stephen L. Sabba	70,051	72,696	190,060	332,807
John L. LaMattina	57,051	72,696	190,060	319,807
(1)    Reflects the grant date fair value for stock and option awards granted in 2021, calculated in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of stock and option awards are set forth under Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 28, 2022.

(2)    Ms. Cochran was appointed as a member of the board on July 12, 2021.

As of December 31, 2021, our non-employee directors listed in the table above held outstanding stock awards and options as follows:

Name	Number of Shares Underlying Outstanding Restricted Stock Units	Number of Shares Underlying Outstanding Stock Options
Jason M. Aryeh	630	23,133
Sarah Boyce	1,107	11,020
Jennifer Cochran	1,161	4,508
Todd Davis	630	9,808
Nancy Gray	630	15,734
John W. Kozarich	630	37,803
Sunil Patel	630	23,133
Stephen L. Sabba	630	30,468
John L. LaMattina	630	23,133
RECOMMENDATION OF THE BOARD OF DIRECTORS
The board of directors unanimously recommends a vote FOR the nominees listed above.

Proposal no. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

On February 15, 2022, our audit committee approved the selection of Ernst & Young LLP as its independent registered public accounting firm. You are being asked to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Neither the firm nor any of its members has any relationship with us or any of our affiliates, except in the firm’s capacity as our independent registered public accounting firm.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by Delaware law, our certificate of incorporation, our amended and restated bylaws, or otherwise. However, the board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the board of directors will reconsider its selection. Even if the selection is ratified, the board of directors or its audit committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if such a change would be in our and our stockholders’ best interests.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares represented and voting at the annual meeting will be required to ratify the selection of Ernst & Young LLP.

INDEPENDENT AUDITOR’S FEES

The following is a summary of the fees incurred by us from Ernst & Young LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2021 and 2020:

Fee Category	Fiscal Year 2021 Fees	Fiscal Year 2020 Fees
Audit Fees(1)	$885,875	$795,335
Audit-related fees(2)	1,986,224	404,000
Tax Compliance Fees (3)	776,155	1,106,886
	3,648,254	2,306,221
Tax Advice and Planning Services(4)	398,219	568,361
Total Fees	$4,046,473	$2,874,582
(1)     Audit fees consist of amounts for professional services rendered in connection with the integrated audit of our consolidated financial statements and related schedule and internal control over financial reporting, review of the interim condensed consolidated financial statements included in quarterly reports.
(2)    For the fiscal year ended December 31, 2021, audit-related fees were primarily incurred for OmniAb spin-off related accounting fees. For the fiscal year ended December 31, 2020, audit-related fees were primarily incurred for accounting consultations associated with the acquisitions.
(3)    Tax compliance fees consist of fees for federal, state and international tax compliance and the preparation of original and amended tax returns and refund claims.
(4)    Tax advice and planning services fees consist of fees for tax advice and tax planning assistance, including non-recurring tax assistance in connection with acquisitions and dispositions. The higher tax advice and planning services fees in 2020 was primarily driven by four acquisitions and the divestiture of Vernalis, a United Kingdom based R&D business. The size and number of transactions in 2020 required additional tax advisory work.

In considering the nature of the services provided by Ernst & Young LLP during the 2021 fiscal year, the audit committee determined that such services are compatible with the provision of independent audit services.

The audit committee discussed these services with Ernst & Young LLP and our management to determine that they are permitted under the rules and regulation concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

All services performed by Ernst & Young LLP in 2021 and 2020 were pre-approved in accordance with the requirements of the audit committee charter.

Except as stated above, there were no other fees charged by Ernst & Young LLP for 2021 or 2020. The audit committee considers the provision of these services to be compatible with maintaining the independence of Ernst & Young LLP. None of the fees paid to Ernst & Young LLP under the category “Tax Fees” described above were approved by the audit committee after services were rendered pursuant to the de minimis exception established by the SEC.

AUDIT COMMITTEE POLICY REGARDING PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our board of directors unanimously recommends that stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2022.

AUDIT COMMITTEE REPORT
The following is the report delivered by the audit committee of the Company’s board of directors with respect to the principal factors considered by such committee in its oversight of the accounting, auditing and financial reporting practices of the Company for 2021.
The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the Company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.
The audit committee reviewed and discussed with Ernst & Young LLP, who is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including those matters required under Auditing Standard 1301 (Communications with Audit Committees). In addition, the audit committee has discussed with Ernst & Young LLP their independence from management and the Company, and has received from Ernst & Young LLP the written disclosures and the letter required by the Public Company Accounting Oversight Board Rule 3526.
The audit committee met with Ernst & Young LLP to discuss the overall scope of their services, the results of their audit and reviews, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. Ernst & Young LLP, as the Company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the Company’s reporting. The audit committee’s meetings with Ernst & Young LLP were held with and without management present. The audit committee is not employed by the Company, nor does it provide any expert assurance or professional certification regarding the Company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the Company’s independent registered public accounting firm.
In reliance on the reviews and discussions referred to above, the audit committee has recommended to the Company’s board of directors that the audited consolidated financial statements be included in this proxy statement and in our annual report for the year ended December 31, 2021.
This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
The foregoing report has been furnished by the audit committee.
Stephen L. Sabba, M.D., Chairperson of the Audit Committee
Nancy Ryan Gray, Ph.D.
Sunil Patel

Proposal no. 3
APPROVAL OF COMPENSATION OF THE NAMED
EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our stockholders are entitled to vote at the annual meeting to provide advisory approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on us or our board of directors.

Although the vote is non-binding, our human capital management and compensation committee and board of directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. As described more fully in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to create stockholder value. We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The human capital management and compensation committee and the board of directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that Ligand Pharmaceuticals Incorporated stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Ligand Pharmaceuticals Incorporated’s Proxy Statement for the 2022 annual meeting of stockholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table and the other related tables and disclosure.”

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our board of directors unanimously recommends that stockholders vote FOR the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

Proposal no. 4
APPROVAL OF THE AMENDED AND RESTATED LIGAND PHARMACEUTICALS INCORPORATED 2002 STOCK INCENTIVE PLAN

We are asking our stockholders to approve the amendment and restatement of the Ligand Pharmaceuticals Incorporated 2002 Stock Incentive Plan, as amended and restated effective December 15, 2020 (the “Existing Plan”). The amendment and restatement of the Existing Plan is referred to herein as the “Restated Equity Plan.” The Restated Equity Plan was adopted by our Board of Directors (“Board”) on April 14, 2022, subject to stockholder approval. The Restated Equity Plan will become effective if it is approved by the stockholders at the annual meeting.

The proposed amendments to the Existing Plan would:

•Increase the Share Reserve. We are asking our stockholders to approve an increase of 1,000,000 in the number of shares available for issuance under the Restated Equity Plan over the existing share reserve under the Existing Plan. Accordingly, the Restated Equity Plan authorizes the issuance of an aggregate of 8,413,754 shares of common stock. As of March 31, 2022, awards covering a total of 2,334,876 shares were subject to outstanding awards under the Existing Plan (with performance awards counted assuming “target” performance) and 751,702 shares remained available for future grants under the Existing Plan (with performance awards counted assuming “target” performance).

Under the terms of the Restated Equity Plan, the shares available for issuance may be used for all types of awards under a fungible pool formula. Pursuant to this fungible pool formula, the authorized share limit will be reduced by one share of common stock for every one share subject to an option or stock appreciation right (“SAR”), outstanding under the Restated Equity Plan and 1.5 shares of common stock for every one share subject to a “full-value award” under the Restated Equity Plan. For purposes of the Restated Equity Plan, a full-value award is an award pursuant to which shares of our common stock are issuable that is granted with a per-share exercise or purchase price less than 100% of the fair market value of a share of our common stock on the date of grant.

The proposed increase in shares available for issuance under the Restated Equity Plan (over the existing share reserve under the Existing Plan) has been reviewed and approved by our Board. In the process, the Board determined that the existing number of shares available for issuance under the Existing Plan was insufficient to meet our ongoing needs to provide long-term incentive grants on an ongoing and regular basis to motivate, reward and retain key employees who create stockholder value. The increase in shares has been necessitated by the hiring of new employees, and by granting additional stock awards to current employees as long-term incentives. The increase will enable us to continue our policy of equity ownership by employees and directors as an incentive to contribute to our continued success.

•Limit on Incentive Stock Options. Under the Restated Equity Plan, no more than 8,413,754 shares may be issued upon the exercise of incentive stock options (“ISOs”), subject to adjustment for changes in our capitalization and certain corporate transactions, as described below under the heading “Adjustments.”

•Extend the Term. The Restated Equity Plan will have a term of ten years from the date it was adopted by our Board.

Each of these aspects of the Restated Equity Plan is discussed below.

The Restated Equity Plan is not being materially amended in any respect other than to reflect the changes described above.

Why the Stockholders Should Vote to Approve the Restated Equity Plan

•Equity Incentive Awards Are an Important Part of Our Compensation Philosophy. Our equity compensation plans are critical to our ongoing effort to build stockholder value. As discussed in the Compensation Discussion and Analysis section of this proxy statement, equity incentive awards are central to our compensation program. Our Board and its compensation committee believe that our ability to grant equity incentive awards to new and existing employees, directors and eligible consultants has helped us attract, retain and motivate world-class talent. Historically, we have primarily issued stock options and restricted stock units because these forms of equity compensation provide a strong retention value and incentive for employees to work to grow the business and build stockholder value, and are attractive to employees who share the entrepreneurial spirit that has made us a success.

Also, our equity incentive programs are broad-based. The equity incentive programs we have in place have worked to build stockholder value by attracting and retaining talented employees. We believe we must continue to offer a competitive equity compensation plan in order to attract and motivate the talent necessary for our continued growth and success. As of March 31, 2022, 154 of our 157 employees, all of our 9 non-employee directors and 2 of our approximately 45 consultants held outstanding equity awards.

•The Existing Plan Will No Longer Have Shares Available for Grant. Under our current forecasts, the Existing Plan will run out of shares available for grant during 2022, and we will not be able to continue to issue equity to our employees and directors unless our stockholders approve the Restated Equity Plan. This assumes we continue to grant awards consistent with our historical usage and current practices, as reflected in our historical burn rate discussed below, and noting that future circumstances may require us to change our current equity grant practices. While we could increase cash compensation if we are unable to grant equity incentives, we anticipate that we will have difficulty attracting, retaining and motivating our employees and directors if we are unable to make equity grants to them.

•We Manage Our Equity Incentive Award Use Carefully. We manage our long-term stockholder dilution by limiting the number of equity awards granted annually. Our compensation committee carefully monitors our total dilution and equity expense to ensure that we maximize stockholder value by granting only the appropriate number of equity awards necessary to attract, reward and retain employees. The following table summarizes the awards outstanding and shares available for grant under the Existing Plan as of March 31, 2022, and the proposed increase in shares authorized for issuance under the Restated Equity Plan:

	Number of Shares (1)	As a % of Shares Outstanding (2)	Dollar Value (3)
Options outstanding	2,172,724	12.9%	$244,409,723.00
Weighted average exercise price of outstanding options	$107.31
Weighted average remaining term (in years) of outstanding options	6.2 years
Restricted stock units	100,019	0.6%	$11,251,137
Performance stock units (4)	62,133	0.4%	$6,989,341
Shares available for grant (5)	751,702	4.5%	$84,558,958
Proposed increase in shares available for issuance under Restated Equity Plan (over existing share reserve under Existing Plan)	1,000,000	5.9	$112,490,000.00

(1) Excludes the 44,360 shares available for grant under our Employee Stock Purchase Plan as of March 31, 2022, and an inducement non-qualified stock option award to purchase 40,000 shares granted on April 8, 2022 to Kurt Gustafson in connection with his commencement of employment as OmniAb’s Chief Financial Officer.
(2) Based on 16,861,339 shares of our common stock outstanding as of March 31, 2022.
(3) Based on the closing price of our common stock on March 31, 2022, of $112.49 per share.
(4) Restricted stock units that are subject to performance-based vesting are reflected assuming “target” performance. Performance-based awards may be eligible to vest in up to 200% of the “target” award levels at “maximum” performance. The number of performance-based restricted stock units outstanding as of March 31, 2022 assuming “maximum” performance is 110,711.
(5) Shares remaining available for issuance under the Existing Plan (reflects performance-based awards at “target” levels).

We currently expect to grant additional awards under the Existing Plan between March 31, 2022 and the Annual Meeting date with respect to our 2022 annual equity awards covering not more than 751,702 shares of our Common Stock, which is the remaining number of shares available for issuance under the Existing Plan. The 2022 annual equity awards to be granted to individual participants are within the discretion of our human capital management and compensation committee and such grants have not yet been determined.

In determining whether to approve the Restated Equity Plan, including the proposed increase to the share reserve under the Restated Equity Plan over the share reserve under the Existing Plan, our Board considered the following:

•The 8,413,754 shares to be reserved for issuance under the Restated Equity Plan will represent an increase of 1,000,000 shares from the aggregate number of shares reserved for issuance and that remain available for future grant under the Existing Plan as of March 31, 2022.

•In determining the size of the share reserve under the Restated Equity Plan, our Board considered the number of equity awards we granted during the past three calendar years. In calendar years 2019, 2020 and 2021, our annual equity burn rates (calculated by dividing (1) the number of shares subject to equity awards granted during the year (with performance awards counted assuming “target” performance) by (2) the weighted-average number of diluted shares outstanding at the end of the applicable year) under the Existing Plan were 2.3%, 5.5% and 3.3%, respectively. If each “full-value award” is multiplied by 1.5 (consistent with the methodology employed pursuant to the fungible share ratio in the Restated Equity Plan), the “adjusted” annual burn rate under the Existing Plan would be 2.6%, 5.8% and 3.7%, for calendar years 2019, 2020 and 2021, respectively. The Board also considered the one-time inducement non-qualified stock option award to purchase 40,000 shares granted on April 8, 2022 to Kurt Gustafson in connection with his commencement of employment as OmniAb’s Chief Financial Officer.

•In fiscal years 2019, 2020 and 2021, the number of stock options and time-vesting restricted stock units granted and the number of performance-based restricted stock units earned, was as follows:

	2021	2020	2019
Stock Options/SARs granted	393,589	806,300	338,617
Time-based RSUs granted	107,569	74,477	83,796
Performance-based RSUs earned	34,266	31,702	34,702

•We expect the proposed aggregate share reserve under the Restated Equity Plan to provide us with enough shares for awards for approximately one to two years, assuming we continue to grant awards consistent with our current practices and historical usage, as reflected in our historical burn rate, and further dependent on the price of our shares and hiring activity during the next few years, forfeitures of outstanding awards under the Existing Plan, and noting that future circumstances may require us to change our current equity grant practices. We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the Restated Equity Plan could last for a shorter or longer time.

•In calendar years 2019, 2020 and 2021, the end of year overhang rate (calculated by dividing (1) the sum of the number of shares subject to equity awards outstanding at the end of the calendar year (with performance awards counted assuming “target” performance) plus shares remaining available for issuance for future awards at the end of the calendar year by (2) the number of shares outstanding at the end of the calendar year) was 18.3%, 24.6% and 19.2%, respectively. If the Restated Equity Plan is approved, we expect our overhang at the end of 2022 will be approximately 24.9% (excluding the 44,360 shares that remain available for issuance under the Employee Stock Purchase Plan as of March 31, 2022 and an inducement non-qualified stock option award to purchase 40,000 shares granted on April 8, 2022 to Kurt Gustafson in connection with his commencement of employment as OmniAb’s Chief Financial Officer).

•Analysis by our compensation consultant, which was based on generally accepted evaluation methodologies used by proxy advisory firms, that the additional number of shares to be reserved under the Restated Equity Plan is within generally accepted standards as measured by an analysis of the Restated Equity Plan cost relative to industry standards.

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain highly qualified individuals in the extremely competitive labor markets in which we compete, our Board has determined that the size of the share reserve under the Restated Equity Plan is reasonable and appropriate at this time. Our Board will not create a subcommittee to evaluate the risk and benefits for issuing shares under the Restated Equity Plan.

The Restated Equity Plan Contains Equity Compensation Best Practices

The Restated Equity Plan authorizes the issuance of equity-based compensation in the form of stock options, SARs, restricted shares, restricted stock units, dividend equivalents, stock payments and performance-based awards structured by the compensation committee within parameters set forth in the Restated Equity Plan, for the purpose of providing our directors, officers, employees and consultants equity compensation, incentives and rewards for superior performance. Some of the key features of the Restated Equity Plan that reflect our commitment to effective management of incentive compensation and that are consistent with best practices in equity compensation to protect our stockholders’ interests are as follows:

•Broad-based eligibility for equity awards. We grant equity awards to all our full-time U.S. employees and key international employees. By doing so, we link employee interests with stockholder interests throughout the organization and motivate our employees to act as owners of the business. As of March 31, 2022, 154 of our 157 employees, all of our 9 non-employee directors and 2 of our approximately 45 consultants had received grants of equity awards.

•Stockholder approval is required for additional shares. The Restated Equity Plan does not contain an annual “evergreen” provision. The Restated Equity Plan authorizes a fixed number of shares, so that stockholder approval is required to increase the maximum number of securities which may be issued under the Restated Equity Plan.

•No Re-pricing or Replacement of Options or Stock Appreciation Rights. The Restated Equity Plan prohibits, without stockholder approval: (1) the amendment of awards to reduce the exercise price, and (2) the replacement of an option or SAR with cash, any other award or an option or SAR with an exercise price that is less than the exercise price per share of the original option or SAR.

•No In-the-Money Option or Stock Appreciation Right Grants. The Restated Equity Plan prohibits the grant of options or SARs with an exercise or base price less than the fair market value of our common stock, generally the closing price of our common stock, on the date of grant.

•Limitations on Dividend Payments on Performance Awards. Dividends and dividend equivalents may be paid on awards subject to vesting conditions only to the extent such conditions are met.

•Limitations on Grants. No one person participating in the Restated Equity Plan may receive awards for more than 1,000,000 shares of common stock in the aggregate per calendar year.

•Non-Employee Director Compensation Limit. The sum of any cash compensation, or other compensation, and the grant date fair value of awards granted to a non-employee director for services as a non-employee director during any calendar year, generally may not exceed $550,000 (which limit will be increased to $850,000 in the calendar year of his or her initial service as a non-employee director).

•No Tax Gross-Ups. The Restated Equity Plan does not provide for any tax gross-ups.

•Independent Administration. The compensation committee of the Board, which consists of only independent directors, will administer the Restated Equity Plan if it is approved by stockholders.

Stockholder Approval Requirement

Stockholder approval of the Restated Equity Plan is necessary in order for us to (1) meet the stockholder approval requirements of Nasdaq and (2) grant ISOs thereunder.

If the Restated Equity Plan is not approved by our stockholders, the Restated Equity Plan will not become effective, the Existing Plan will continue in full force and effect, and we may continue to grant awards under the Existing Plan, subject to its terms, conditions and limitations, using the shares available for issuance thereunder.

Summary of the Restated Equity Plan

The following is a summary of the principal features of the Restated Equity Plan, assuming approval of this proposal. The summary, however, is not a complete description of all the provisions of the Restated Equity Plan. The proposed Restated Equity Plan is attached to this proxy statement as Appendix A.

Plan Structure

The Restated Equity Plan contains three separate equity programs; the Discretionary Option Grant Program, the Stock Issuance Program and the Other Stock Awards Program.

Administration

The Restated Equity Plan will be administered by the compensation committee of the Board. This committee has complete discretion, subject to the provisions of the Restated Equity Plan, to authorize awards under the Restated Equity Plan to all eligible persons other than non-employee members of our Board. However, the Board may also appoint a secondary committee of one or more members of our Board to have separate but concurrent authority to make awards under those programs to all eligible individuals other than our executive officers and non-employee members of our Board. The full Board will administer the Restated Equity Plan with respect to awards to the non-employee members of our Board. The term “Plan Administrator,” as used in this proxy statement, will mean the Board, the compensation committee or any secondary committee, to the extent each such entity is acting within the scope of its duties under the Restated Equity Plan.

Eligibility

Officers and employees of Ligand and its subsidiaries, whether now existing or subsequently established, non-employee members of our Board and consultants and independent contractors of Ligand and its parent and subsidiaries are eligible to participate in the Restated Equity Plan.

As of March 31, 2022, all 154 of our employees, all 9 non-employee members of our Board and 2 of our approximately 45 consultants were eligible to receive awards under the Existing Plan, and would have been eligible to receive awards under the Restated Equity Plan had it been in effect on such date.

Shares Available

We are asking our stockholders to approve an increase of 1,000,000 in the number of shares available for issuance under the Restated Equity Plan over the share reserve under the Existing Plan. The Restated Equity Plan will authorize the issuance of an aggregate of 8,413,754 shares of common stock, reduced by (1) one share for each share subject to a stock option or SAR and (2) 1.5 shares for each share subject to a full-value award. As of March 31, 2022, 751,702 shares of common stock remained available for future issuance under the Existing Plan and 2,334,876 shares were subject to outstanding awards under the Existing Plan (with performance awards counted assuming “target” performance). In no event may more than 8,413,754 shares of common stock be issued upon the exercise of ISOs under the Restated Equity Plan.

If (1) any award is forfeited or expires or such award is settled for cash, (2) any shares subject to a full-value award are forfeited by the holder or repurchased by us at a price not greater than the price paid by the holder of such shares, or (3)

any shares are tendered or withheld to satisfy any tax withholding obligation with respect to a full-value award, then the shares subject to such award may, to the extent of such forfeiture, expiration, cash settlement or repurchase, be used again for new grants under the Restated Equity Plan; provided, however, that, notwithstanding the foregoing, in the event shares subject to a full-value award are delivered by a participant or withheld by us to satisfy any tax withholding obligation at a tax withholding rate in excess of the minimum statutory withholding rates, such shares tendered or withheld to satisfy the tax withholding obligation at a rate in excess of the minimum statutory withholding rates shall not be available for future grants of awards under the Restated Equity Plan and shall continue to be counted against the share reserve in an amount corresponding to the reduction in the share reserve previously made with respect to such award. Any shares that again become available for grant will be added back as (1) one share if such shares were subject to an option or SAR, and (2) as 1.5 shares if such shares were subject to full-value awards. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the Restated Equity Plan.

Notwithstanding the foregoing, the following shares will not be added to the shares authorized for grant under the Restated Equity Plan: (1) any shares tendered or withheld to satisfy the exercise price of an option or any tax withholding obligation with respect to an option or SAR, (2) any shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on its exercise, and (3) any shares purchased on the open market with the cash proceeds from the exercise of options.

Adjustments

Should any change be made to the common stock issuable under the Restated Equity Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding common stock as a class without our receipt of consideration, or as a result of a change in ownership or control of Ligand, then appropriate adjustments will be made to:

▪the maximum number and/or class of securities issuable under the Restated Equity Plan and the maximum number of shares that may be issued upon exercise of ISOs under the Restated Equity Plan;

▪the maximum number and/or class of securities for which any one person may be granted awards per calendar year under the Restated Equity Plan;

▪the number and/or class of securities for which grants are subsequently to be made under an automatic option grant program to new and continuing non-employee members of the Board;

▪the number and/or class of securities and price per share in effect under each outstanding award; and

▪terms and conditions of any outstanding awards (including, without limitation, any applicable performance targets or criteria with respect thereto).

In addition, equitable adjustments will be made to outstanding awards in the event a large non-recurring cash dividend is paid to our stockholders, which affects the common stock or share price of the common stock underlying the awards subject to the Restated Equity Plan. Such adjustments to the outstanding awards will be effected in a manner which will preclude the enlargement or dilution of rights and benefits under those awards.

Valuation

The fair market value per share of common stock on any relevant date under the Restated Equity Plan will be deemed to be equal to the closing selling price per share on that date on the NASDAQ Global Market. If there is no reported selling price for such date, then the fair market value per share will be the closing selling price on the last preceding date for which such quotation exists. On March 31, 2022, the closing selling price per share of our common stock was $112.49.

Discretionary Option Grant Program

Program Grants

The Plan Administrator has complete discretion under the Discretionary Option Grant Program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an ISO or a non-statutory option under the federal tax laws, the time or times when each option is to become exercisable, the vesting schedule (if any) to be in effect for the option grant and the maximum term (up to 10 years) for which any granted option is to remain outstanding.

Price and Exercisability

Each granted option will have an exercise price per share not less than 100% of the fair market value per share of common stock on the option grant date, and no granted option will have a term in excess of 10 years. The shares subject to each option will generally become exercisable for fully-vested shares in a series of installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they are immediately exercisable for any or all of the option shares. The shares acquired under such immediately-exercisable options will normally be unvested and subject to repurchase by us, at the lower of (1) the exercise price paid per share or (2) the fair market value per share of common stock at the time of cessation of service if the optionee ceases service with us prior to vesting in those shares.

The exercise price may be paid in cash or check, in shares of common stock or, in the Plan Administrator’s discretion, by issuance of a promissory note. Outstanding options may also be exercised through a same-day sale program pursuant to which a designated brokerage firm is to effect an immediate sale of the shares purchased under the option and pay to us, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes.

No optionee has any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are generally not assignable or transferable other than by will or the laws of inheritance and, during the optionee’s lifetime, the option may be exercised only by such optionee. However, the Plan Administrator may allow non-statutory options to be transferred or assigned during the optionee’s lifetime to one or more members of the optionee’s immediate family or to a trust established exclusively for one or more such family members or to the optionee’s former spouse, to the extent such transfer or assignment is in furtherance of the optionee’s estate plan or pursuant to a domestic relations order. The optionee may also designate one or more beneficiaries to automatically receive his or her outstanding options at death.

Termination of Service

Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options for any shares in which the optionee is vested at that time. The Plan Administrator has discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised, up to the date of the option’s expiration and/or to accelerate the exercisability or vesting of such options in whole or in part.

Stock Issuance Program

Program Grants

Shares may be issued under the Stock Issuance Program at a price per share, if any, determined by the Plan Administrator. The Plan Administrator has complete discretion under this program to determine which eligible individuals are to receive such stock issuances, the time or times when such issuances or awards are to be made, the number of shares subject to each such issuance or award and the vesting schedule, if any, to be in effect for the stock issuance.

The shares issued may be fully and immediately vested upon issuance or may vest upon the recipient’s completion of a designated service period or upon our attainment of pre-established performance goals. The Plan Administrator has, however, the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the Stock Issuance Program.

Any unvested shares for which the requisite service requirement or performance objective is not obtained must be surrendered to us for cancellation or repurchase, and the participant will not have any further stockholder rights with respect to those shares. Recipients of restricted shares under the Stock Issuance Program may have voting rights and may receive dividends, if any, prior to the time when the restrictions lapse, provided that any dividends paid on unvested shares will be subject to the same vesting conditions as the underlying unvested shares.

Other Stock Awards Program

The Plan Administrator has complete discretion under the Other Stock Awards Program to make awards of stock appreciation rights, restricted stock units or dividend equivalents to eligible persons under the Plan.

Stock Appreciation Rights

SARs may be granted in connection with stock options or other awards, or separately. SARs granted by the Plan Administrator in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of our common stock over the exercise price of the SAR or a related option or other awards. Each granted SAR will have an exercise or base price per share not less than 100% of the fair market value per share of common stock on the SAR grant date, and no granted SAR will have a term in excess of 10 years. There are no restrictions specified in the plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the Plan Administrator in the SAR agreements. The Plan Administrator may elect to pay SARs in cash or in shares of our common stock or in a combination of both.

Restricted Stock Units

Restricted stock units may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by our compensation committee. Like stock issuances that are subject to vesting, restricted stock units may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike stock issuances, shares issuable pursuant to a restricted stock unit award will not be issued until the restricted stock unit award has vested, and recipients of restricted stock unit awards generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

Dividend Equivalents

Dividend equivalents represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the stock options, SARs or other awards held by the participant. Dividend and dividend equivalents may not be paid on awards subject to vesting conditions unless and until such conditions are met.

Equity Awards to Non-Employee Directors

Non-employee members of our Board are eligible for automatic equity awards under the Restated Equity Plan pursuant to the terms of our Director Compensation Policy, which is described below under “Compensation Discussion and Analysis-Narrative to Director Compensation Table.”

Under the Restated Equity Plan, the sum of any cash compensation, or other compensation, and the grant date fair value of awards granted to a non-employee director for services as a non-employee director during any calendar year, generally may not exceed $550,000 (which limit will be increased to $850,000 in the calendar year of his or her initial service as a non-employee director). The plan administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the plan administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.

General Plan Provisions

Change in Ownership or Control

In the event that we are acquired by merger or asset sale, or if there is a change in ownership or control, the Plan Administrator may provide for any or all of the following alternatives:

•require participants to surrender their outstanding awards for a cash payment;

•replace outstanding awards with other rights or property;

•accelerate the vesting of all or a portion of the awards;

•require that the successor or survivor corporation assume the awards or replace them with equivalent awards; or

•adjust the terms and conditions of outstanding awards.

In addition, in the event outstanding awards are not assumed or replaced with a comparable award in connection with any such merger or asset sale, or change in ownership or control, such awards shall vest in full, unless such accelerated vesting is precluded by a limitation set forth in the applicable award agreement.

Tax Withholding

The Restated Equity Plan permits the plan administrator to allow for the withholding or surrender of shares in satisfaction of tax withholding with respect to awards with a value up to the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America).

Amendment and Termination

The Board may amend or modify the Restated Equity Plan at any time, subject to any required stockholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the Board, the Restated Equity Plan will terminate on the earliest of:

•April 14, 2032; or

•the termination of all outstanding options in connection with certain changes in control or ownership of the Company.

Repricing Prohibited

The Restated Equity Plan prohibits, without stockholder approval: (1) the amendment of awards to reduce the exercise price, and (2) the replacement of an option or SAR with cash, any other award or an option or SAR with an exercise price that is less than the exercise price per share of the original option or SAR.

Performance-Based Awards

Any awards granted pursuant to the Restated Equity Plan may be subject to performance-based vesting conditions. The value of performance awards may be linked to any one or more of the performance criteria listed below, or other specific criteria determined by the Plan Administrator, in each case on a specified date or dates or over any period or periods determined by the Plan Administrator. The goals are established and evaluated by the Plan Administrator and may relate to performance over any periods as determined by the Plan Administrator.

These pre-established performance goals may be based on one or more performance criteria determined by the Plan Administrator, which may include, but are not limited to, the following performance criteria:

•net earnings (either before or after interest, taxes, depreciation and amortization);

•gross or net sales or revenue;

•adjusted net income;

•operating earnings or profit;

•cash flow (including, but not limited to, operating cash flow and free cash flow);

•return on assets;

•return on capital;

•return on stockholders’

•equity;

•total stockholder return;

•return on sales;

•gross or net profit or operating margin;

•expenses;

•working capital;

•earnings per share or adjusted earnings per share

•price per share of our common stock;

•regulatory body approval for commercialization of a product; and

•implementation or completion of critical projects;

any of which may be measured with respect to us, or any subsidiary, affiliate or other business unit, either in absolute terms, terms of growth or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The compensation committee will define in an objective fashion the manner of calculating the performance criteria it selects to use for such awards. With regard to a particular performance period, the compensation committee will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the compensation committee may reduce or eliminate (but not increase) the initial award. Generally, a participant will have to be employed by or providing services to us or any of our subsidiaries or affiliates on the date the performance-based award is paid to be eligible for a performance-based award for any period.

The Plan Administrator may, in its sole discretion, provide that one or more adjustments shall be made to one or more of the performance goals. Such adjustments may include, but are not limited to, one or more of the following:

•items related to a change in accounting principle;

•items relating to financing activities;

•expenses for restructuring or productivity initiatives;

•other non-operating items;

•items related to acquisitions;

•items attributable to the business operations of any entity acquired by us during the performance period;

•items related to the disposal of a business or segment of a business;

•items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards;

•items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period;

•other items of significant income or expense which are determined to be appropriate adjustments;

•items relating to unusual or extraordinary corporate transactions, events or developments;

•items related to amortization of acquired intangible assets;

•items that are outside the scope of our core, on-going business activities;

•items related to acquired in-process research and development;

•items relating to changes in tax laws;

•items relating to major licensing or partnership arrangements;

•items relating to asset impairment charges;

•items relating to gains or losses for litigation, arbitration and contractual settlements; or

•items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

The maximum number of shares which may be subject to awards granted under the Restated Equity Plan to any individual in any calendar year may not exceed 1,000,000 shares of common stock.

Securities Laws. The Restated Equity Plan is intended to conform to all provisions of the Securities Act of 1933, as amended, and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Rule 16b-3. The Restated Equity Plan will be administered, and awards will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the material federal income tax consequences to an employee, consultant or non-employee director granted an award under the Restated Equity Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of federal income taxation that may be relevant in light of a holder’s personal circumstances. This summarized tax information is not tax advice and a holder of an award should rely on the advice of his or her legal and tax advisors.

Option Grants

Options granted under the Restated Equity Plan may be either ISOs which satisfy the requirements of Section 422 of the Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

•Incentive Options. The optionee recognizes no taxable income at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. However, the amount by which the fair market value (at the time of exercise) of the purchased shares exceeds the exercise price will be included in the optionee’s income for purposes of the alternative minimum tax. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: (1) qualifying and (2) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (1) the amount realized upon the sale or other disposition of the purchased shares over (2) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (1) the lesser of the fair market value of those shares on the exercise date or the sale date over (2) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (1) the fair market value of such shares on the option exercise date or the sale date, if less, over (2) the exercise price paid for the shares. In no other instance will we be allowed a deduction with respect to the optionee’s disposition of the purchased shares.

•Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

We are entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction is in general allowed for the taxable year of Ligand in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights

No taxable income is recognized upon receipt of a SAR. The holder recognizes ordinary income, in the year in which the SAR is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and the holder is required to satisfy the tax withholding requirements applicable to such income.

We are entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the SAR. The deduction generally is allowed for the taxable year in which such ordinary income is recognized.

Direct Stock Issuance

An employee to whom unvested shares are issued generally will not recognize taxable income upon such issuance and we generally will not then be entitled to a deduction unless an election is made by the participant under Section 83(b) of the Code. However, when the restrictions on the shares of stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the employee generally will recognize ordinary income and we generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price.

If a timely election is made under Section 83(b) with respect to unvested stock, the participant generally will recognize ordinary income on the date of the issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price therefore, and we will be entitled to a deduction for the same amount. A participant who receives stock in lieu of a cash payment that would otherwise have been made will generally be taxed as if the cash payment has been received, and we generally will be entitled to a deduction for the same amount.

Restricted Stock Units

An individual to whom restricted stock units are issued will not have taxable income upon issuance and we will not then be entitled to a deduction. An individual to whom restricted stock units are issued will generally realize ordinary income at the time the shares issuable with respect to the restricted stock unit award are distributed to the individual in an amount equal to the fair market value of such shares (less any purchase price), and we will be entitled to a corresponding deduction.

Dividend Equivalents

A recipient of a dividend equivalent award generally will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant generally will recognize ordinary income, and we will be entitled to a corresponding deduction.

Section 409A of the Code

Certain awards under the Restated Equity Plan may be considered “nonqualified deferred compensation” subject to Section 409A of the Code, which imposes additional requirements on the payment of deferred compensation. Generally, if at any time during a taxable year a nonqualified deferred compensation plan fails to meet the requirements of Section 409A, or is not operated in accordance with those requirements, all amounts deferred under the nonqualified deferred compensation plan for the current taxable year and all preceding taxable years, by or for any participant with respect to whom the failure relates, are includible in the gross income of the participant for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A, the amount will be subject to income tax at regular income tax rates plus an additional 20 percent tax, as well as potential premium interest tax.

Section 162(m) Limitation.

In general, under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. We are unable to take a deduction for any compensation in excess of $1 million that is paid to a covered employee, including pursuant to awards under the plan. There is no guarantee that we will be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee under the Existing Plan or the Restated Equity Plan.

New Plan Benefits

Our non-employee directors will be eligible to receive automatic awards of restricted stock units and option grants under the Restated Equity Plan pursuant to our director compensation policy, as reflected in the table below and as further described [below] under “Compensation of Directors.” All other future grants under the Restated Equity Plan are within the discretion of the Plan Administrator and the benefits of such grants are, therefore, not determinable. No shares of common stock have been issued with respect to the share increase for which stockholder approval is sought under this Proposal No. 4.

Name and Position	Number of Shares Subject to Stock Option Awards	Number of Shares Subject to RSUs
John L. Higgins, Chief Executive Officer	—	—
Matthew W. Foehr, President and Chief Operating Officer	—	—
Matthew Korenberg, Executive Vice President, Finance and Chief Financial Officer	—	—
Charles S. Berkman, Senior Vice President and General Counsel	—	—
Executive Officers, as a group	—	—
Non-Employee Directors, as a group	$1,575,000(1)	$765,000(2)
Employees other than Executive Officers, as a group	—	—

(1) The actual number of options to be awarded is calculated using the Black-Scholes option pricing model (utilizing the same assumptions that we utilize in the preparation of our financial statements).

(2) The actual number of RSUs to be awarded is calculated by dividing (a) the target grant value of the RSU award, by (b) the average closing price per share of our common stock on the Nasdaq Global Market for the 60-calendar day period prior to the date of grant.

Plan Benefits

The table below shows, as to our named executive officers and the various indicated groups, the number of shares of common stock subject to awards granted under the Existing Plan to date that were outstanding as of March 31, 2022:

Name and Position	Number of Shares Subject to Stock Option Awards	Number of Shares Subject to Restricted Stock Awards/RSUs(2)
John L. Higgins, Chief Executive Officer	511,857	35,113
Matthew W. Foehr, President and Chief Operating Officer	254,655	18,619
Matthew Korenberg, Executive Vice President, Finance and Chief Financial Officer	134,838	25,030
Charles S. Berkman, Senior Vice President and General Counsel	61,047	9,789
Executive Officers, as a group	962,397	88,551
Non-Employee Directors, as a group (1)	171,405	6,678
Nominees for election as Directors	—	—
Each associate of any of any such Directors, Executive Officers or Nominees	—	—
Each other person who received or is to receive 5% of such options, warrants or rights	—	—
Employees other than Executive Officers, as a group	1,062,439	70,956

(1) All of the non-employee members of our Board will, upon re-election to the Board at the Annual Meeting, receive an automatic award of restricted stock units and options to purchase shares of common stock under the Restated Equity Plan pursuant to our director compensation policy, as described above under “Compensation of Directors.” Each option will have an exercise price per share equal to the fair market value per share of common stock on the grant date. Our current non-employee directors are the only nominees for election as directors.

(2) Restricted stock units that are subject to performance-based vesting are reflected assuming “target” performance.

All other future grants under the Restated Equity Plan are within the discretion of the Plan Administrator and the benefits of such grants are, therefore, not determinable.

Required Vote

Assuming a quorum is present, approval of an amendment and restatement of the Existing Plan requires the affirmative vote of a majority of the aggregate votes present, in person (including as a participant in the virtual annual meeting) or by proxy, and entitled to vote at the annual meeting. A failure to submit a proxy or vote at the annual meeting will have no effect on the outcome of the vote for this Proposal No. 4. Abstentions will be counted as shares that are present and entitled to vote and, as a result, will have the same effect as a vote against Proposal No. 4. This proposal is considered a non-discretionary item and, as a result, there will be no broker non-votes and thus broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board of Directors

Our Board unanimously recommends that stockholders vote FOR the approval of the amendment and restatement of the Ligand Pharmaceuticals Incorporated 2002 Stock Incentive Plan.

EXECUTIVE OFFICERS
The names of our executive officers and their ages, titles and biographies as of April 11, 2022 are set forth below.

John L. Higgins, 52, is being considered for the position of director of our company. See “Election of Directors”
for a discussion of Mr. Higgins’ business experience.

Charles S. Berkman, J.D., 53, has served as our Senior Vice President, General Counsel and Secretary since January 2018 and prior to that as our Vice President, General Counsel and Secretary since April 2007. Mr. Berkman joined our company in November 2001 and previously served as Associate General Counsel and Chief Patent Counsel for our company (and Secretary since March 2007). Prior to joining our company, Mr. Berkman was an attorney at the international law firm of Baker & McKenzie from November 2000 to November 2001. Before that he served as an attorney at the law firm of Lyon & Lyon from 1993 to November 2000, where he specialized in intellectual property law. Mr. Berkman earned a B.S. in chemistry from the University of Texas and a J.D. from the University of Texas School of Law.

Matthew W. Foehr, 49, has been our President and Chief Operating Officer since January 2015. Prior to that time, Mr. Foehr served as our Executive Vice President and Chief Operating Officer since 2011, and has more than 25 years of experience managing operations and research and development programs. Prior to joining our company in 2011, he was Vice President and Head of Consumer Dermatology R&D, as well as Acting Chief Scientific Officer of Dermatology, in the Stiefel division of GlaxoSmithKline (GSK). Following GSK’s $3.6 billion acquisition of Stiefel in 2009, Mr. Foehr led the R&D integration of Stiefel into GSK. At Stiefel Laboratories, Inc., Mr. Foehr served as Senior Vice President of Global R&D Operations, Senior Vice President of Product Development & Support, and Vice President of Global Supply Chain Technical Services. Prior to Stiefel, Mr. Foehr held various executive roles at Connetics Corporation including Senior Vice President of Technical Operations and Vice President of Manufacturing. Mr. Foehr serves on the board of directors of Viking Therapeutics, Inc., a publicly-traded biotechnology company and served as a director of Ritter Pharmaceuticals, Inc. from February 2015 until its merger with Qualigen Therapeutics, Inc. in May 2020. Mr. Foehr is the author of multiple scientific publications and is named on numerous U.S. patents. He received his B.S. degree in biology from Santa Clara University.
Matthew Korenberg, 47, has served as our Executive Vice President, Finance and Chief Financial Officer since January 2018 and prior to that as our Vice President, Finance and Chief Financial Officer since August 2015. Prior to joining our company, commencing in September 2013, Mr. Korenberg was the founder, Chief Executive Officer and a director of NeuroCircuit Therapeutics, a company focused on developing drugs to treat genetic disorders of the brain with an initial focus on Down syndrome. Prior to founding NeuroCircuit Therapeutics, Mr. Korenberg was a Managing Director and member of the healthcare investment banking team at Goldman Sachs from July 1999 through August 2013. During his 14 year tenure at Goldman Sachs, Mr. Korenberg was focused on advising and financing companies in the biotechnology and pharmaceutical sectors and was based in New York, London and San Francisco. Prior to Goldman Sachs, Mr. Korenberg was a healthcare investment banker at Dillon, Read & Co. Inc. where he spent two years working with healthcare companies in the biotechnology and pharmaceutical sectors and industrial companies. Mr. Korenberg serves on the board, audit and compensation committees of Qualigen Therapeutics, Inc., a company which develops and manufactures oncology focused therapeutics and diagnostic products. Mr. Korenberg holds a B.B.A. in Finance and Accounting from the University of Michigan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table shows, based on information we have, the beneficial ownership of our common stock as of April 11, 2022, by:

•all persons who are beneficial owners of 5% or more of our outstanding common stock;
•each of our current directors;
•each of our named executive officers (as defined below in “Compensation Discussion and Analysis – Summary Compensation Table”); and
•all of our executive officers and directors as a group.

Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Percentage of ownership is based on approximately 16,861,339 shares of common stock outstanding on April 11, 2022. Shares of common stock underlying options include options which are currently exercisable or will become exercisable within 60 days after April 11, 2022, are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group. The address for individuals for whom an address is not otherwise indicated is 5980 Horton Street,Suite 405, Emeryville, CA, 94608.

Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class Owned
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	2,742,808	16.3%
The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	1,716,735	10.2%
Janus Henderson Group plc(3) 201 Bishopsgate EC2M 3AE United Kingdom	1,441,085	8.5%
William Blair Investment Management, LLC(1) 150 North Riverside Plaza Chicago, IL 60606	1,400,341	8.3%
State Street Corporation(5) State Street Financial Center One Lincoln Street Boston, MA 02111	887,353	5.3%
Directors and Executive Officers
Jason M. Aryeh(6)	149,046	*
Charles S. Berkman(7)(18)	72,821	*
Sarah Boyce(8)(18)	12,304	*
Jennifer Cochran	—	*
Todd C. Davis(9)	61,220	*
Matthew W. Foehr(10)(18)	388,953	2.3%
Nancy Ryan Gray(11)	20,066	*
John L. Higgins(12)(18)	785,161	4.5%
Matthew Korenberg(13)(18)	142,977	*
John W. Kozarich(14)	72,307	*
John L. LaMattina(15)	49,161	*
Sunil Patel(16)	52,583	*
Stephen L. Sabba(17)	56,159	*
Directors and executive officers as a group (13 people)(18)	1,862,758	10.4%

*	Less than one percent.
(1)	Represents shares of common stock beneficially owned by William Blair Investment Management, LLC at December 31, 2021 as indicated in the entity’s Schedule 13G/A filed with the SEC on February 10, 2022.
(2)	Represents shares of common stock owned by funds affiliated with BlackRock, Inc. at December 31, 2021, as indicated in the entity’s Schedule 13G/A filed with the SEC on January 27, 2022.
(3)	Represents shares of common stock owned by funds affiliated with Janus Henderson Group plc. at December 31, 2021, as indicated in the entity’s Schedule 13G/A filed with the SEC on February 10, 2022.
(4)	Represents shares of common stock beneficially owned by The Vanguard Group at December 31, 2021 as indicated in the entity’s Schedule 13G/A filed with the SEC on February 10, 2022.
(5)	Represents shares of common stock owned by funds affiliated with State Street Corporation at December 31, 2021, based on information contained in the entity’s Schedule 13G/A filed with the SEC on February 11, 2022.
(6)	Consists of (i) 68,664 shares of common stock held directly, (ii) 51,594 shares of common stock held by certain funds (collectively, the “Funds”) managed by JALAA Equities, LP (“JALAA”), (iii) 5,025 shares of common stock held by Mr. Aryeh in a self-directed investment retirement account, and (iv) 630 shares of common stock issuable to Mr. Aryeh upon settlement of outstanding restricted stock units which will vest within 60 days of April 11,2022, and (v) 23,133 shares Mr. Aryeh has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 11,2022. In his role as a general partner of JALAA, Mr. Aryeh may be deemed to beneficial own the shares managed by the Funds. Mr. Aryeh disclaims beneficial ownership of the shares held by the Funds except to the extent of his pecuniary interest therein.
(7)	Consists of (i) 26,689 shares of common stock and (ii) 46,132 shares of common stock Mr. Berkman has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 11, 2022.
(8)	Consists of (i) 2,415 shares of common stock, (ii) 630 shares of common stock issuable to Ms. Boyce upon settlement of outstanding restricted stock units which will vest within 60 days of April 11,2022, and (iii) 9,259 shares of common stock Ms. Boyce has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 11,2022.
(9)	Consists of (i) 50,782 shares of common stock, (ii) 630 shares of common stock issuable to Mr. Davis upon settlement of outstanding restricted stock units which will vest within 60 days of April 11, 2022, and (iii) 9,808 shares of common stock Mr. Davis has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 11,2022.
(10)	Consists of (i) 163,993 shares of common stock, and (ii) 224,960 shares of common stock Mr. Foehr has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 11,2022.
(11)	Consists of (i) 3,702 shares of common stock, (ii) 630 shares of common stock issuable to Dr. Gray upon settlement of outstanding restricted stock units which will vest within 60 days of April 11,2022, and (iii) 15,734 shares of common stock Dr. Gray has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 11, 2022.
(12)	Consists of (i) 327,669 shares of common stock, and (ii) 457,492 shares of common stock Mr. Higgins has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 11, 2022.
(13)	Consists of (i) 34,812 shares of common stock, and (ii) 108,105 shares of common stock Mr. Korenberg has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 11, 2022.
(14)	Consists of (i) 41,209 shares of common stock, (ii) 630 shares of common stock issuable to Dr. Kozarich upon settlement of outstanding restricted stock units which will vest within 60 days of April 11, 2022, and (iii) 30,466 shares of common stock Dr. Kozarich has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 11, 2022.
(15)	Consists of (i) 25,398 shares of common stock, (ii) 630 shares of common stock issuable to Dr. LaMattina upon settlement of outstanding restricted stock units which will vest within 60 days after April 11,2022, and (iii) 23,133 shares of common stock Dr. LaMattina has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 11,2022.
(16)	Consists of (i) 28,820 shares of common stock, (ii) 630 shares of common stock issuable to Mr. Patel upon settlement of outstanding restricted stock units which will vest within 60 days of April 11,2022, and (iii) 23,133 shares of common stock Mr. Patel has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 11, 2022.
(17)	Consists of (i) 25,061 shares of common stock, (ii) 630 shares of common stock issuable to Mr. Sabba upon settlement of outstanding restricted stock units which will vest within 60 days of April 11, 20221, and (iii) 30,468 shares of common stock Mr. Sabba has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 11,2022.
(18)	The number and percentage of shares beneficially owned excludes the number of shares which are subject to restricted stock units and held by the applicable individual that are not scheduled to vest within 60 days of April 11,2022.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy and programs, the compensation decisions the human capital management and compensation committee made under those programs, and the factors considered in making those decisions. This CD&A focuses on the compensation of our named executive officers, or “NEOs”, for 2021:

Name	Title
John L. Higgins	Chief Executive Officer
Matthew W. Foehr	President and Chief Operating Officer
Matthew Korenberg	Executive Vice President, Finance and Chief Financial Officer
Charles S. Berkman	Senior Vice President and General Counsel
2021 BUSINESS HIGHLIGHTS
2021 was our best year ever for revenue. We have played a vital role in helping serve global human health and delivered to investors a more diversified company with a substantially expanded growth outlook. Our fiscal year 2021 accomplishments, guided by our named executive officers, illustrate the success of our executive compensation program, and included, among other things, the following:
•Revenue Increased 49% Over 2020:  Revenue for 2021 increased 49% as compared to 2020. Revenue of $277 million was driven by robust Captisol sales, along with strong growth in both royalties and contract payments. Record revenues produced significant earnings and cash flow per share and we are pleased to see a substantial number of late-stage and commercial events highlighting the progress by our partners. Royalty revenue is comprised of many products and we are now seeing noteworthy contributions from five principal programs: Kyprolis®, Evomela®, Teriparatide, Pneumosil® and Rylaze™. Our growth in royalty revenue reflects strong sales for these products with increasing contributions from the three programs backed by our Pelican Expression Technology, which is Rylaze from Jazz, Pneumosil from the Serum Institute of India and Teriparatide from Alvogen. Our core business model at Ligand is built around technology licensing, coupled with a sharing in the success of our partners through royalties. We are now at the point where we anticipate significant top line growth by existing and new royalty streams that should fuel superior bottom line results and cash flow, as we manage a lean operating structure.
•The Separation and Distribution of OmniAb Business:  In November 2021, we announced plans to explore multiple paths for OmniAb to become a stand-alone public company, given the growth prospects and needs of our various proprietary technology platforms, and to unlock value to Ligand’s shareholders. We considered multiple ways to pursue a separation with the goals of ensuring a smooth transition of operations, a healthy balance sheet for both OmniAb and Ligand, and strong market sponsorship. As we were preparing for a first-half 2022 direct spin-off of OmniAb to Ligand’s shareholders, as discussed on our recent earnings call, we received an offer from Avista Capital Partners ("Avista") to merge OmniAb with their special purpose acquisition company. The Avista team is comprised of high-quality healthcare operators and investors with an excellent track record. We are very pleased to partner with Avista and its shareholders to take OmniAb to the next level. The transaction is expected to close in the second half of 2022.
•Successful Business Development for OminAb Technology Platform:  OmniAb provides our partners with access to the world's most advanced antibody repertoires and screening technologies to enable unparalleled discovery of next-generation therapeutics. The OmniAb business is positioned for continued growth and success as we provide partners with access to diverse antibody repertoires and cutting-edge high-throughput screening technologies that enable the discovery of next-generation therapeutics. Two OmniAb-derived antibodies recently received regulatory approvals in China and a third approval is expected in the United States later this year. Our growing roster of partners and new programs illustrates the value our technology offers. We are excited to join forces with Avista to further build and expand our differentiated capabilities with applicability to a variety of modalities, and to leverage our technical strengths to become the industry’s partner of choice.
•Robust Captisol Sales in 2021: A major factor driving our value is our work with Gilead, meeting their immense needs for Captisol to manufacture Veklury, the COVID-19 treatment. Gilead relies on our Captisol to formulate Veklury. Beyond delivering a necessary manufacturing ingredient that makes the drug possible, we are partners to Gilead in assisting and supporting an important element of the production work.

OVERVIEW OF 2021 COMPENSATION PROGRAMS AND DECISIONS
In line with our executive compensation program’s emphasis on pay for performance, compensation awarded to our named executive officers for 2021 reflected our financial results and overall compensation philosophy.

Modest Base Salary Adjustments:	During 2021, our named executive officers received modest 3-4% increases to their base salaries.
Pay-for-Performance Annual Bonuses:
Our annual bonus program rewards our named executive officers based on company achievement of pre-established financial and strategic objectives that differ from those used for purposes of our long-term incentives, as described below.
For 2021, our Company focused on key corporate objectives in the following areas: financial performance, M&A activity, the Captisol business, the Iohexol program, and the OmniAb innovation and expansion goals. The annual program is formulaic using pre-set goals and no goals overlap with the goals for the PSUs. Based on corporate performance in these areas during 2021, our Human Capital Management and Compensation Committee determined that our executive officers should be paid annual bonuses at 100% of targeted levels.

Equity Emphasis on Performance-Based Equity Awards
Our Human Capital Management and Compensation Committee continued its practice of ensuring that a substantial portion of our named executive officers’ total compensation is awarded in the form of long-term equity incentive awards.
•Stock Options – 40% of Total Target Equity Value: 40% of each named executive officer’s long-term equity incentive award was granted in the form of stock options, which we consider to be performance-based awards as they provide value to our executives only if our stock price increases. These stock options are subject to our standard four year vesting schedule.
•Performance-Based Restricted Stock Units (“PSUs”) – 33% of Total Target Equity Value:
i.33% of each named executive officer’s long-term equity incentive award was granted in the form of PSUs. The PSUs granted in 2021 will vest over multi-year performance periods (two and three years) based on two corporate goals with equal weightings.
ii.For 2021, relative total stockholder return ("TSR") and the number of partnered OmniAb antibody programs are the two performance metrics for our PSUs.
iii.The Human Capital Management and Compensation Committee selected the foregoing performance measures because they represent two key performance metrics for which the executives are responsible and which are appropriately measured over a longer period of time, as opposed to the metrics used for our annual incentives, thereby creating the clearest link between executive actions, corporate results and our continued long-term success.
•Time-Based Restricted Stock Units (“RSUs”) – 27% of Total Target Equity Value: The remainder of the long-term equity incentive awards granted to our named executive officers was granted in the form of RSUs that are subject to our standard three year vesting schedule.

RESPONSE TO 2021 SAY-ON-PAY VOTE
In June 2021, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with approximately 95% of stockholder votes cast in favor of our 2021 say-on-pay resolution (excluding abstentions and broker non-votes). As we evaluate our compensation practices and talent needs throughout 2021 and in setting 2022 compensation, we were mindful of the strong support our stockholders expressed for our compensation philosophy.

AT-RISK COMPENSATION
The charts below show that the significant majority of target total direct compensation for our named executive officers is variable (or “at-risk”) – 90% for our Chief Executive Officer for 2021 and 85% for our other named executive officers for 2021. The calculation is based on total target direct compensation for the applicable year, calculated as the sum of the annual base salaries and target annual bonuses for such year, and the value of the long-term equity incentive awards granted in such year, assuming “target” performance. “At-risk” pay is tied to the achievement of corporate and individual performance objectives or stock price performance.

LIGAND’S EXECUTIVE COMPENSATION BEST PRACTICES
We regularly review and refine our executive compensation program to ensure that it continues to reflect practices and policies that are aligned with our pay-for-performance philosophy. The following practices and policies we believe are in line with current best practices for aligning executive and stockholder interests and sound corporate governance practices:

What We Do
Pay for Performance	✓	A substantial portion of our executives’ total direct compensation is performance-based or “at risk.”
Balanced Mix of Pay Components	✓	Target compensation is not overly weighted toward annual cash compensation and balances cash and long-term equity awards to align with our short- and long-term goals.
Annual Say-on-Pay Vote	✓	We seek an annual non-binding advisory vote from our stockholders to approve our executive compensation programs.
Independent Compensation Consultant	✓	The Human Capital Management and Compensation Committee retains an independent compensation consultant.
Annual Peer Group Analysis	✓	The Human Capital Management and Compensation Committee reviews external market data when making compensation decisions and annually reviews our peer group with its independent compensation consultant.
Annual Compensation Risk Assessment	✓	Each year we perform an assessment of any risks that could result from our compensation plans and programs.
Double-Trigger Change in Control Benefits	✓	We require a double-trigger (or both a change in control and termination of an executive’s employment) before vesting of equity awards is accelerated.
Limited Perquisites	✓	We provide our named executive officers with perquisites on a limited basis.
What We Do Not Do
No Employment Agreements	✗	We do not provide our executive officers with employment agreements.
No Tax Gross-Ups	✗	We do not provide tax gross ups to our executives for “excess parachute payments.”
No Stock Option Repricing	✗	We prohibit option repricing without stockholder approval.

TOTAL STOCKHOLDER RETURN PERFORMANCE
The graph below shows the five-year cumulative total stockholder return assuming the investment of $100 and is based on the returns of the component companies weighted monthly according to their market capitalizations. The graph compares total stockholder returns of our common stock, of all companies traded on the Nasdaq Stock market, as represented by the Nasdaq Composite® Index, and of the NASDAQ Biotechnology Index, as prepared by The Nasdaq Stock Market Inc.
Because of the importance of tying executive compensation outcomes to long-term stockholder value creation, relative total stockholder return as compared to the NASDAQ Biotechnology Index was selected by our Human Capital Management and Compensation Committee as one of the two performance objectives for purposes of the PSUs granted to our named executive officers in 2021.
The stockholder return shown on the graph below is not necessarily indicative of future performance and we will not make or endorse any predictions to future stockholder returns.

COMPENSATION PHILOSOPHY AND OBJECTIVES
The Human Capital Management and Compensation Committee has designed our executive compensation program with the following key principles in mind:

Attract and Retain the Right Individuals	Our compensation program is designed to attract, motivate and retain individuals of superior ability and managerial talent critical to its long-term success.
Pay for Performance	The majority of our named executive officers’ total compensation ties compensation directly to the achievement of corporate objectives, increases in our stock price or both. We emphasize pay for performance in order to create incentives to achieve key strategic and corporate performance objectives, align executive compensation with our business strategy and the creation of long-term stockholder value.
Align Executive Pay with Corporate Objectives and Stockholder Interests	Our compensation program aligns executive compensation with our corporate strategies, business objectives and long-term stockholder interests by rewarding successful execution of our business plan and tying a significant portion of total compensation opportunities to performance-based compensation. As a result, our compensation program enhances the executives’ incentive to increase our stock price and maximize stockholder value.
Market Competitive Pay	The Human Capital Management and Compensation Committee uses competitive compensation data from the annual total compensation study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements, including base salary.

PRINCIPAL ELEMENTS OF PAY AND PAY POSITIONING
Our executive compensation program generally consists of four principal components: base salary, annual performance bonus, long-term equity incentives and other benefits.
The Human Capital Management and Compensation Committee has, however, adopted a compensation philosophy that places a greater emphasis on long-term equity incentive compensation for our named executive officers than cash compensation. In addition, the mix of compensation paid to our named executive officers is intended to ensure that total compensation reflects our overall success or failure, including our long-term stock performance, and to motivate executive officers to meet appropriate performance measures.
In determining each element of compensation for any given year, our Human Capital Management and Compensation Committee considers and determines each element individually and then reviews the resulting total compensation and determines whether it is reasonable and competitive. We do not have a pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.
As a result of the weighting of the short-term cash and long-term equity components of total compensation, the total target annual compensation for our named executive officers approximates the 50th percentile of the peer group.

	Description and Purpose	Pay Positioning Philosophy
Base Salary	Competitive fixed cash compensation used to attract and retain talented executives.	We generally provide our named executive officers with a base salary that falls below the median for similar positions at our peer group.
Annual Performance Bonus Award	Cash incentives designed to reward executive officers for successful corporate performance against board approved annual bonus objectives.	Target total cash compensation generally below the median of executive officers performing similar job functions at companies in our peer group to ensure a greater emphasis is placed on long-term incentives while ensuring total compensation is competitive with market.
Long-Term Equity Incentive Awards	Stock options and RSU awards subject to time-based and performance-based vesting designed to align each executive officer’s incentives with stockholder value creation.
We emphasize long-term equity incentive compensation within our named executive officers' total target compensation opportunity. While we do not set target equity compensation at a specific level relative to our peer group, annual target equity opportunities may exceed the median of executive officers performing similar job junctions at companies in our peer group if the Human Capital Management and Compensation Committee believes that is appropriate based on other compensation components, retention and incentive needs and individual executive officer performance. The annual target equity opportunities for our named executive officers for 2021 generally fell between the 50th to 75th percentile for similar positions at our peer group after the Human Capital Management and Compensation Committee's review of the foregoing factors.

Benefits & Other Compensation Programs	Healthcare and insurance coverage, deferred compensation arrangements, 401(k) matching program, employee stock purchase plan offering and other fringe benefits.	Benefits and other compensation programs designed to further incentivize our executive officers and provide competitive compensation.

However, we strongly believe in retaining the best talent among our senior executive management team and while we believe that comparisons to market data are a useful tool, we do not believe that it is appropriate to establish executive compensation levels based solely on a comparison to data from these companies. Therefore, the Human Capital Management and Compensation Committee may approve total compensation packages for senior executive management that vary from the foregoing positioning based on several factors, including overall experiences, accumulated years of service with us, level of responsibilities and/or performance ratings. Our 2021 total compensation for our named executive officers was generally consistent with the foregoing compensation philosophy.

The compensation levels of our named executive officers reflect to a significant degree their varying roles and responsibilities. Mr. Higgins, in his role as chief executive officer, has the greatest level of responsibility among our named executive officers and, therefore, receives the highest level of pay. This is also consistent with the practices of the companies in our peer group and the summary compensation data included in the summaries of comparable companies reviewed by our Human Capital Management and Compensation Committee.
COMPENSATION DETERMINATION PROCESS
Role of the Human Capital Management and Compensation Committee
The Human Capital Management and Compensation Committee has the primary authority to determine our compensation philosophy and to establish compensation for our executive officers. In determining each level of compensation and the total package, the Human Capital Management and Compensation Committee reviewed a variety of sources, to determine and set compensation.
In the fourth quarter of each year or the first quarter of the following year, the Human Capital Management and Compensation Committee reviews the performance of each of our named executive officers during the year under review. Generally at this time, the Human Capital Management and Compensation Committee also reviews our performance relative to the corporate performance objectives set by the board of directors for the previous year and makes the final bonus payment determinations based on our overall corporate performance and, with respect to the named executive officers other than our Chief Executive Officer, the Human Capital Management and Compensation Committee’s evaluation of each named executive officer’s performance for the year under review. In connection with this review, the Human Capital Management and Compensation Committee also reviews and adjusts, as appropriate, annual base salaries for our named executive officers and grants, as appropriate, additional equity awards to our named executive officers and certain other eligible employees.
During the fourth quarter of each year our Human Capital Management and Compensation Committee also reviews the corporate performance objectives for purposes of our performance bonus programs for the following year, but such objectives historically have been recommended to the full board of directors for approval.
Role of Our Executive Officers
The chief executive officer aids the Human Capital Management and Compensation Committee by providing annual recommendations regarding the compensation of all executive officers, other than himself. Each named executive officer and senior executive management team member, in turn, participates in an annual performance review with the chief executive officer to provide input about his contributions to our success for the period being assessed. The performance of our chief executive officer and senior executive management team as a group is reviewed annually by the Human Capital Management and Compensation Committee.
Role of Compensation Consultant
In 2021, the Human Capital Management and Compensation Committee retained Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), a national executive compensation consulting firm, as its independent compensation consultant. During 2021, Aon provided the following services to the Human Capital Management and Compensation Committee:

•Assisted in in the formulation of the peer group used to determine executive compensation during 2021.
•Advised regarding the determination of the key elements of the executive compensation program.
•Advised regarding the market competitiveness of the director compensation program.
Aon reports to and is accountable to the Human Capital Management and Compensation Committee, and may not conduct any other work for us without the authorization of the Human Capital Management and Compensation Committee. Aon did

not provide any services to us in 2021 beyond its engagement as an advisor to the Human Capital Management and Compensation Committee on executive and director compensation matters. After review and consultation with Aon, the Human Capital Management and Compensation Committee has determined that Aon is independent and there is no conflict of interest resulting from retaining Aon currently or during the year ended December 31, 2021. In reaching these conclusions, the Human Capital Management and Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1 and Nasdaq listing standards.
Role of Comparable Company Information
In October 2020, the Human Capital Management and Compensation Committee worked with Aon to confirm a peer group of companies in the United States for which compensation information can be provided to the Human Capital Management and Compensation Committee.
The peer group was not selected on the basis of executive compensation levels and reflects companies that are our peers in terms of our current business model and stage of development, including the number of programs maintained by us and the importance of licensing to our business model.
The selected companies in our peer group are companies that fall within a reasonable range of comparison factors and/or that we may compete with for executive talent. In addition to the criteria related to finding companies with similar business models and at a similar stage of development as Ligand, the other criteria used in the identification and selection of the peer group included:

Peer Group Selection Criteria
•U.S. based, publicly-traded, commercial biopharma companies
•Revenues ranging from $100 million to $500 million
•Market values between $0.6 billion and $4.0 billion (based on trading values in October 2020 when the peer group was selected). Ligand’s market capitalization in October 2020 (approximately $1.536 billion), when the peer group was selected, approximated the 32nd percentile of the selected peers.

•Products in comparable stages of development to our products. We also focused on companies with multiple product candidates, as opposed to single product companies.

The peer group companies for 2021 compensation was comprised of the following companies:

Agios Pharmaceuticals	Intercept Pharmaceuticals	Repligen
Coherus BioSciences	Ironwood Pharmaceuticals	Supernus Pharmaceuticals
Corcept Therapeutics	Nektar Therapeutics	Theravance Biopharma
Halozyme Therapeutics	Pacira BioSciences	Ultragenyx Pharmaceuticals
Heron Therapeutics	PTC Therapeutics	Xencor
Innoviva	REGENXBIO

The peer group compensation data is limited to publicly available information and therefore does not provide precise comparisons by position as offered by more comprehensive survey data. The pool of senior executive talent from which we draw and against which we compare ourselves extends beyond the limited community of our immediate peer group and includes a wide range of other organizations outside of our traditional competitors, which range is represented by such surveys. As a result, the Human Capital Management and Compensation Committee uses peer group data to analyze the overall competitiveness of our compensation with our direct publicly traded peers in the United States and our general compensation philosophy, and to determine equity award levels for the named executive officers, but also relies on industry survey data in determining actual executive compensation. As a result, for 2021, Aon also provided the Human Capital Management and Compensation Committee with data compiled from a custom cut of companies in the Aon Global Life Sciences Survey, consisting of comparable U.S. public biotechnology companies with revenues ranging from $100 million to $500 million and market capitalization between $0.6 billion and $4.0 billion as of October 2020 when the survey data was compiled. This survey data is used to provide pooled compensation data for positions closely akin to those held by each named executive officer. For purposes of this compensation discussion and analysis, references to our “peer group” include both the peer group of companies listed above and the survey data reviewed by our Human Capital Management and Compensation Committee.
With respect to the foregoing survey data, the identities of the individual companies included in the surveys were not provided to the Human Capital Management and Compensation Committee, and the Human Capital Management and Compensation Committee did not refer to individual compensation information for such companies. Instead, the Human Capital Management and Compensation Committee only referred to the statistical summaries of the compensation information for the companies included in such surveys.
ELEMENTS OF COMPENSATION
Base Compensation
Annual base salary increases are based upon the performance of the executive officers, internal pay equity considerations and peer practices, as assessed by the chief executive officer (for executives other than himself) and approved by the Human Capital Management and Compensation Committee. The Human Capital Management and Compensation Committee assesses these factors with respect to the chief executive officer.
For 2021, Mr. Higgins received an approximately 4.3% increase to his base salary and each of our remaining named executive officers received an approximately 3% increase to his base salary. These increases were determined to be appropriate by our Human Capital Management and Compensation Committee to ensure that the base salaries of our named executive officers continued to be generally consistent with our pay positioning philosophy, as described above. Base salaries paid to our named executive officers for 2021 were as follows:

Name	2021 Base Salary	% Base Salary Increase (Over 2020)
John L. Higgins	$699,000	4%
Matthew W. Foehr	520,200	3%
Matthew Korenberg	498,500	3%
Charles S. Berkman	456,300	3%

Annual Performance-Based Cash Compensation
It is the Human Capital Management and Compensation Committee’s objective to have a substantial portion of each named executive officer’s compensation contingent upon company performance. Our annual performance-based bonus program provides for cash bonus payments tied to achievement of key annual corporate performance objectives established by our board of directors for such purpose. Our annual performance-based bonus program is intended to complement our long-term equity program, which more directly aligns realized executive compensation with longer-term share price and corporate objectives.
Target Annual Bonus Opportunities
The target incentive opportunities for our named executive officers for 2021 are set forth in the table below and, other than for Mr. Berkman, remained flat year over year for our executives for 2021 from 2020 levels. Mr. Berkman's target incentive opportunity was increased from 40% to 45% to ensure that his target incentive opportunity continues to be generally consistent with our pay positioning philosophy, as described above. Each executive’s annual bonus is tied 100% to corporate performance.

Name	2021 Target Bonus (as a % of Base Salary)
John L. Higgins	75%
Matthew W. Foehr	50%
Matthew Korenberg	50%
Charles S. Berkman	45%

2021 Corporate Performance Objectives and Achievements
At the beginning of each year, our board of directors sets corporate objectives for the year in a number of areas after considering management input and our overall strategic objectives. Following the conclusion of each year, the Human Capital Management and Compensation Committee assesses the level of achievement relative to these corporate objectives. This achievement level is then applied to each named executive officer’s target bonus to determine that year’s total annual bonus. The Human Capital Management and Compensation Committee retains the discretion to reduce the final bonus payout to a named executive officer based on other factors deemed relevant to assessing the company’s performance in comparison to its peers and the industry.
In January 2021, the Human Capital Management and Compensation Committee and our board of directors approved the performance objectives for the 2021 annual bonus program. The metrics were established after careful consideration of key short-term corporate goals.

Objective	Actual	Performance Achievement
Finance •Revenue of $291 million •EBITDA(1) of $132.7 million	•Revenue of $ 277 million – 95% of target goal •EBITDA of $134 million – 101% of goal	98%
Licensing •Complete at least three new major contracts from the Icagen and Pfenex technology platforms with each contract having a minimum of over $100 million in milestones or tiered royalties exceeding 5%	•Two Icagen new contracts and one Ligand new contract completed during 2021 met the requirements	100%
OmniAb •Build computer-aided antigen design capability and position antigen library to leverage in partnerships •Acquire or build new capabilities cell screening and discovery •Complete at least one out-license or major buy-out transaction of an OmniAb antibody program	•Finalized deals with LandingAI and Genedata, built out bioinformatics team with new hires •Implemented new cell screening capabilities in three partnerships •Significant operational and administrative work to prepare for OmniAb spin-off	100%
Captisol •Expand IP footprint and trade secrets with patent issuances and improved processing steps or implementation of new methods of manufacture •Optimize cost structure and processing efficiencies to create a more flexible future supply network	•Allowance of new process patent in U.S., new scale-up technology patent filings in U.S., Europe and Asia •Diversified network and successfully shipped commercial material out of four fully-validated facilities in Q2 2021 •Completed new optimized supply agreement with Hovione •Successfully response to substantial consortium demand in Q2 2021 and weather issues in Q1 2021 •Executed eight new license/supply agreements	100%
Pipeline •Manage partners and portfolio to support high-value, late-stage assets	•Providing support for five major partners/portfolio	100%
(1)    EBITDA for annual bonus plan purpose is a non-GAAP measure and is generally calculated as our earnings before interest, taxes, depreciation, amortization and other non-cash related expenses.

In evaluating management’s performance against our 2021 corporate objectives in December 2021, our Human Capital Management and Compensation Committee assessed performance relative to the predefined goals to equal or exceed the targeted levels of performance anticipated by the board when such objectives were first established. In addition, our Human Capital Management and Compensation Committee considered our outstanding business achievements in 2021 as discussed above under "2021 Business Highlights." With this strong performance against the pre-established goals, our Human Capital Management and Compensation Committee determined to payout annual bonuses at 100% of target.
2021 Annual Bonus Determinations

Name	Base Salary	Target Bonus (as % of base salary)	Corporate Performance Achievement %	Total 2021 Annual Bonus
John L. Higgins	$699,000	75%	100%	$522,438
Matthew W. Foehr	520,200	50%	100%	259,467
Matthew Korenberg	498,500	50%	100%	248,649
Charles S. Berkman	456,300	45%	100%	203,257

Long-Term Performance-Based Equity Incentive Program
Our long-term performance-based compensation is designed to link the ultimate level of an executive officer’s compensation to our stock price performance and long-term stockholder interests while creating an incentive for sustained growth. All equity awards are granted under our 2002 Plan.
Equity Vehicles
We provide equity compensation to our named executive officers through grants of stock options, performance stock units (“PSUs”) and restricted stock units (“RSUs”). For 2021, these equity vehicles were weighted at 40%, 33% and 27%, respectively.
•Time-based stock options granted to our named executive officers generally have a four-year vesting schedule designed to provide an incentive for continued employment. Options have a ten-year term and an exercise price equal to 100% of the fair market value of the underlying stock on the date of grant. Accordingly, options will provide a return to the executive officer only if the market price of the shares appreciates over the option term.
•Time-based restricted stock units generally vest in equal installments over three years.
•Performance stock units are a significant component of our annual long-term equity incentive awards for our named executive officer that vest based on key corporate and financial objectives over multi-year performance periods. At the time of grant, our Human Capital Management and Compensation Committee conducts a review of the performance measures and associated payout levels, the rigor of the performance goals and their alignment with performance. Our PSUs are structured with two staggered performance periods of two and three years to provide our Human Capital Management and Compensation Committee the ability to design performance objectives that are tailored to specifically drive long-term stockholder value creation over varying time horizons. This staggered performance period design results in PSUs from two awards vesting each year and facilitates more diversity in performance objectives.
The Human Capital Management and Compensation Committee views granting equity awards as a retention device and therefore also reviews the status of vesting and number of vested versus unvested awards at the time of grant. Guidelines for the number of equity awards granted to each executive officer are determined using a procedure approved by the Human Capital Management and Compensation Committee based upon several factors, including the executive officer’s level of responsibility, salary grade, performance and the value of the equity awards at the time of grant. We emphasize long-term equity incentive compensation within our named executive officers' total target compensation opportunity. While we do not set target equity compensation at a specific level relative to our peer group, annual target equity opportunities may exceed the median of executive officers performing similar job junctions at companies in our peer group if the Human Capital Management and Compensation Committee believes that is appropriate based on its review of the foregoing factors and each executive's other compensation and individual executive officer performance.
2021 Long-Term Incentive Awards
In January 2021, our Human Capital Management and Compensation Committee approved long-term incentive awards to our named executive officers as described in the table below.

Name	Total Stock Option Target Value (40%)	Number of Stock Options Granted(1)	Total RSU Target Value (27%)	Number of RSUs Granted(2)	Total PSU Target Value (33%)	Number of PSUs Granted (at Target)(2)
John L. Higgins	$2,600,000	25,113	$1,755,000	12,608	$2,145,000	15,410
Matthew W. Foehr	1,360,000	13,136	918,000	6,595	1,122,000	8,060
Matthew Korenberg	1,200,000	11,591	810,000	10,819	990,000	12,112
Charles S. Berkman	720,000	6,955	486,000	3,491	594,000	4,267
(1) The actual number of options awarded was calculated using the Black-Scholes option pricing model (utilizing the same assumptions that we utilize in the preparation of our financial statements).
(2) The actual number of RSUs and PSUs awarded is calculated by dividing (a) the target grant value of the RSU award, by (b) the average closing price per share of our common stock on the Nasdaq Global Market (or such other established stock exchange or national quotation system on which the stock is quoted) for the 30-calendar day period through and including February 3, 2021.

Consistent with prior years, the PSUs granted by our Human Capital Management and Compensation Committee in 2021 (the “2021 PSUs”) were divided into two equally weighted components: one subject to three-year relative TSR performance conditions and one subject to the number of partnered OmniAb antibody programs initiated over the two-year period commencing on January 1, 2021. Our Human Capital Management and Compensation Committee selected these performance measures in order to drive the key behaviors that the Human Capital Management and Compensation Committee wants to reinforce and align pay with stockholder returns.
Threshold, target and maximum performance levels for both components of the 2021 PSUs were established, as described below. The Human Capital Management and Compensation Committee selected the foregoing performance measures because they represent the key financial and operational performance metrics for which the executives are responsible as well as align with stockholders’ interests, thereby creating the clearest link between executive actions, corporate results and our continued long-term success.
Relative TSR Component. The performance-based vesting requirement for the 2021 PSUs tied to relative TSR is based on the percentile level of our TSR for the three-year performance period from January 1, 2021 through December 31, 2023, relative to the members of the NASDAQ Biotechnology Index. The NASDAQ Biotechnology Index was selected for comparison because it enables our Human Capital Management and Compensation Committee to assess our performance against an objective peer group.

TSR PERCENTILE VS. NASDAQ BIOTECHNOLOGY INDEX	% OF TARGET PAID
95th percentile	200%
55th percentile	100%
30th percentile	50%
< 30th percentile	0%

Performance between achievement levels will be determined by linear interpolation. To receive the earned shares, an executive officer must generally remain employed with us through the last day of the applicable performance period.
OmniAb Antibody Programs Component. The second performance-based vesting component for the 2021 PSUs is tied to the number of partnered OmniAb antibody programs initiated during the two-year performance period from January 1, 2021 through December 31, 2022. The programs may be a combination of new platform rodent partnerships, cow or heavy chain-only technology programs and/or programs leveraging the OmniChicken technology and services. Each program must be potentially royalty-bearing. A “new” platform rodent partnership is defined as rodent programs initiated by partners that are added during the performance period. The portion of the 2021 PSUs tied to OmniAb antibody programs will vest as follows (with achievement between two levels to be determined by rounding down to the nearest achievement level):

NUMBER OF PARTNERED OMNIAB ANTIBODY PROGRAMS INITIATED	% OF TARGET PAID
>=35	150%
25	100%
15	50%
<15	0%

The time-based stock options and RSUs granted to our named executive officers in 2021 vest in accordance with the standard vesting schedules described above.
2020 Performance-Based Restricted Stock Units Earned

In February and March 2020, our named executive officers were granted PSUs (the “2020 PSUs”) that were eligible to vest based on the following two equally-weighted objectives:

• The vesting of the first component of the 2020 PSUs was tied to our adjusted EPS growth for the two year performance period commencing January 1, 2020 and ending December 31, 2021.

• The vesting of the second component of the 2020 PSUs is tied to our TSR during the performance period commencing January 1, 2020 and ending December 31, 2022, relative to the members of the NASDAQ Biotechnology Index.

(a) Adjusted earnings per share (EPS) represents GAAP net income/loss excluding the impact of the (1) share-based compensation expense, (2) amortization of intangible assets, (3) non-cash interest expense, (4) amortization of commercial license and other economic rights, (5) fair value changes in contingent liabilities, (6) acquisition and integration costs, (7) transaction costs, (8) unrealized gain/loss from short-term investments, (9) other non-recurring items, (10) tax effect, if any, of the foregoing adjustments, and (11) excess tax benefits and tax deficiencies relating to equity awards vested and exercised since January 1, 2017, divided by diluted weighted average common shares outstanding during the period.

In January 2022, the Human Capital Management and Compensation Committee certified our achievement relative to the adjusted EPS growth objective for purposes of the 2020 PSUs following the end of the applicable two-year performance period. The threshold, target and maximum performance levels for the adjusted EPS growth component of these awards (which equated to 50%, 100% and 200% payout levels, respectively, with performance between these levels determined by linear interpolation and no payout for performance below threshold), the performance achievement relative to such performance levels and the actual number of 2020 PSUs that vested are set forth in the table below:

Objective	Weighting	(0%)	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance	Percentage Earned
Adjusted EPS Growth(1)	50%	<10%	10%	15%	>24%	43%	200%(2)
(1) Adjusted earnings per share (EPS) represents GAAP net income/loss excluding the impact of the (a) share-based compensation expense, (b) amortization of intangible assets, (c) non-cash interest expense, (d) amortization of commercial license and other economic rights, (e) fair value changes in contingent liabilities, (f) acquisition and integration costs, (g) transaction costs, (h) unrealized gain/loss from short-term investments, (i) other non-recurring items, (j) tax effect, if any, of the foregoing adjustments, and (k) excess tax benefits and tax deficiencies relating to equity awards vested and exercised since January 1, 2017, divided by diluted weighted average common shares outstanding during the period.
(2) The actual number of units that vested and issued in January 2022 with respect to the portion of the 2020 PSUs tied to incremental revenue are as follows: Mr. Higgins, 13,560; Mr. Foehr, 7,396; Mr. Korenberg, 6,848; and Mr. Berkman, 3,836.

The “target” number of 2020 PSUs that remain eligible to vest based on our three-year relative TSR are reported in the “Outstanding Equity Awards at Fiscal Year-End” table below.

2019 Performance-Based Restricted Stock Units Earned

In May 2019, our named executive officers were granted PSUs (the “2019 PSUs”) that were eligible to vest based on the following two equally-weighted objectives (and a possible performance multiplier of 150% for “maximum” performance relative to both objectives):

• The vesting of the first component of the 2019 PSUs was tied to our incremental revenue from acquisitions, new licensing deals and Captisol sales above projections for the two year performance period commencing January 1, 2019 and ending December 31, 2020.

• The vesting of the second component of the 2019 PSUs is tied to new licenses for internally funded programs during the performance period commencing January 1, 2019 and ending December 31, 2021.

In January 2021 and January 2022, the Human Capital Management and Compensation Committee certified our achievement relative to the objectives for purposes of the 2019 PSUs following the end of the applicable two-year or three-year performance period. The threshold, target and maximum performance levels for the incremental revenue component of these awards (which equated to 50%, 100% and 150% payout levels, respectively, with performance between these levels determined by linear interpolation and no payout for performance below threshold), the performance achievement relative to such performance levels and the actual number of 2019 PSUs that vested are set forth in the table below:

Objective	Weighting	Threshold (0%)	Target (100%)	Maximum (150%)	Actual Performance	Percentage Earned
Incremental Revenue(1)	50%	$10 million	$15 million	$20 million	$109 million	150%
New Licenses for Internally Funded Programs(2)	50%	0	2 licenses	3 licenses	5 licenses	150%
(1) The actual number of units that vested and issued in January 2021 with respect to the portion of the 2019 PSUs tied to incremental revenue are as follows: Mr. Higgins, 9,607; Mr. Foehr, 5,604; Mr. Korenberg, 4,803; and Mr. Berkman, 2,401.

(2) The actual number of units that vested and issued in January 2022 with respect to the portion of the 2019 PSUs tied to new licenses for internally funded programs are as follows: Mr. Higgins, 9,607; Mr. Foehr, 5,604; Mr. Korenberg, 4,803; and Mr. Berkman, 2,401.

OTHER ELEMENTS OF COMPENSATION AND PERQUISITES
We also provide our named executive officers and other employees the following benefits and perquisites.
Health and Welfare Benefits
We provide to each named executive officer, the named executive officer’s spouse and children such health, dental and vision insurance coverage as we may from time to time make available to its other executives of the same level of employment. We pay a portion of the premiums for this insurance for all employees.
We provide each named executive officer such disability and/or life insurance as we may from time to time make available to our other employees of the same level of employment. We pay the premiums for this life insurance coverage for the named executive officers.
Defined Contribution Plan
We and our designated affiliates offer the Section 401(k) Savings/Retirement Plan (the “401(k) Plan”), a tax-qualified retirement plan, to their eligible employees. The 401(k) Plan permits eligible employees to defer from 1% to 90% of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. We also make matching contributions to the 401(k) Plan. In 2021, the match was equal to $0.50 per each $1.00 contributed by an employee up to an annual maximum of $6,000 per year.
Employee Stock Purchase Plan
Our 2002 Employee Stock Purchase Plan, as amended, which is intended to qualify under Section 423 of the Internal Revenue Code, permit participants to purchase Company stock on favorable terms. Plan participants are granted a purchase right to acquire shares of common stock at a price that is 85% of the stock price on either the first day of the six month offering period or the stock price on the last day of the six month offering period, whichever is lower. The purchase dates occur on the last business days of December and June of each year. To pay for the shares, each participant may authorize periodic payroll deductions from 1% to 10% of his or her cash compensation, subject to certain limitations imposed by the Internal Revenue Code. All payroll deductions collected from the participant in an offering period are automatically applied to the purchase of common stock on that offering period’s purchase date provided the participant remains an eligible employee and has not withdrawn from the employee stock purchase plan prior to that date.
Limited Perquisites and Other Benefits
We make available certain other perquisites or fringe benefits to executive officers and other employees, such as tuition reimbursement, professional society dues and food and recreational fees incidental to official company functions, including board meetings. The aggregate of these other benefits was less than $11,000 for each executive officer in the last fiscal year.
SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS
We believe that reasonable severance benefits for our named executive officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time following an involuntary termination of employment. We also believe that it is important to protect our named executive officers in the event of a change in control transaction involving us. In addition, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control severance benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders. Accordingly, the severance arrangements we have entered into with each of our executive officers provide for severance benefits in specified circumstances, as well as benefits in connection with an involuntary termination following a change in control.
Change in Control Arrangements
We have a change in control severance agreement with each of the named executive officers. In the event a named executive officer’s employment is terminated by us without cause or he or she resigns for good reason within 24 months following a change in control of our company, he or she will be eligible to receive a severance benefit equal to:
•one times (two times for Mr. Higgins) the annual rate of base salary in effect for such officer at the time of involuntary termination; plus
•one times (two times for Mr. Higgins) the greater of: (a) the maximum target bonus for the fiscal year in which the termination occurs; or (b) the maximum target bonus for the fiscal year in which the change in control occurs, if different; plus
•twelve (twenty-four for Mr. Higgins) multiplied by the monthly premium the executive would be required to pay for continued health coverage for himself or herself and his or her eligible dependents.
The foregoing severance amount will be payable in a lump sum following the officer’s termination of employment, subject to the officer’s execution of a general release of claims acceptable to us.
The change in control severance agreements also provide that all of a named executive officer’s outstanding stock awards will vest in the event of such a termination. In addition, the post-termination exercise period of a named executive officer’s stock options will be extended from three months to the date that is nine months following the date of termination (but in no event beyond the original expiration date of such options).
For purposes of the change in control severance agreements, an involuntary termination is either a termination of a named executive officer’s employment by us without cause or his resignation for good reason. “Cause” is generally defined as an officer’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, an officer’s willful and material breach of any obligation or duty under the employment agreement, any confidentiality and proprietary rights agreement or any written employment or other written policies that have previously been furnished to the officer, which breach is not cured within 30 days after written notice thereof is received by the officer, if such breach is capable of cure, the officer’s gross negligence or willful misconduct, including without limitation, fraud, dishonesty or embezzlement, in the performance of his duties, or the officer’s continuing failure or refusal to perform his assigned duties or to comply with reasonable directives of the board of directors that are consistent with the officer’s job duties (which directives are not in conflict with applicable law), which failure is not cured within 30 days after written notice thereof is received by the officer.
For purposes of the change in control severance agreements, “good reason” is generally defined as a material diminution in the officer’s authority, duties or responsibilities, a material diminution in the officer’s base compensation, a material change in the geographic location at which the officer must perform his duties, or any other action or inaction that constitutes a material breach by us or any successor or affiliate of its obligations to the officer under the employment agreement. An officer must provide written notice to us of the occurrence of any of the foregoing events or conditions without his written consent within 90 days of the occurrence of such event. We will have a period of 30 days to cure such event or condition after receipt of written notice of such event from the officer. Any voluntary termination of an officer’s employment for “good reason” must occur no later than the date that is six months following the initial occurrence of one of the foregoing events or conditions.
For purposes of the change in control severance agreements, a “change in control” has generally the same definition as given to such term under our 2002 Plan, as described below.
Amended and Restated Severance Plan
We maintain the Ligand Pharmaceuticals Incorporated Amended and Restated Severance Plan to provide severance payments to our employees and the employees of our subsidiaries upon an involuntary termination of employment without cause. Each of the named executive officers is eligible to participate in the severance plan, provided that he or she is not subject to disciplinary action or a formal performance improvement plan at the time of termination. However, if, as a result of his or her involuntary termination by us without “cause,” a named executive officer would be eligible to receive severance under any individual change in control severance agreement, employment agreement or other arrangement providing severance benefits, as approved by our board of directors or a committee thereof, such named executive officer will not be eligible for benefits under the severance plan.
Under the terms of the severance plan, a named executive officer will be eligible to receive (1) a lump sum payment in cash for his fully earned but unpaid base salary and accrued but unused vacation through the date of termination, (2) an amount equal to his base salary for the severance period, which period will be equal to (a) two months plus (b) one week for each year of service as of the date of termination and (c) continued health coverage at the same cost as was in effect for the named executive officer at the date of termination throughout such severance period, provided that such named executive officer elects continued coverage under COBRA. The foregoing cash severance benefit will be payable in a lump sum following the officer’s termination of employment, subject to the officer’s execution of a general release of claims acceptable to us.
For purposes of the severance plan, “cause” is generally defined as an officer’s conviction of (or entry of a plea of no contest to) any felony or any other criminal act, an officer’s commission of any act of fraud or embezzlement, an officer’s unauthorized use or disclosure of our confidential or proprietary information or trade secrets, or an officer’s commission of any material violation of our policies, or an officer’s commission of any other intentional misconduct which adversely affects our business or affairs in a material manner.
Change in Control Acceleration of Equity Awards
Equity awards granted under the 2002 Plan to the named executive officers may be subject to accelerated vesting in the event of a “change in control.”
Equity award agreements under the 2002 Plan, which cover each of the named executive officers, provide that such equity awards will automatically vest in the event of a “change in control” where the option is not assumed or replaced by a successor.
Under the 2002 Plan, a “change in control” is generally defined as:
•a merger, consolidation or reorganization of our company in which 50% or more of our voting securities change ownership;

•the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution of our company; or
•a change in control of our company effected through a successful tender offer for more than 50% of our outstanding common stock or through a change in the majority of our board of directors as a result of one or more contested elections for board membership.
In addition, the PSUs granted to the named executive officers in 2021 contain additional vesting provisions that will apply in the event of a change in control. In the event of a change in control prior to December 31, 2022, the number of PSUs in which a named executive will be eligible to vest under each PSU will be set at the “target” number of units, which “target” PSUs will continue to be eligible to vest based solely on the participant’s continued employment or service, with 50% of such “target” PSUs vesting on December 31, 2022 and 50% of such “target” PSUs vesting on December 31, 2023. In the event of a change in control after December 31, 2022 but prior to December 31, 2023, the remaining number of PSUs in which a participant will be eligible to vest under each PSU will be set at 50% of the “target” number of PSUs, which “target” PSUs will continue to be eligible to vest based solely on the participant’s continued employment or service through December 31, 2023.
Further, the PSUs granted to the named executive officers in 2020 contain additional vesting provisions that will apply in the event of a change in control. In the event a change in control had occurred prior to December 31, 2021, the number of PSUs in which a named executive would have been eligible to vest under each PSU would have been set at the “target” number of units, which “target” PSUs would have continued to be eligible to vest based solely on the participant’s continued employment or service, with 50% of such “target” PSUs vesting on December 31, 2021 and 50% of such “target” PSUs vesting on December 31, 2022. In the event of a change in control after December 31, 2021 but prior to December 31, 2022, the remaining number of PSUs in which a participant will be eligible to vest under each PSU will be set at 50% of the “target” number of PSUs, which “target” PSUs will continue to be eligible to vest based solely on the participant’s continued employment or service through December 31, 2022.

RISK ASSESSMENT OF COMPENSATION POLICIES AND PROGRAMS
In January 2021, management and Aon assessed our compensation policies and programs for all employees for purposes of determining the relationship of such policies and programs and the enterprise risks faced by us and presented its assessment to our Human Capital Management and Compensation Committee. Based on these assessments, management recommended, and the Human Capital Management and Compensation Committee concluded, that none of our compensation policies or programs create risks that are reasonably likely to have a material adverse effect on us. In connection with their review, management and the Human Capital Management and Compensation Committee noted certain key attributes of our compensation policies and programs that help to reduce the likelihood of excessive risk taking, including:
•The program design provides a balanced mix of cash and equity compensation, fixed and variable compensation and annual and long-term incentives.
•Corporate performance objectives are designed to be consistent with our overall business plan and strategy, as approved by the board of directors.
•The determination of executive incentive awards is based on a review of a variety of indicators of performance, reducing the risk associated with any single indicator of performance.
•Our equity awards generally vest over multi-year periods.
•The Human Capital Management and Compensation Committee has the right to exercise negative discretion over executive annual incentive plan payments.
POLICIES REGARDING TAX DEDUCTIBILITY OF COMPENSATION
Section 162(m) of the Internal Revenue Code restricts the ability of publicly held companies to take a federal income tax deduction for compensation paid to “covered employees” to the extent that compensation exceeds $1.0 million per covered employee in any fiscal year. While we consider the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the Human Capital Management and Compensation Committee retains the discretion to approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid without regard to whether it may be tax deductible.

HUMAN CAPITAL MANAGEMENT AND COMPENSATION
COMMITTEE REPORT

The Human Capital Management and Compensation Committee of the board of directors has submitted the following report for inclusion in this proxy statement:

The Human Capital Management and Compensation Committee reviewed this Compensation Discussion and Analysis and discussed its contents with the company’s management. Based on the review and discussions, the Human Capital Management and Compensation Committee has recommended to the board of directors that this Compensation Discussion and Analysis be included in this proxy statement and our annual report for the year ended December 31, 2021.

This report of the Human Capital Management and Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the Human Capital Management and Compensation Committee.

Todd C. Davis, Chair
Sarah Boyce
John L. LaMattina, Ph.D.

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation earned by our named executive officers during the fiscal years ended December 31, 2021, 2020 and 2019.

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
John L. Higgins	2021	$696,583	$6,016,298	$2,344,512	$522,438	$7,380	$9,587,211
Chief Executive Officer	2020	668,333	2,277,460	2,389,544	501,250	6,180	5,842,767
	2019	648,192	2,933,389	2,891,109	291,686	6,000	6,770,376

Matthew W. Foehr	2021	518,933	3,146,844	1,226,357	259,467	130,603	5,282,204
President and Chief Operating Officer	2020	503,750	1,242,269	1,303,366	277,063	158,001(4)	3,484,449
	2019	487,500	1,711,163	1,686,480	195,000	164,766(5)	4,244,909

Matthew Korenberg	2021	497,297	4,890,114	1,082,118	248,649	7,300	6,725,479
Executive Vice President, Finance and Chief Financial Officer	2020	482,833	1,150,224	1,206,821	265,558	5,700	3,111,136
	2019	466,667	1,466,580	1,445,555	186,667	5,734	3,571,203

Charles S. Berkman	2021	451,682	1,665,811	649,308	203,257	10,890	2,980,948
Senior Vice President and General Counsel	2020	441,917	644,168	675,820	176,767	6,180	1,944,852
	2019	427,620	733,290	722,777	136,933	6,547	2,027,167

(1)    Reflects the grant date fair value for stock and option awards granted in 2019, 2020 and 2021, calculated in accordance with FASB ASC Topic 718, Compensation - Stock Compensation, (“Topic 718”). The assumptions used to calculate the value of stock and option awards are set forth under Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 28, 2022. With respect to the PSU awards included in the Summary Compensation Table, these amounts include the grant date fair value of such PSUs granted to each of the named executive officers based on the estimated probable outcome of the performance based objectives applicable to such awards on the grant date.
    With respect to the PSUs granted in 2020, the number of PSUs that are eligible to vest will be determined based on the measurement of two equally weighted metrics, the compound annual growth rate for our adjusted EPS over a two-year performance period and our relative TSR ranked on a percentile basis against the NASDAQ Biotechnology Index over a three-year performance period measured from January 1, 2020. The grant date fair value of the PSUs granted during 2020 included in this column that are tied to the compound annual growth rate for our adjusted EPS was calculated based on the probable achievement of the performance goals as determined at the date of grant, which was determined to be the target level of performance. The grant date fair value of the PSUs that are tied to relative TSR was calculated using the Monte Carlo simulation which utilizes the stock volatility, dividend yield and market correlation of the Company and the NASDAQ Biotechnology Index. For the PSUs granted during 2020, such inputs consisted of: (a) an expected term that was based on the actual 2.81 year term of the award; (b) a risk-free interest rate of 0.4% derived from the yield on U.S. government bonds of appropriate term from the U.S. Department of Treasury; (c) a dividend yield of 0.0% based on historic and future dividend yield estimates; (d) stock price volatility of 39.75% based on an analysis of the historical stock price volatility of Ligand and each company in the NASDAQ Biotechnology Index over the three years prior to the date of grant to conform to the term of the awards; and (e) initial TSR performance of -11.48% based on actual historical TSR performance for Ligand and each company in the NASDAQ Biotechnology Index. Based on this methodology, the valuation of the PSUs tied to relative TSR performance granted during 2020 was 52.81% of the closing price of our common stock on the date of grant. The highest level of performance that may be achieved for the PSUs is 200% of the target. The full grant date fair value of the PSUs awarded to our named executive officers during fiscal year 2020, assuming maximum achievement of the applicable performance objectives is as follows: Mr. Higgins $1,924,273, Mr. Foehr $1,049,603, Mr. Korenberg $971,834, and Mr. Berkman $544,291.

With respect to the PSUs granted in 2021, the number of PSUs that are eligible to vest will be determined based on the measurement of two equally weighted metrics, the initiation of partnered OmniAb antibody programs over a two-year performance period measured from January 1, 2021 and Ligand’s relative TSR ranked on a percentile basis against the NASDAQ Biotechnology Index over a three-year performance period measured from January 1, 2021. The grant date fair value of the PSUs granted during 2021 included in this column that are tied to the initiation of partnered OmniAb antibody programs was calculated based on the probable achievement of the performance goals as determined at the date of grant, which was determined to be the target level of performance. The grant date fair value of the PSUs that are tied to relative TSR was calculated using the Monte Carlo simulation which utilizes the stock volatility, dividend yield and market correlation of the Company and the NASDAQ Biotechnology Index. For the PSUs granted during 2021, such inputs consisted of: (a) an expected term that was based on the actual 2.9 year term of the award; (b) a risk-free interest rate of 0.18% derived from the yield on U.S. government bonds of appropriate term from the U.S. Department of Treasury; (c) a dividend yield of 0.0% based on historic and future dividend yield estimates; (d) stock price volatility of 52.56% based on an analysis of the historical stock price volatility of Ligand and each company in the NASDAQ Biotechnology Index over the three years prior to the date of grant to conform to the term of the awards; and (e) initial TSR performance of 84.38% based on actual historical TSR performance for Ligand and each company in the NASDAQ Biotechnology Index. Based on this methodology, the valuation of the PSUs tied to relative TSR performance granted during 2020 was 176.27% of the closing price of Ligand common stock on the date of grant. The highest level of performance that may be achieved for the PSUs is 200% of the target. The full grant date fair value of the PSUs awarded to our named executive officers during fiscal year 2021, assuming maximum achievement of the applicable performance objectives, is as follows: Mr. Higgins $4,462,197, Mr. Foehr $2,333,894, Mr. Korenberg $3,507,211, and Mr. Berkman $1,235,551.

(2)    Represents performance bonus awards under the management bonus plan earned in 2020 and 2021, but paid in the subsequent year. For 2019, performance bonus awards earned in 2019 were also paid in 2019.
(3)    With the exception of Mr. Foehr, represents life insurance premiums paid by us for each year represented in the table and for 401(k) matching funds paid by us for each named executive officer ($6,000 for 2021 and $4,800 for each of 2019 and 2020) and taxable fringe benefits for 2021 of $1,380 for Mr. Higgins, $1,300 for Mr. Korenberg and $4,890 for Mr. Berkman.

(4)    Pursuant to the management rights letter between Viking Therapeutics, Inc. (Viking) and Ligand dated May 21, 2014, Ligand nominated Mr. Foehr to serve as a member of Viking’s board of directors. During 2021, in connection with Mr. Foehr’s service as a director of Viking, Mr. Foehr received (1) $38,000 in cash payments and (2) $85,603 in option awards (representing the aggregate grant date fair value of the option awards as reported by Viking, computed in accordance with authoritative accounting guidance). Additionally, Mr. Foehr received life insurance premiums paid by Ligand for 2021 of $900, taxable fringe benefits of $100, and $6,000 in 401(k) matching funds paid by Ligand in 2021.

(5)    During 2020, in connection with Mr. Foehr’s service as a director of Viking, Mr. Foehr received (1) $38,000 in cash payments and (2) $114,001 in option awards (representing the aggregate grant date fair value of the option awards as reported by Viking, computed in accordance with authoritative accounting guidance). Additionally, Mr. Foehr received life insurance premiums paid by us for 2020 of $900, taxable fringe benefits of $300, and $4,800 in 401(k) matching funds paid by us in 2020.
(6) During 2019, in connection with Mr. Foehr’s service as a director of Viking, Mr. Foehr received (1) $38,000 in cash payments and (2) $121,006 in option awards (representing the aggregate grant date fair value of the option awards as reported by Viking, computed in accordance with authoritative accounting guidance). Additionally, Mr. Foehr received life insurance premiums paid by us for 2020 of $900 and $4,800 in 401(k) matching funds paid by us in 2019.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2021
The following table summarizes plan-based awards granted to our named executive officers during the last fiscal year.

Name	Grant Date	Date of Board Action approving Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John L. Higgins
	2/3/21	3/9/20	—	—	—	—	15,410	30,820	—	—	—	980,135
	2/3/21	2/13/20	—	—	—	—	—	—	12,608	—	—	2,237,920
	2/3/21	2/13/20	—	—	—	—	—	—	—	25,113	177.5	2,344,512
Matthew W. Foehr
	2/3/21	3/9/20	—	—	—	—	8,060	16,120	—	—	—	534,620
	2/3/21	2/13/20	—	—	—	—	—	—	6,595	—	—	1,170,613
	2/3/21	2/13/20	—	—	—	—	—	—	—	13,136	177.5	1,226,357
Matthew Korenberg
	2/3/21	3/9/20	—	—	—	—	12,112	24,224	—	—	—	495,008
	2/3/21	2/13/20	—	—	—	—	—	—	10,819	—	—	1,920,373
	2/3/21	2/13/20	—	—	—	—	—	—	—	11,591	177.5	1,082,118
Charles S. Berkman
	2/3/21	3/9/20	—	—	—	—	4,267	8,534	—	—	—	277,235
	2/3/21	2/13/20	—	—	—	—	—	—	3,491	—	—	619,653
	2/3/21	2/13/20	—	—	—	—	—	—	—	6,955	177.5	649,308
(1)    Represents the target cash bonus awards granted under our annual performance bonus program. Actual bonus amounts paid are reflected in the Summary Compensation Table above.

(2)    The PSUs will vest based on objectives related to the number of OmniAb antibody programs initiated for the two year performance period commencing January 1, 2021 and ending December 31, 2022 and our relative TSR for the three year performance period commencing January 1, 2021 and ending December 31, 2023, with each such objective equally weighted. Threshold performance levels, below which no vesting will be awarded, were also established for each performance objective. For a description of the change in control provisions applicable to the foregoing equity award, see “Severance and Change in Control Arrangements” above.
(3)    The RSU awards granted to the named executive officers vest in equal installments over a three year period on each of February 15, 2022, 2023 and 2024. For a description of the change in control provisions applicable to the foregoing equity awards, see “Severance and Change in Control Arrangements” above.
(4)    Each option grant to the named executive officers vests 12.5% on July 25, 2021 and the remainder in 42 equal monthly installments. For a description of the change in control provisions applicable to the foregoing equity awards, see “Severance and Change in Control Arrangements” above.
(5)    Represents the fair value of the stock option or stock award at the time of grant as determined in accordance with the provisions of FASB ASC Topic 718. The assumptions used to calculate the value of stock and option awards are set forth under Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 28, 2022. With respect to awards, the vesting of which is performance-based, the grant date fair value is based on the estimated probable outcome of the performance objectives applicable to such awards on the grant date. The grant date fair value of the PSUs that are tied to relative TSR was calculated using the Monte Carlo simulation which utilizes the stock volatility, dividend yield and market correlation of the Company and the NASDAQ Biotechnology Index. See additional disclosure in footnote (1) under the “Summary Compensation Table” above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides information on all stock and option awards held by our named executive officers as of December 31, 2021. All outstanding equity awards are in shares of our common stock.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Unit or Other Rights That Have Not Vested (#)	Equity incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
John L. Higgins	65,616	—	—	21.92	2/15/2023	—	—	—	—
	14,334	—	—	32.00	6/3/2023	—	—	—	—
	93,627	—	—	74.42	2/11/2024	—	—	—	—
	54,421	—	—	56.26	2/10/2025	—	—	—	—
	54,226	—	—	85.79	2/11/2026	—	—	—	—
	43,646	—	—	100.38	2/24/2027	—	—	—	—
	38,805	2,587	—	159.01	3/2/2028	—	—	—	—
	41,506	17,090	—	117.97	2/11/2029	—	—	—	—
	27,906	32,980	—	95.68	2/13/2030	—	—	—	—
	5,233	19,880	—	177.50	2/3/2031	—	—	—	—
	—	—	—	—	—	25,916(4)	4,002 985	—	—
	—	—	—	—	—	—	—	13,559(5)	2,094,323
	—	—	—	—	—	—	—	15,410(6)	2,380,229
Matthew W. Foehr	63,210	—	—	74.42	2/11/2024	—	—	—	—
	40,358	—	—	56.26	2/10/2025	—	—	—	—
	25,938	—	—	85.79	2/11/2026	—	—	—	—
	24,348	—	—	100.38	2/24/2027	—	—	—	—
	19,007	1,267	—	159.01	3/2/2028	—	—	—	—
	24,212	9,969	—	117.97	2/11/2029	—	—	—	—
	15,222	17,988	—	95.68	2/13/2030	—	—	—	—
	2,737	10,399	—	177.50	2/3/2031	—	—	—	—
	—	—	—	—	—	14,015(7)	2,164,757	—	—
	—	—	—	—	—	—	—	7,396(5)	1,142,386
	—	—	—	—	—	—	—	8,060(6)	1,244,948
Matthew Korenberg	25,000	—	—	104.59	8/5/2025	—	—	—	—
	6,924	—	—	85.79	2/11/2026	—	—	—	—
	15,225	—	—	100.38	2/24/2027	—	—	—	—
	15,047	1,003	—	159.01	3/2/2028	—	—	—	—
	13,429	8,545	—	117.97	2/11/2029	—	—	—	—
	14,094	16,656	—	95.68	2/13/2030	—	—	—	—
	2,415	9,176	—	177.50	2/3/2031	—	—	—	—
	—	—	—	—	—	17,518 (8)	2,705,830	—	—
	—	—	—	—	—	—	—	6,848(5)	1,057,742
	—	—	—	—	—	—	—	12,112(6)	1,870,820
Charles S. Berkman	1,948	—	—	56.26	2/10/2025	—	—	—	—
	4,153	—	—	85.79	2/11/2026	—	—	—	—
	6,830	—	—	100.38	2/24/2027	—	—	—	—
	8,711	581	—	159.01	3/2/2028	—	—	—	—
	10,377	4,272	—	117.97	2/11/2029	—	—	—	—

7,893	9,327	—	95.68	2/13/2030	—	—	—	—
1,450	5,505	—	177.50	2/3/2031	—	—	—	—
—	—	—	—	—	7,114 (9)	1,098,828	—	—
—	—	—	—	—	—	—	3,835(5)	592,354
—	—	—	—	—	—	—	4,267(6)	659,081

(1)    Each option grant to the named executive officers has a ten year term from the date of grant. Except as described below, each option vests 12.5% after six months from grant and the remainder in 42 equal monthly installments. For a description of the change in control provisions applicable to the stock option awards, see “Severance and Change in Control Arrangements” above.
(2)    Except as described in footnotes 5 and 6 below, the RSU awards granted to the named executive officers vest over a three year period in equal installments on February 15 of the first three calendar years following the year in which the date of grant occurs. For a description of the change in control provisions applicable to the stock awards, see “Severance and Change in Control Arrangements” above.
(3)    Computed by multiplying the closing market price of our common stock on December 31, 2021, the last trading day of 2021, of $154.46, by the number of shares of common stock subject to such award.
(4)    The table above reflects the remaining unvested RSUs from the following grants of RSUs to Mr. Higgins, which vest in equal installments over a three year period from the date of grant: 4,269 unvested RSUs granted on February 11, 2019, 9,039 unvested RSUs granted on February 13, 2020, and 12,608 unvested RSUs granted on February 3, 2021. For a description of the change in control provisions applicable to the stock awards, see “Severance and Change in Control Arrangements” above.
(5)    Represents the “target” number of PSUs granted to the named executive officer in 2020. The PSUs granted in 2020 will vest based on objectives related to the compound annual growth rate of our adjusted EPS growth for two year performance period commencing January 1, 2020 and ending December 31, 2021 and Company's relative TSR for the three year performance period commencing January 1, 2020 and ending December 31, 2022, with each such objective equally weighted (and a possible performance multiplier of 200% for “maximum” performance relative to EPS growth objective). Threshold performance levels, below which no vesting will be awarded, were also established for each performance objective.

In January 2022, the Human Capital Management and Compensation Committee certified our achievement relative to the adjusted EPS growth             objective for purposes of the 2020 PSUs and determined that a 200% of “target” payout with respect to the units eligible to vest based on the adjusted EPS growth objective was earned. The actual number of units that vested and issued in January 2022 with respect to the portion of the 2020 awards tied to adjusted EPS growth is as follows: Mr. Higgins, 13,560; Mr. Foehr, 7,396; Mr. Korenberg, 6,848; and Mr. Berkman, 3,836. The value of these units that vested is reflected in the “Option Exercises and Stock Vested During Fiscal Year 2020” table below.

The “target” number of PSUs granted to the named executive officers in 2020 that remain eligible to vest based on the relative TSR objective are reported in the column titled “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” above as follows: Mr. Higgins, 6,779; Mr. Foehr, 3,698; Mr. Korenberg, 3,424; and Mr. Berkman, 1,917.

For a description of the change in control provisions applicable to the foregoing equity awards, see “Severance and Change in Control Arrangements” above.

(6)    Represents the “target” number of PSUs granted to the named executive officer in 2021. The PSUs granted in 2021 will vest based on objectives related to the number of OmniAb antibody programs initiated for a two year performance period commencing January 1, 2021 and ending December 31, 2022 (up to a maximum of 150% of the target PSUs) and the Company's relative TSR for the three year performance period commencing January 1, 2021 and ending December 31, 2023 (up to a maximum of 200% of the target PSUs), with each such objective equally weighted. Threshold performance levels, below which no vesting will be awarded, were also established for each performance objective. For a description of the change in control provisions applicable to the foregoing equity awards, see “Severance and Change in Control Arrangements” above. The “target” number of PSUs granted to each of the named executive officers reflected in the column above are as follows: Mr. Higgins, 15,410; Mr. Foehr, 8,060; Mr. Korenberg, 12,112; and Mr. Berkman, 4,267.

(7)    The table above reflects the remaining unvested RSUs from the following grants of RSUs to Mr. Foehr, which vest in equal installments over a three year period: 2,490 unvested RSUs granted on February 11, 2019, and 4,930 unvested RSUs granted on February 13, 2020 and 6,595 unvested RSUs granted on February 3, 2021. For a description of the change in control provisions applicable to the stock awards, see “Severance and Change in Control Arrangements” above.
(8)    The table above reflects the remaining unvested RSUs from the following grants of RSUs to Mr. Korenberg: 2,134 unvested RSUs granted February 11, 2019, and 4,565 unvested RSUs granted on February 13, 2020, and 10,819 unvested RSUs granted on February 3, 2021. For a description of the change in control provisions applicable to the stock awards, see “Severance and Change in Control Arrangements” above.
(9)    The table above reflects the remaining unvested RSUs from the following grants of RSUs to Mr. Berkman, which vest in equal installments over a three year period: 1,067 unvested RSUs granted February 11, 2019, and 2,556 unvested RSUs granted on February 13, 2020, and 3,491 unvested RSUs granted on February 3, 2021. For a description of the change in control provisions applicable to the stock awards, see “Severance and Change in Control Arrangements” above.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2021
The following table provides information on stock option exercises and stock vesting in fiscal 2020 by our named executive officers.

	Option Awards		Stock Awards
Name	No. of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John L. Higgins	234,666	39,901,322	50,151	7,031,497
Matthew W. Foehr	69,472	9,555,895	27,766	3,884,313
Matthew Korenberg	—	—	24,201	3,371,932
Charles S. Berkman	—	—	12,912	1,798,735

(1)    The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.
(2)    Computed by multiplying the closing market price of our common stock on the vesting date by the number of RSUs or PSUs subject to such award vesting on the applicable vesting date.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table summarizes potential change in control and severance payments to each named executive officer as of December 31, 2021. The three right-hand columns describe the payments that would apply in three different potential scenarios—a termination without cause prior to a change in control or more than 24 months following a change in control; a change in control without a termination of employment; or a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, in each case within 24 months following a change in control. The table assumes that the termination or change in control occurred on December 31, 2021. For purposes of estimating the value of accelerated equity awards to be received in the event of a termination of employment or change in control, we have assumed a price per share of our common stock of $154.46, which represents the closing market price of our common stock as reported on the Nasdaq Global Market on December 31, 2021, the last trading day of 2021. All cash severance benefits will be paid in a lump sum.

Name	Benefit	Termination Without Cause; No Change of Control ($)	Change of Control; No Termination ($)(1)	Termination Without Cause or Resignation for Good Reason within 24 Months Following a Change of Control ($)(2)
John L. Higgins	Salary	318,135	—	1,398,000
	Bonus	—	—	1,048,500
	Option acceleration	—	2,562,179	2,562,179
	Stock Award acceleration	—	9,466,699	9,466,699
	Benefits continuation	19,062	—	76,247
	Total value:	337,197	12,028,878	14,551,625
Matthew W. Foehr	Salary	196,667	—	520,200
	Bonus	—	—	260,000
	Option acceleration	—	1,421,103	1,421,103
	Stock Award acceleration	—	5,129,153	5,129,153
	Benefits continuation	15,885	—	38,123
	Total value:	212,552	6,5550,256	7,368,379
Matthew Korenberg	Salary	150,189	—	498,500
	Bonus	—	—	249,250
	Option acceleration	—	1,290,847	1,290,847
	Stock Award acceleration	—	6,128,973	6,128,973
	Benefits continuation	12,708	—	38,123
	Total value:	162,897	7,419,820	8,205,693
Charles S. Berkman	Salary	251,550	—	456,300
	Bonus	—	—	205,335
	Option acceleration	—	704,126	704,126
	Stock Award acceleration	—	2,597,554	2,597,554
	Benefits continuation	22,239	—	38,123
	Total value:	273,789	3,301,680	4,001,438
(1)    The 2002 Plan provides that options or RSUs will vest in the event of a change in control and the options or RSUs are not assumed or replaced by a successor. This disclosure assumes that the successor does not assume or replace the options or RSUs. For purposes of calculating the values in the table above, PSUs are included at “target” performance levels.
(2)    The change in control severance agreements with each of our named executive officers provide that all of a named executive officer’s outstanding stock awards will vest in the event of an involuntary termination. For purposes of calculating the values in the table above, PSUs are included at “target” performance levels.

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our median compensated employee to the annual total compensation of John L. Higgins, our CEO:

•Total compensation of our CEO in 2021 was $9,587,211 as reported above in our Summary Compensation Table. The total compensation for the median employee, other than our CEO, was $286,666. The total compensation for the median employee was calculated according to the requirements of the Summary Compensation Table.

•The ratio of our CEO’s compensation to the compensation of the median employee for 2021 was 33 to 1.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

We had 154 active employees as of December 31, 2021. To identify the median of the annual total compensation of our employees, we reviewed base salary, bonus, equity awards and 401(k) matching contribution for 2021 for these employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2021, the Human Capital Management and Compensation Committee was composed of Messrs. Aryeh and Davis, Dr. LaMattina and Ms. Sarah Boyce. No executive officer of our company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of our board of directors or compensation committee.

EQUITY COMPENSATION PLANS

We have two compensation plans approved by our stockholders under which our equity securities are authorized for issuance to employees and directors for goods or services, the 2002 Plan and the Employee Stock Purchase Plan.

The following table summarizes information about our equity compensation plans as of December 31, 2021:

	(a) Number of securities to be issued upon exercises of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	1,391,952(1)	$98.16	749,115(2)
Equity compensation plans not approved by security holders(3)	—	—	—
	1,391,952(1)	$98.16	749,115(2)
(1)Includes options and RSUs outstanding under the 2002 Plan, with PSUs included at “target” levels.
(2)At December 31, 2021, 704,755 and 44,360 shares were available under the 2002 Plan and the Employee Stock Purchase Plan, respectively, for future grants of awards (calculated by including PSUs at the “target” level). Of the shares available under the Employee Stock Purchase Plan at December 31, 2021, 2,506 of the 44,360 shares that were eligible for purchase were purchased during the offering period in effect on such date.
(3)There are no equity compensation plans (including individual compensation arrangements) not approved by our security holders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of fiscal year 2021, with respect to which we were a party, will be a party, or otherwise benefited, in which:
•the amounts involved exceeded or will exceed $120,000; and
•a director, nominee for director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.
Pursuant to our audit committee charter, the audit committee of our board of directors is responsible for reviewing and approving all transactions with related parties. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead the audit committee of our board of directors intends to review such transactions on a case by case basis. In addition, the Human Capital Management and Compensation Committee of our board of directors and/or our board of directors will review approve all compensation-related policies involving our directors and executive officers.

The severance arrangements we have entered into with each of our executive officers provide for severance benefits in specified circumstances, as well as benefits in connection with a change in control. See “Compensation Discussion and Analysis—Severance and Change in Control Arrangements.”

Our certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Pursuant to the management rights letter between Viking Therapeutics, Inc. (“Viking”), and the Company dated May 21, 2014, the Company nominated Mr. Foehr to serve as a member of Viking’s board of directors. During 2021, in connection with Mr. Foehr’s service as a director of Viking, Mr. Foehr received (1) $38,000 in cash payments and (2) $85,603 in option awards (representing the aggregate grant date fair value of the option awards as reported by Viking, computed in accordance with authoritative accounting guidance).

All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by the audit committee or a majority of the independent and disinterested members of the board of directors.

OTHER INFORMATION

DEADLINE FOR PROPOSALS FOR NEXT ANNUAL MEETING

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for the 2023 annual meeting of stockholders is December 23, 2022 (120 calendar days in advance of the anniversary of the date of this proxy statement). Stockholders wishing to submit proposals or director nominations that are to be included in such proxy statement and proxy must also do so by December 23, 2022. Stockholders are advised to review our amended and restated bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. Our current amended and restated bylaws are available at the SEC’s website, www.sec.gov, or upon written request to our Corporate Secretary at the address listed below. Stockholder proposals and director nominations should be directed to Corporate Secretary, Ligand Pharmaceuticals Incorporated, 5980 Horton Street, Suite 405, Emeryville, CA 94608. In addition to satisfying the foregoing requirements under our amended and restated bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 11, 2023, which is 60 days prior to the one-year anniversary of the date of the 2022 annual meeting.

ANNUAL REPORT ON FORM 10-K

Stockholders that received the Notice of Internet Availability of Proxy Materials can access this Proxy Statement and our fiscal 2021 Annual Report at http://www.envisionreports.com/LGND, which does not have cookies that identify visitors to the site. A copy of the Annual Report of the Company on Form 10-K for the 2021 fiscal year has been mailed concurrently with this proxy statement to all stockholders that received a copy of the proxy materials in the mail. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material. Written requests for copies of our Annual Report to stockholders may also be directed to our Corporate Secretary, Ligand Pharmaceuticals Incorporated, 5980 Horton Street, Suite 405, Emeryville, CA 94608.

SOLICITATION OF PROXIES

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to directors, officers or employees of the Company for any such services. Except as described above, we do not presently intend to solicit proxies other than by internet.

We intend to file a proxy statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2023 annual meeting of stockholders. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at: www.sec.gov.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially results in a reduced usage of natural resources and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement and one annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Any stockholder at a shared address to which a single copy of the documents was delivered and who wishes to receive a separate copy of the documents can request a copy of the documents by sending a written request to our Corporate Secretary, Ligand Pharmaceuticals Incorporated, 5980 Horton Street, Suite 405, Emeryville, CA 94608, or contact our Corporate Secretary at (858) 550-7500. Also, if you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future, please notify your broker or direct your written request to Corporate Secretary, Ligand Pharmaceuticals Incorporated, 5980 Horton Street, Suite 405, Emeryville, CA 94608, or contact our Corporate Secretary at (858) 550-7500. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER BUSINESS

As of the date of this proxy statement, the board of directors knows of no other business that will be presented for consideration at the annual meeting. If other matters are properly brought before the annual meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ CHARLES S. BERKMAN
Charles S. Berkman
Senior Vice President, General Counsel & Secretary
April 22, 2022

If you would like a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2021 that we filed with the SEC, we will send you one without charge. Please write to: Ligand Pharmaceuticals Incorporated, 5980 Horton Street, Suite 405, Emeryville, CA 94608, Attn: Corporate Secretary. All of our SEC filings are also available in the Investors section of our website at www.ligand.com.

Appendix A

LIGAND PHARMACEUTICALS INCORPORATED

2002 STOCK INCENTIVE PLAN

(AS AMENDED AND RESTATED EFFECTIVE JUNE 10, 2022)

ARTICLE ONE

GENERAL PROVISIONS

I. PURPOSE OF THE PLAN

This 2002 Stock Incentive Plan is intended to promote the interests of Ligand Pharmaceuticals Incorporated, a Delaware corporation, by providing eligible persons in the Corporation’s and its Subsidiaries’ service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in such service.

Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

II. STRUCTURE OF THE PLAN

A. The Plan shall be divided into three separate equity incentives programs:

1. the Discretionary Option Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock,

2. the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock, and

3. the Other Stock Award Program under which eligible persons may, at the discretion of the Plan Administrator, be granted restricted stock units, stock appreciation rights and dividend equivalents.

B. The provisions of Articles One, Five and Six shall apply to all equity programs under the Plan and shall govern the interests of all persons under the Plan.

III. ADMINISTRATION OF THE PLAN

A. The Primary Committee shall have sole and exclusive authority to administer the Plan with respect to Section 16 Insiders (other than non-employee Board members, whose Awards shall be administered by the full Board, as provided below). Administration of the Plan with respect to all other persons eligible to participate in those programs may, at the Board’s discretion, be vested in the Primary Committee or a Secondary Committee, or the Board may retain the power to administer those programs with respect to all such persons. However, any discretionary Awards for members of the Primary Committee must be authorized by a disinterested majority of the Board.

B. Members of the Primary Committee or any Secondary Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Committee and reassume all powers and authority previously delegated to such committee.

C. Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the provisions of those programs and any outstanding Awards thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the equity incentive programs under its jurisdiction or any Award thereunder.

D. Service on the Primary Committee or the Secondary Committee shall constitute service as a Board member, and members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Primary Committee or the Secondary Committee shall be liable for any act or omission made in good faith with respect to the Plan or any Awards under the Plan.

E. Notwithstanding the foregoing, the full Board shall administer the Plan with respect to any Awards to the non-employee members of the Board. In addition, in its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Primary Committee or any Secondary Committee under the Plan except with respect to matters which under Rule 16b‑3 under the Exchange Act, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Primary Committee. Should any Awards made under the Plan prior to November 2, 2017, be intended to qualify as Qualified Performance-Based Compensation within the meaning of Section 162(m)(4)(C) of the Code prior to its repeal, then all such determinations regarding such Awards will be made solely by the Primary Committee comprised solely of two of more “outside directors” within the meaning of Section 162(m) of the Code.

IV. ELIGIBILITY

A. The persons eligible to participate in the Discretionary Option Grant, Stock Issuance and Other Stock Award Programs are as follows:

(i) Employees,

(ii) non-employee members of the Board or the board of directors of any Parent or Subsidiary, and

(iii) consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B. Each Plan Administrator shall, within the scope of its administrative jurisdiction under the Plan, have full authority to determine, (i) with respect to the option grants under the Discretionary Option Grant Program, which eligible persons are to receive such grants, the time or times when those grants are to be made, the number of shares to be covered by each such grant, the status of the granted option as either an Incentive Option or a Non-Statutory Option, the time or times when each option is to become exercisable, the vesting schedule (if any) applicable to the option shares, the maximum term for which the option is to remain outstanding and such other terms and conditions of such option as the Plan Administrator determines are appropriate, (ii) with respect to stock issuances under the Stock Issuance Program, which eligible persons are to receive such issuances, the time or times when the issuances are to be made, the number of shares to be issued to each Participant, the vesting schedule (if any) applicable to the issued shares, the purchase price, if any, and consideration for such shares and such other terms and conditions of such issued shares as the Plan Administrator determines are appropriate, and (iii) with respect to other Awards under the Other Stock Awards Program, which eligible persons are to receive such Awards, the type of Award, the time or times when the issuances are to be made, the number of shares subject to such Award to be issued to each Participant, the vesting schedule (if any) applicable to the Awards, the consideration for such Awards and such other terms and conditions of such Awards as the Plan Administrator determines are appropriate.

V. STOCK SUBJECT TO THE PLAN

A. Subject to adjustment pursuant to this Section V, the number of shares of Common Stock which may be issued or transferred pursuant to Awards under the Plan is 8,413,754 shares, which number shall be reduced at any time by (i) one share for each share subject to any outstanding Award that is not a Full Value Award, and (ii) 1.5 shares for each share subject to any outstanding Award that is a Full Value Award. Notwithstanding anything in this Section V.A. to the contrary, the number of shares of Common Stock that may be issued or transferred pursuant to Incentive Stock Options under the Plan shall not exceed an aggregate of 8,413,754 shares, subject to adjustment pursuant to this Section V.

B. No one person participating in the Plan may receive Awards for more than 1,000,000 shares of Common Stock in the aggregate per calendar year. In addition, notwithstanding any provision to the contrary in the Plan, the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee member of the Board as compensation for services as a non-employee member of the Board during any calendar year of the Corporation may not exceed $550,000, increased to $850,000 in the calendar year of his or her initial service as a non-employee member of the Board. The Plan Administrator may make exceptions to this limit for individual non-employee members of the Board in extraordinary circumstances, as the Plan Administrator may determine in its discretion, provided that the non-employee member of the Board receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee members of the Board.

C. To the extent all or a portion of an Award is forfeited, expires or such Award or portion thereof is settled for cash (in whole or in part), the shares of Common Stock subject to such Award or portion thereof, shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan in an amount corresponding to the reduction in the share reserve previously made in accordance with Section V.A above. Notwithstanding anything to the contrary contained herein, the following shares of Common Stock shall not be added to the shares of Common Stock authorized for grant under Section V.A and will not be available for future grants of Awards: (i) shares of Common Stock tendered by an Optionee or withheld by the Corporation in payment of the exercise price of an option; (ii) shares of Common Stock tendered by the Optionee or Participant or withheld by the Corporation to satisfy any tax withholding obligation with respect to an option or stock appreciation right; (iii) shares of Common Stock subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof; and (iv) shares of Common Stock purchased on the open market with the cash proceeds from the exercise of options. Shares of Common Stock tendered by the Participant or withheld by the Corporation to satisfy any tax withholding obligation with respect to a Full Value Award shall be available for future grants of Awards under the Plan in an amount corresponding to the reduction in the share reserve previously made in accordance with Section V.A. above; provided, however, that, notwithstanding the foregoing, in the event shares subject to a Full Value Award are delivered by a Participant or withheld by the Company to satisfy any Withholding Taxes at a tax withholding rate in excess of the minimum statutory withholding rates, such shares tendered or withheld to satisfy the Withholding Taxes at a rate in excess of the minimum statutory withholding rates shall not be available for future grants of Awards under the Plan and shall continue to be counted against the share reserve in an amount corresponding to the reduction in the share reserve previously made in accordance with Section V.A. above.

Any shares of Common Stock forfeited by the Participant or repurchased by the Corporation under Article Three, Section I.C at a price not greater than the price originally paid by the Participant so that such shares are returned to the Corporation will again be available for Awards in an amount corresponding to the reduction in the share reserve previously made in accordance with Section V.A. above. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section V.C, no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Option to fail to qualify as an incentive stock option under Section 422 of the Code.

D. If any change is made to the Common Stock by reason of any stock split, stock or cash dividend (other than normal cash dividends), recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, equitable adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan or with respect to Incentive Stock Options under the Plan, (ii) the maximum number and/or class of securities for which any one person may be granted Awards under the Plan per calendar year, (iii) the number and/or class of securities for which grants are subsequently to be made under the Automatic Option Grant Program to new and continuing non-employee Board members, (iv) the number and/or class of securities and the exercise or purchase price per share in effect under each outstanding Award under the Plan, and (v) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto). Such adjustments to the outstanding Awards are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such Awards. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

E. Subject to Article Two, Section III, Article Three, Section II and Article Four, Section V, in the event of any transaction or event described in Section V.D or any unusual or nonrecurring transactions or events affecting the Corporation, any affiliate of the Corporation, or the financial statements of the Corporation or any affiliate, or of changes in applicable laws, regulations or accounting principles, including, without limitation, a Change in Control or a Hostile Take-Over, the Plan Administrator, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Optionee’s or Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Plan Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

1. To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Optionee’s or Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section V.E the Plan Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Optionee’s or Participant’s rights, then such Award may be terminated by the Corporation without payment) or (B) the replacement of such Award with other rights or property selected by the Plan Administrator in its sole discretion;

2. To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar Awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

3. To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and in the number and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;

4. To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable award agreement; and

5. To provide that the Award cannot vest, be exercised or become payable after such event.

F. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Corporation assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock, for reasons of administrative convenience, the Corporation in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.
ARTICLE TWO

DISCRETIONARY OPTION GRANT PROGRAM

I. OPTION TERMS

Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

A. EXERCISE PRICE.

1. The exercise price per share shall be fixed by the Plan Administrator but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

2. The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of the documents evidencing the option, be payable in one or more of the forms specified below:

(i) cash or check made payable to the Corporation,

(ii) shares of Common Stock held by the Optionee or otherwise issuable upon exercise of the option and valued at Fair Market Value on the Exercise Date,

(iii) to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions to (a) a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale, or

(iv) with the consent of the Plan Administrator, a promissory note bearing interest at no less than such rate as shall then preclude the imputation of interest under the Code.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date. Notwithstanding any other provision of the Plan to the contrary, no Optionee who is a member of the Board or an “executive officer” of the Corporation within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an option, or continue any extension of credit with respect to the exercise of an option, with a loan from the Corporation or a loan arranged by the Corporation in violation of Section 13(k) of the Exchange Act.

B. EXERCISE AND TERM OF OPTIONS. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. However, no option shall have a term in excess of ten (10) years measured from the option grant date.

C. EFFECT OF TERMINATION OF SERVICE.

1. The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:

(i) Any option outstanding at the time of the Optionee’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term.

(ii) Any option held by the Optionee at the time of death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or by the Optionee’s designated beneficiary or beneficiaries of that option.

(iii) During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which the option is exercisable on the date of the Optionee’s cessation of Service. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee’s cessation of Service, terminate and cease to be outstanding to the extent the option is not otherwise at that time exercisable for vested shares.

2. The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

(i) extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

(ii) permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested had the Optionee continued in Service.

D. STOCKHOLDER RIGHTS. The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

E. REPURCHASE RIGHTS. The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while holding such unvested shares, the Corporation shall have the right to repurchase any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

F. LIMITED TRANSFERABILITY OF OPTIONS. During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or the laws of inheritance following the Optionee’s death. Non-Statutory Options shall be subject to the same restriction, except that a Non-Statutory Option may be assigned in whole or in part during the Optionee’s lifetime to one or more members of the Optionee’s family or to a trust established exclusively for one or more such family members or to Optionee’s former spouse, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate. Notwithstanding the foregoing, the Optionee may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Two, and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

II. INCENTIVE OPTIONS

The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of Articles One, Five and Six shall be applicable to Incentive Options. To the extent an option which is designated as an Incentive Option fails to meet the requirements of Section 422 of the Code, then such option shall be treated as a Non-Statutory Option. Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section II.

A. ELIGIBILITY. Incentive Options may only be granted to Employees.

B. DOLLAR LIMITATION. The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

C. 10% STOCKHOLDER. If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.

III. CHANGE IN CONTROL/HOSTILE TAKE-OVER

A. In the event of a Change in Control, each outstanding option under the Discretionary Option Grant Program shall automatically accelerate so that each such option shall, immediately prior to the effective date of that Change in Control, become exercisable for all the shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully vested shares of Common Stock. However, an outstanding option shall NOT become exercisable on such an accelerated basis if and to the extent: (i) such option is to be assumed by the successor corporation (or parent thereof) or is otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the Change in Control on any shares for which the option is not otherwise at that time exercisable and provides for subsequent payout of that spread in accordance with the same exercise/vesting schedule applicable to those option shares or (iii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of the option grant.

B. All outstanding repurchase rights under the Discretionary Option Grant Program shall automatically terminate, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of a Change in Control, except to the extent: (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) or are otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the repurchase right is issued.

C. Immediately following the consummation of the Change in Control, all outstanding options under the Discretionary Option Grant Program shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.

D. Each option which is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Change in Control had the option been exercised immediately prior to such Change in Control. Appropriate adjustments shall also be made to the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same (subject only to reduction by reason of rounding). To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption of the outstanding options under the Discretionary Option Grant Program, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction.

E. The Plan Administrator shall have the discretionary authority to structure one or more outstanding options under the Discretionary Option Grant Program so that those options shall, immediately prior to the effective date of a Change in Control, become exercisable for all the shares of Common Stock at the time subject to those options and may be exercised for any or all of those shares as fully vested shares of Common Stock, whether or not those options are to be assumed in the Change in Control transaction or otherwise continued in effect. In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Discretionary Option Grant Program so that those rights shall immediately terminate upon the consummation of the Change in Control transaction, and the shares subject to those terminated rights shall thereupon vest in full.

F. The Plan Administrator shall have full power and authority to structure one or more outstanding options under the Discretionary Option Grant Program so that those options shall become exercisable for all the shares of Common Stock at the time subject to those options in the event the Optionee’s Service is subsequently terminated by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Change in Control transaction in which those options do not otherwise accelerate. In addition, the Plan Administrator may structure one or more of the Corporation’s repurchase rights so that those rights shall immediately terminate with respect to any shares held by the Optionee at the time of such Involuntary Termination, and the shares subject to those terminated repurchase rights shall accordingly vest in full at that time.

G. The Plan Administrator shall have the discretionary authority to structure one or more outstanding options under the Discretionary Option Grant Program so that those options shall, immediately prior to the effective date of a Hostile Take-Over, become exercisable for all the shares of Common Stock at the time subject to those options and may be exercised for any or all of those shares as fully vested shares of Common Stock. In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Discretionary Option Grant Program so that those rights shall terminate automatically upon the consummation of such Hostile Take-Over, and the shares subject to those terminated rights shall thereupon vest in full. Alternatively, the Plan Administrator may condition the automatic acceleration of one or more outstanding options under the Discretionary Option Grant Program and the termination of one or more of the Corporation’s outstanding repurchase rights under such program upon the subsequent termination of the Optionee’s Service by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of such Hostile Take-Over.

H. The portion of any Incentive Option accelerated in connection with a Change in Control or Hostile Take-Over shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Nonstatutory Option under the Federal tax laws.

I. The outstanding options shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

ARTICLE THREE

STOCK ISSUANCE PROGRAM

I. STOCK ISSUANCE TERMS

Shares of Common Stock may be issued under the Stock Issuance Program through direct and immediate issuances without any intervening option grants. Each such stock issuance shall be evidenced by a Stock Issuance Agreement which complies with the terms specified below. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to share right awards which entitle the recipients to receive those shares upon the attainment of designated performance goals or the satisfaction of specified Service requirements.

A. PURCHASE PRICE.

1. The purchase price per share, if any, shall be fixed by the Plan Administrator.

2. Shares of Common Stock may be issued under the Stock Issuance Program for any form of consideration as the Plan Administrator may deem appropriate in each individual instance, including, without limitation:

(i) cash or check made payable to the Corporation, or

(ii) past services rendered to the Corporation (or any Parent or Subsidiary), or

(iii) future services to be rendered to the Corporation (or any Parent or Subsidiary).

B. RESTRICTIONS. Shares of Common Stock issued under this Stock Issuance Program shall be subject to such restrictions on transferability and other restrictions as the Plan Administrator may impose (including, without limitation, limitations on the right to vote such shares or the right to receive dividends on such shares). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Plan Administrator determines at the time of the grant of the shares or thereafter. Notwithstanding the foregoing, with respect to shares of Common Stock issued under this Stock Issuance Program subject to vesting, dividends which are paid prior to vesting shall only be paid out to the Participant to the extent that the vesting conditions are subsequently satisfied and the share vests.

C. Forfeiture. Except as otherwise determined by the Plan Administrator at the time of the grant of the shares or thereafter, upon termination of employment or service during the applicable restriction period, shares of Common Stock issued under this Stock Issuance Program that are at that time subject to restrictions shall be forfeited; provided, however, that, the Plan Administrator may (a) provide in any award agreement that restrictions or forfeiture conditions relating to such shares will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to such shares.

II. CHANGE IN CONTROL/HOSTILE TAKE-OVER

A. All of the Corporation’s outstanding forfeiture restrictions or repurchase rights on any shares of Common Stock issued under the Stock Issuance Program shall terminate automatically, and all the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Change in Control, except to the extent (i) those forfeiture restrictions or repurchase rights are to be assigned to the successor corporation (or parent thereof) or are otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such accelerated vesting is precluded by other limitations imposed in the Stock Issuance Agreement.

B. The Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s forfeiture restrictions or repurchase rights under the Stock Issuance Program so that those rights shall automatically terminate in whole or in part, and the shares of Common Stock subject to those terminated rights shall immediately vest, in the event the Participant’s Service should subsequently terminate by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Change in Control transaction in which those forfeiture restrictions or repurchase rights are assigned to the successor corporation (or parent thereof) or are otherwise continued in effect.

C. The Plan Administrator shall also have the discretionary authority to structure one or more of the Corporation’s forfeiture restrictions or repurchase rights under the Stock Issuance Program so that those rights shall automatically terminate in whole or in part, and the shares of Common Stock subject to those terminated rights shall immediately vest, either upon the occurrence of a Hostile Take-Over or upon the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of that Hostile Take-Over.

III. SHARE ESCROW/LEGENDS

Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

ARTICLE FOUR

OTHER STOCK AWARDS PROGRAM

I. STOCK APPRECIATION RIGHTS
A. A stock appreciation right may be granted to any eligible person selected by the Plan Administrator. A stock appreciation right shall be subject to such terms and conditions not inconsistent with the Plan as the Plan Administrator shall impose and shall be evidenced by a stock appreciation right agreement.

B. A stock appreciation right shall entitle the Participant (or other person entitled to exercise the stock appreciation right pursuant to the Plan) to exercise all or a specified portion of the stock appreciation right (to the extent then exercisable pursuant to its terms) and to receive from the Corporation an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Common Stock on the date the stock appreciation right is exercised over (B) the Fair Market Value of the Common Stock on the date the stock appreciation right was granted and (ii) the number of shares of Common Stock with respect to which the stock appreciation right is exercised, subject to any limitations the Plan Administrator may impose. The exercise or base price per share of a stock appreciation right shall be fixed by the Plan Administrator but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the date the stock appreciation right was granted.

C. Subject to Section I.B above, payment of the amounts determined under Sections I.B. above shall be in cash, in Common Stock (based on its Fair Market Value as of the date the stock appreciation right is exercised) or a combination of both, as determined by the Plan Administrator. To the extent any payment is effected in Stock, it shall be made subject to satisfaction of all provisions of Article Two above pertaining to options.
D. Each stock appreciation right shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the stock appreciation right. However, no stock appreciation right shall have a term in excess of ten (10) years measured from the date the stock appreciation right was granted.

II. Dividend Equivalents
Any eligible person selected by the Plan Administrator may be granted dividend equivalents based on the dividends declared on the shares of Common Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Plan Administrator. Such dividend equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Plan Administrator. Notwithstanding anything to the contrary, dividends or dividend equivalents with respect to an Award that is subject to vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the extent that the vesting conditions are subsequently satisfied and the Award vests. In addition, notwithstanding anything to the contrary, no dividend equivalents shall be payable with respect to options or stock appreciation rights.

III. Restricted Stock Units
The Plan Administrator is authorized to make Awards of restricted stock units (a right to shares of Common Stock deliverable in the future) to any eligible person selected by the Plan Administrator in such amounts and subject to such terms and conditions as determined by the Plan Administrator. At the time of grant, the Plan Administrator shall specify the date or dates on which the restricted stock units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. At the time of grant, the Plan Administrator shall specify the maturity date applicable to each grant of restricted stock units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the grantee. On the maturity date, the Corporation shall, subject to Article Six, Section V, transfer to the Participant one unrestricted, fully transferable share of Common Stock for each restricted stock unit scheduled to be paid out on such date and not previously forfeited.

IV. OTHER TERMS
A. Except as otherwise provided herein, the term of any award of stock appreciation rights, dividend equivalents or restricted stock units shall be set by the Plan Administrator in its discretion.

B. Except as otherwise provided herein, the Plan Administrator may establish the exercise or purchase price, if any, of any award of stock appreciation rights, dividend equivalents or restricted stock units.

C. An award of stock appreciation rights, dividend equivalents or restricted stock units shall only be exercisable or payable prior to the Participant’s termination of Service; provided, however, that the Plan Administrator in its sole and absolute discretion may provide that an award of stock appreciation rights, dividend equivalents or restricted stock units may be exercised or paid subsequent to a termination of Service, as applicable, or following a Change in Control of the Corporation, or because of the Participant’s retirement, death or disability, or otherwise.

D. Payments with respect to any Awards granted under this Article Four shall be made in cash, in Stock or a combination of both, as determined by the Committee.

E. All Awards under this Article Four shall be subject to such additional terms and conditions as determined by the Plan Administrator and shall be evidenced by an award agreement.

V. CHANGE IN CONTROL/HOSTILE TAKE-OVER

A. In the event of a Change in Control, each outstanding Award under the Other Stock Award Program shall automatically accelerate so that each such Award shall, immediately prior to the effective date of that Change in Control, become vested and exercisable and/or payable with respect to all the shares of Common Stock at the time subject to such Award and may be exercised or paid for any or all of those shares as fully vested shares of Common Stock. However, an outstanding Award shall NOT become vested and exercisable and/or payable on such an accelerated basis if and to the extent: (i) such Award is to be assumed by the successor corporation (or parent thereof) or is otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such Award is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the Change in Control on any shares for which the Award is not otherwise at that time vested, exercisable or payable and provides for subsequent payout of that spread in accordance with the same exercise/vesting/payment schedule applicable to those Award shares or (iii) the acceleration of such Award is subject to other limitations imposed by the Plan Administrator at the time of the Award grant.

B. Immediately following the consummation of the Change in Control, all outstanding Awards under the Other Stock Award Program shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.

C. Each Award which is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the Participant in consummation of such Change in Control had the Award been exercised or paid immediately prior to such Change in Control. Appropriate adjustments shall also be made to the exercise or purchase price payable per share under each outstanding Award, provided the aggregate exercise or purchase price payable for such securities shall remain the same. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption of the outstanding Awards under the Other Stock Award Program, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction.

D. The Plan Administrator shall have the discretionary authority to structure one or more outstanding Awards under the Other Stock Award Program so that those Awards shall, immediately prior to the effective date of a Change in Control, become vested and exercisable and/or payable exercisable for all the shares of Common Stock at the time subject to those Awards and may be exercised or paid for any or all of those shares as fully vested shares of Common Stock, whether or not those Awards are to be assumed in the Change in Control transaction or otherwise continued in effect. In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Other Stock Award Program so that those rights shall immediately terminate upon the consummation of the Change in Control transaction, and the shares subject to those terminated rights shall thereupon vest in full.

E. The Plan Administrator shall have full power and authority to structure one or more outstanding Awards under the Other Stock Award Program so that those Awards shall become vested and exercisable and/or payable for all the shares of Common Stock at the time subject to those Awards in the event the Participant’s Service is subsequently terminated by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Change in Control transaction in which those Awards do not otherwise accelerate.

F. The Plan Administrator shall have the discretionary authority to structure one or more outstanding Awards under the Other Stock Award Program so that those Awards shall, immediately prior to the effective date of a Hostile Take-Over, become vested and exercisable and/or payable for all the shares of Common Stock at the time subject to those Awards and may be exercised or paid for any or all of those shares as fully vested shares of Common Stock. Alternatively, the Plan Administrator may condition the automatic acceleration of one or more outstanding Awards under the Other Stock Award Program upon the subsequent termination of the Optionee’s Service by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of such Hostile Take-Over.

G. The outstanding Awards shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

ARTICLE FIVE PERFORMANCE-BASED AWARDS
Notwithstanding any other provision of the Plan or any Award, with respect to any Award which is intended to continue to qualify as Qualified Performance-Based Compensation (as described in Section 162(m)(4)(C) of the Code prior to its repeal) pursuant to the transition relief rules in the Tax Cuts and Jobs Act of 2017, to the extent any of the provisions of the Plan or any Award (or any amendments hereto pursuant to this amendment and restatement of the Plan) would cause such Awards to fail to so qualify, any such provisions shall not apply to such Awards to the extent necessary to ensure the such Awards continue to so qualify. In addition, any Award which is intended to continue to qualify as Qualified Performance-Based Compensation (as described in Section 162(m)(4)(C) of the Code prior to its repeal) pursuant to the transition relief rules in the Tax Cuts and Jobs Act of 2017 shall be subject to any additional limitations as the Primary Committee determines necessary for such Award to continue to so qualify. To the extent permitted by applicable law, and the Plan and any such Awards shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE SIX

MISCELLANEOUS

I. TAX WITHHOLDING

A. The Corporation’s obligation to deliver shares of Common Stock upon the exercise, vesting or payment of Awards under the Plan shall be subject to the satisfaction of all applicable income and employment tax withholding requirements.

B. The Plan Administrator may, in its discretion, provide any or all holders of Awards under the Plan with the right to use shares of Common Stock in satisfaction of all or part of the Withholding Taxes to which such holders may become subject in connection with the exercise, vesting or payment of their Awards. Such right may be provided to any such holder in either or both of the following formats:

Stock Withholding: The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the exercise, vesting or payment of such Award, a portion of those shares with an aggregate Fair Market Value equal to the minimum required percentage of the Withholding Taxes.

Stock Delivery: The election to deliver to the Corporation, at the time the Award is exercised, vests or is paid, one or more shares of Common Stock previously acquired by such holder (other than in connection with the exercise, vesting or payment triggering the Withholding Taxes) and held for at least six (6) months (or such other period determined by the Plan Administrator) with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the holder.

C. Notwithstanding any other provision of the Plan, the number of shares of Common Stock which may be withheld or delivered by the Participant in order to satisfy the Withholding Taxes with respect to the exercise, vesting or payment of an Award shall be limited to the number of shares of Common Stock which have a Fair Market Value on the date of withholding or delivery equal to the aggregate amount of such Withholding Taxes based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income or such higher rate as may approved by the Administrator (which rates shall in no event exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America)); provided, however, unless otherwise approved by the Administrator, to the extent such shares of Common Stock were acquired by the Participant from the Company as compensation, the shares of Common Stock must have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes; provided, further, that the number of shares of Common Stock withheld or delivered shall be rounded up to the nearest whole share sufficient to cover the Withholding Taxes to the extent rounding up to the nearest whole share does not result in the liability classification of the applicable Award under generally accepted accounting principles in the United States of America.

II. EFFECTIVE DATE AND TERM OF THE PLAN

A. This Plan constitutes an amendment and restatement of the Ligand Pharmaceuticals Incorporated 2002 Stock Incentive Plan most recently adopted by the Board on October 26, 2020 and approved by the Corporation’s stockholders on December 15, 2020 (the “Existing Plan”). This amended and restated Plan was adopted by the Board on April 14, 2022, and will become effective on the Restatement Effective Date.

B. The Plan shall terminate upon the earliest to occur of (i) April 14, 2032, or (ii) the termination of all outstanding options in connection with a Change in Control. In the event of the termination of the Plan, then all option grants and unvested stock issuances outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing such grants or issuances.

C. This amended and restated Plan shall be submitted for the approval of the Company’s stockholders within 12 months after the date of the Board’s adoption of this amended and restated Plan. If this amended and restated Plan is not approved by the Company’s stockholders, this amended and restated Plan shall not become effective and the Existing Plan shall continue in full force and effect in accordance with its terms.

III. AMENDMENT OF THE PLAN

The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to Awards at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification. In addition, certain amendments may require stockholder approval pursuant to applicable laws or regulations. Except as permitted by Article One, Section V, Article Two, Section III or Article Four, Section V in connection with a transaction specified in Article One, Section V.D or V.E (including, without limitation, any Change in Control, Hostile Take-Over, stock dividend, stock split, extraordinary cash dividend, recapitalization, combination of shares or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or stock appreciation rights or cancel, exchange, substitute, buyout or surrender outstanding Options or stock appreciation rights in exchange for cash, other Awards or Options or stock appreciation rights with an exercise price that is less than the exercise price of the original Options or stock appreciation rights without stockholder approval.

IV. USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

V. REGULATORY APPROVALS

A. The implementation of the Plan, the granting of any Award under the Plan and the issuance of any shares of Common Stock under the Plan shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards granted under it and the shares of Common Stock issued pursuant to it.

B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of applicable securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any stock exchange (or the Nasdaq Global Market, if applicable) on which Common Stock is then listed for trading.

C. All stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Plan Administrator deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Plan Administrator may place legends on any stock certificate to reference restrictions applicable to the Common Stock. In addition to the terms and conditions provided herein, the Board may require that an Optionee or Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Plan Administrator shall have the right to require any Optionee or Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Plan Administrator.

D. Notwithstanding any other provision of the Plan, unless otherwise determined by the Plan Administrator or required by any applicable law, rule or regulation, the Corporation shall not deliver to any Optionee or Participant certificates evidencing shares of Common Stock issued in connection with any award and instead such shares of Common Stock shall be recorded in the books of the Corporation (or, as applicable, its transfer agent or stock plan administrator).

E. In the event that the Corporation establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by an Optionee or a Participant may be permitted through the use of such an automated system.

VI. NO EMPLOYMENT/SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

VII. COMPLIANCE WITH SECTION 409A OF THE CODE
To the extent that the Plan Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of the Plan. Notwithstanding any provision of the Plan to the contrary, in the event that following the adoption of the Plan the Plan Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the adoption of the Plan), the Plan Administrator may adopt such amendments to the Plan and the applicable Award agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Plan Administrator determines are necessary or appropriate to (a)

exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

VIII. FORFEITURE AND CLAW-BACK PROVISIONS

A. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Plan Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a participant to agree by separate written or electronic instrument, that: (1) any proceeds, gains or other economic benefit actually or constructively received by the participant upon any receipt or exercise of the Award, or upon the receipt or resale of any shares underlying the Award, must be paid to the Corporation, and (2) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (i) a termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, (ii) the participant at any time, or during a specified time period, engages in any activity in competition with the Corporation, or which is inimical, contrary or harmful to the interests of the Corporation, as further defined by the Plan Administrator or (iii) the participant incurs a termination of Service for Misconduct; and

B. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a participant upon any receipt or exercise of any Award or upon the receipt or resale of any shares underlying the Award) shall be subject to the applicable provisions of any claw-back policy implemented by the Corporation, whether implemented prior to or after the grant of such Award, including without limitation, any claw-back policy adopted to comply with the requirements of applicable law, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award agreement.

APPENDIX

The following definitions shall be in effect under the Plan:

A. AWARD shall mean an option, stock issuance award, stock appreciation right award, restricted stock unit award or dividend equivalent award granted pursuant to the Plan.

B. BOARD shall mean the Corporation’s Board of Directors.

C. CHANGE IN CONTROL shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i) a merger, consolidation or other reorganization approved by the Corporation’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction, or

(ii) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation, or

(iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders.

D. CODE shall mean the Internal Revenue Code of 1986, as amended.

E. COMMON STOCK shall mean the Corporation’s common stock.

F. CORPORATION shall mean Ligand Pharmaceuticals Incorporated, a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Ligand Pharmaceuticals Incorporated which shall by appropriate action adopt the Plan.

G. DISCRETIONARY OPTION GRANT PROGRAM shall mean the discretionary option grant program in effect under Article Two of the Plan.

H. EMPLOYEE shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

I. EXERCISE DATE shall mean the date on which the Corporation shall have received written notice of the option exercise.

J. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on the Nasdaq Global Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq Global Market and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

K. Full Value Award shall mean any Award other than an option or a stock appreciation right and that is settled by the issuance of shares of Common Stock.

L. HOSTILE TAKE-OVER shall mean a change in ownership or control of the Corporation effected through either of the following transactions:

(i) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination, or

(ii) a Hostile Tender-Offer.

M. HOSTILE TENDER-OFFER shall mean the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board does not recommend such stockholders to accept.

N. INCENTIVE OPTION shall mean an option which satisfies the requirements of Code Section 422.

O. INVOLUNTARY TERMINATION shall mean the termination of the Service of any individual which occurs by reason of:

(i) such individual’s involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

(ii) such individual’s voluntary resignation following (A) a change in his or her position with the Corporation which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual’s consent.

P. MISCONDUCT shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.

Q. 1934 ACT shall mean the Securities Exchange Act of 1934, as amended.

R. NON-STATUTORY OPTION shall mean an option not intended to satisfy the requirements of Code Section 422.

S. OPTIONEE shall mean any person to whom an option is granted under the Discretionary Option Grant Program.

T. OTHER STOCK AWARD PROGRAM shall mean the discretionary stock award grant program in effect under Article Four of the Plan

U. PARENT shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

V. PARTICIPANT shall mean any person who is issued an Award under the Plan other than an option.

W. Performance Criteria shall mean the criteria that the Primary Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period, determined as follows:
(i) The Performance Criteria that will be used to establish Performance Goals shall be determined by the Plan Administrator. Such criteria may include, but are not limited to, one or more of the following: net earnings (either before or after interest, taxes, depreciation and amortization), gross or net sales or revenue, adjusted net income, operating earnings or profit, cash flow (including, but not limited to, operating cash flow and free cash flow), return on assets, return on capital, return on stockholders’ equity, total stockholder return, return on sales, gross or net profit or operating margin, expenses, working capital, earnings per share, adjusted earnings per share, price per share of Stock, regulatory body approval for commercialization of a product, implementation or completion of critical projects, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.
(ii) The Plan Administrator may, in its sole discretion, provide that one or more adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, but are not limited to, one or more of the following: items related to a change in accounting principle, items relating to financing activities, expenses for restructuring or productivity initiatives, other non-operating items, items related to acquisitions, items attributable to the business operations of any entity acquired by us during the performance period, items related to the disposal of a business or segment of a business, items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards, items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period, other items of significant income or expense which are determined to be appropriate adjustments, items relating to unusual or extraordinary corporate transactions, events or developments, items related to amortization of acquired intangible assets, items that are outside the scope of our core, on-going business activities, items related to acquired in-process research and development, items relating to changes in tax laws, items relating to major licensing or partnership arrangements, items relating to asset impairment charges, items relating to gains or losses for litigation, arbitration and contractual settlements, or items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

X. Performance Goals shall mean, for a Performance Period, the goals established in writing by the Plan Administrator for the Performance Period. Performance Goals may be expressed in terms of overall Corporation performance or the performance of a division, business unit, or an individual.

Y. Performance Period shall mean the one or more periods of time, which may be of varying and overlapping durations, as the Plan Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, an Award.

Z. PERMANENT DISABILITY OR PERMANENTLY DISABLED shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more. However, solely for purposes of the Awards granted to non-employee Board members, Permanent Disability or Permanently Disabled shall mean the inability of the non-employee Board member to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

AA. PLAN shall mean the Corporation’s 2002 Stock Incentive Plan, as amended and restated and set forth in this document.

BB. PLAN ADMINISTRATOR shall mean the particular entity, whether the Primary Committee, the Board or the Secondary Committee, which is authorized to administer the Plan with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under those programs with respect to the persons under its jurisdiction.

CC. PRIMARY COMMITTEE shall mean the committee of two (2) or more non-employee Board members appointed by the Board to administer the Discretionary Option Grant and Stock Issuance Programs with respect to Section 16 Insiders.

DD. Qualified Performance-Based Compensation means any compensation granted under the Plan prior to November 2, 2017 that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code prior to its repeal.
EE. RESTATEMENT EFFECTIVE DATE shall mean the date the Plan shall become effective and shall be coincident with the approval of the Plan at the 2022 Annual Meeting of the Corporation’s Stockholders scheduled to take place on June 10, 2022.

FF. SECONDARY COMMITTEE shall mean a committee of one or more Board members appointed by the Board to administer the Discretionary Option Grant, Stock Issuance and Other Stock Award Programs with respect to eligible persons other than Section 16 Insiders.

GG. SECTION 16 INSIDER shall mean an officer or director of the Corporation subject to the short-swing profit liabilities of Section 16 of the 1934 Act.

HH. SERVICE shall mean the performance of services for the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant or stock issuance.

II. STOCK EXCHANGE shall mean either the American Stock Exchange or the New York Stock Exchange.

JJ. STOCK ISSUANCE AGREEMENT shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock under the Stock Issuance Program.

KK. STOCK ISSUANCE PROGRAM shall mean the stock issuance program in effect under Article Three of the Plan.

LL. SUBSIDIARY shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

MM. 10% STOCKHOLDER shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).

NN. WITHHOLDING TAXES shall mean the applicable income and employment withholding taxes to which the holder of Non-Statutory Options or unvested shares of Common Stock may become subject in connection with the exercise of those options or the vesting of those shares.

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2022 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

1. Election of Directors:

01 - Jason M. Aryeh	02 - Sarah Boyce	03 - Jennifer Cochran	04 - Todd C. Davis
05 - Nancy R. Gray	06 - John L. Higgins	07 - John W. Kozarich	08 - John L. LaMattina
09 - Sunil Patel	10 - Stephen L. Sabba		

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	For	Against	Abstain
2. Ratification of Ernst & Young LLP as Ligand's independent registered accounting firm	☐	☐	☐
3. Approval, on an advisory basis, of the compensation of the named executive officers	☐	☐	☐
4. Approval of an amendment and restatement of Ligand's 2002 Stock Incentive Plan	☐	☐	☐

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